      As filed with the Securities and Exchange Commission on May 3, 2002
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                            RIVERWOOD HOLDING, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                        2631                    58-2205241
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                           --------------------------

                            1105 North Market Street
                                   Suite 1300
                           Wilmington, Delaware 19801
                    c/o Riverwood International Corporation
                                 (770) 644-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                             Edward W. Stroetz, Jr.
                                   Secretary
                            Riverwood Holding, Inc.
                             3350 Riverwood Parkway
                                   Suite 1400
                             Atlanta, Georgia 30339
                                 (770) 644-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:

         Peter J. Loughran, Esq.                            William V. Fogg, Esq.
           Debevoise & Plimpton                            Cravath, Swaine & Moore
             919 Third Avenue                                 825 Eighth Avenue
         New York, New York 10022                          New York, New York 10019
              (212) 909-6000                                    (212) 474-1000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum Aggregate
Title of Each Class of Securities to Be Registered          Offering Price(1)               Amount of Registration Fee
Common Stock, $.01 par value(2)...............                 $350,000,000                          $32,200

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2) Includes the Series A Junior Participating Preferred Stock purchase rights associated with the common stock. No separate consideration will be received for such rights.
                            ------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [Description of Artwork: to come]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion. Dated May 3, 2002.

                                         Shares

                                     [LOGO]

                            Riverwood Holding, Inc.

                                  Common Stock
                                  -----------

    This is an initial public offering of shares of common stock of Riverwood Holding, Inc. Riverwood Holding is offering all of the shares to be sold in the offering.

    Prior to this offering, there has been no public market for the common stock. We currently estimate that the initial public offering price per share
will be between $    and $    . We intend to list the common stock on the New
York Stock Exchange under the symbol "RVW."

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                 --------------

                                                              Per Share      Total
                                                              ---------      -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Riverwood Holding.............  $           $

    To the extent that the underwriters sell more than   shares of common stock,
the underwriters have the option to purchase up to an additional   shares from
Riverwood Holding at the initial public offering price less the underwriting discount.

                                 --------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2002.
                                 --------------

                          JOINT BOOK-RUNNING MANAGERS

Goldman, Sachs & Co.                                              Morgan Stanley
                                   ---------

Deutsche Bank Securities

                        JPMorgan

                                                            Salomon Smith Barney
                                   ---------

                        Prospectus dated            , 2002.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN THE COMMON STOCK DISCLOSED UNDER "RISK FACTORS."

                                  Our Business

Overview

    We are a focused, integrated provider of paperboard packaging solutions to multinational beverage and consumer products companies. We focus on attractive segments of the paperboard packaging market where we provide companies with paperboard packaging solutions designed to deliver significant marketing and performance benefits at a competitive cost. In doing this, we capitalize on our high quality low-cost paper mills, innovative carton designs, efficient converting plants, proprietary packaging machines and our commitment to superior customer service. We believe that providing value-added packaging products to our customers has enabled us to profitably grow our coated board business and establish and maintain long-term relationships with blue-chip customers, including Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew, Asahi Breweries, Unilever and Master Foods. In 2001, we had net sales of $1.2 billion and EBITDA, as we define below, of $260.8 million, or 20.9% of net sales.

    We are the larger of two worldwide producers of coated unbleached kraft paperboard, or CUK board, the grade of paperboard that we use for our packaging products. CUK board is a specialized high-quality grade of paperboard with excellent strength characteristics and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. We refer to the CUK board we produce for use in beverage multiple packaging as carrierboard and in consumer products packaging as cartonboard.

    BEVERAGE MULTIPLE PACKAGING. In our beverage multiple packaging business, we provide a range of packaging solutions to leading multinational beverage companies, offering them carrierboard, beverage cartons and packaging machines either as an integrated solution or separately. We produce carrierboard at our mills, print and cut, or convert, the carrierboard into beverage cartons at our converting plants and manufacture packaging machines designed to package bottles and cans using our beverage cartons. We supply beverage cartons in a variety of designs and formats, including 6, 12 and 24 multi-packs. We design our products to meet our customers' needs for beverage multi-packs. We provide packaging solutions that (1) are cost-effective, (2) provide convenience through ease of carrying and storage for consumers, (3) provide a smooth surface printed with high-resolution, multi-color graphics images that help our customers improve brand awareness and visibility of their products on store shelves and
(4) provide durability, stiffness and wet-tear strength to ensure package integrity under conditions that are often damp or wet. Our proprietary beverage packaging machines package cans, bottles and other beverage containers into our beverage cartons at high speeds. We install these machines at customer plants under long-term leases and provide value-added support, service and advanced performance monitoring of the machines. Our packaging machines are designed to create direct pull-through demand for our CUK board.

    We seek to increase the use by customers of our integrated packaging solutions which, we believe, maximizes our revenue opportunities, enhances customer relationships, provides customers with greater packaging line efficiencies and overall cost benefits, and expands opportunities for us to provide value-added support and service. We converted almost 90% of our carrierboard production into beverage cartons during 2001, and are seeking to increase the already significant customer use of our packaging machines. We enter into annual or multi-year carton supply contracts with our customers. This generally results in stable pricing and revenues in our beverage multiple packaging business. In 2001, we shipped approximately 637,000 tons of carrierboard and had net sales in our beverage multiple packaging business of $827.8 million.

    CONSUMER PRODUCTS PACKAGING. In our consumer products packaging business, we have historically sold cartonboard to independent converters which convert the cartonboard and sell cartons to consumer products companies, such as Kraft Foods, Nestle, Unilever and Mattel. In January 2000, we organized this business as a stand-alone operating unit to target previously untapped opportunities in the non-beverage consumer products packaging market and to improve our product mix and margins. Our strategy is to capitalize on the capabilities and business model that we have developed in our beverage multiple packaging business by developing integrated packaging solutions and innovative carton designs for targeted consumer products applications and building relationships directly with consumer products companies. At the same time, we intend to maintain our relationships with independent converters of our cartonboard. We believe that the performance characteristics of our CUK board, specifically its tear strength, wet strength and stiffness, make it appropriate for applications in attractive segments of the consumer products packaging market. For example, we have developed our innovative Z-Flute-Registered Trademark- carton technology to further penetrate the frozen and dry foods and candy segments of this market, as well as other segments. In 2001, we shipped approximately 351,000 tons of cartonboard and had net sales in our consumer products packaging business of $219.5 million.

    CONTAINERBOARD. In our containerboard business, we manufacture linerboard, corrugating medium and kraft paper for sale in the open market. We have historically produced linerboard on paperboard machines also capable of producing CUK board. We intend to stop producing linerboard as we continue to shift production capacity to higher margin CUK board. We also produce corrugating medium and kraft paper on our two machines dedicated to these products, with combined capacity of approximately 180,000 tons annually, and will continue to do so as long as this production is economically attractive. In 2001, we shipped approximately 255,000 tons of containerboard and had net sales in our containerboard business of $93.7 million.

    HIGH QUALITY OPERATIONS. We produce CUK board on five machines located at our two U.S. mills, with a combined production capacity of approximately
1.2 million gross tons of CUK board annually. We operate 11 carton converting plants worldwide with a total converting capacity of approximately 660,000 gross tons annually. We also produce white lined chip board at our Swedish mill. From 1991 through 1997, we invested approximately $1.2 billion in our CUK board-related facilities, principally to convert our paper machines to CUK board production, upgrade our CUK board machines and increase converting capacity. As a result of these substantial capital investments, we have low-cost, modern, high quality production and converting plants with sufficient CUK board and converting capacity to meet our anticipated growth without having to make significant additional capital expenditures for the next few years.

                                 Our Strategies

    GROW OUR BEVERAGE MULTIPLE PACKAGING BUSINESS BY EXPANDING MARKET SHARE IN OUR TRADITIONAL MARKETS AND BY IDENTIFYING AND PENETRATING NEW MARKETS. We will seek to continue expanding our market share in our traditional beer and carbonated soft drink multiple packaging markets, where we have increased our global market share from approximately 43% in 1996 to approximately 48% in 2001, based on tons shipped. In addition, we are seeking to use new product innovation to increase the use of CUK board for packaging beverage containers and liquids that have not historically been packaged using CUK board. For example, we have developed a packaging carton for bottled water based on our Fridge Vendor-TM- design, which one of our customers will begin to test market in May 2002. We have also designed a CUK board product for juice pouches using our new Z-Flute-Registered Trademark- product, which is being tested by a number of beverage companies. We believe that by expanding market share in our traditional markets and penetrating large and growing markets for our CUK board we will be able to accelerate growth of our net sales.

    CAPITALIZE ON GROWTH OPPORTUNITIES FOR CUK BOARD IN CONSUMER PRODUCTS PACKAGING. In our consumer products packaging business, we are moving from being primarily a provider of cartonboard to independent converters to also being a provider of integrated packaging solutions directly to consumer products companies. We are developing innovative packaging solutions for segments of the non-beverage consumer products packaging market that are large and fast growing and where we intend to capitalize on our expertise in beverage multiple packaging to provide value-added packaging solutions and carton innovation to customers. Our historical lack of focus on this market, which accounted for paperboard shipments of approximately 4.7 million tons in 2001 in the U.S., has resulted in low penetration by CUK board generally and particularly by us. We believe that CUK board is appropriate for applications that represent approximately 35% of this market compared with CUK board's share of approximately 12% in 2001. We estimate that our share of this market was only approximately 6% in 2001. In addition, we are targeting our innovative Z-Flute-Registered Trademark- carton technology at selected non-beverage segments of the market for mini- and micro-flute corrugated products. We estimate that these segments generated U.S. shipments of approximately 550,000 tons in 2000.

    CONTINUE TO REDUCE COSTS BY FOCUSING ON OPERATIONAL EXCELLENCE. We plan to continue to reduce our operating costs by continuously improving our processes and systems. Since 1996, we have installed an experienced and dynamic management team, restructured our asset base, realigned our business into commercially-focused operating units and committed the organization to a program designed to drive continuous improvement in our processes and systems which has developed into our total quality systems, or TQS, initiative. We have reduced the annual cost of operating our business by approximately $180 million in 2001 relative to 1996 as a result of our cost-reduction initiatives implemented during the period from 1996 through 2001. While we have made significant progress, we believe that there are still significant opportunities to apply our TQS initiative to improve productivity and efficiency and realize additional cost savings.

    DRIVE PROFITABILITY BY CONTINUING TO SHIFT OUR PRODUCT MIX TO HIGHER MARGIN CUK BOARD PACKAGING APPLICATIONS. We will continue to focus on profitable growth by shifting to higher margin CUK board packaging applications and providing value-added packaging solutions to our customers. First, we are completing the shift of a significant amount of production capacity from low margin linerboard sales to higher margin CUK board applications. Second, we are continuing to exit lower margin areas of our CUK board business for higher margin CUK board packaging applications. Third, we intend to shift a portion of our consumer products packaging business to an integrated packaging model where we believe we can achieve higher margins by providing consumer products companies with value-added, integrated packaging solutions and carton innovation.

    USE ANTICIPATED FUTURE CASH FLOWS TO REDUCE OUR DEBT AND DRIVE EARNINGS GROWTH. We intend to use the net proceeds of this offering and a significant portion of our anticipated future cash flows to reduce our outstanding debt. We will continue to benefit from the significant investments that we have made in our mills and converting plants and do not anticipate having to make significant additional capital expenditures over the next several years. In addition, we will continue to employ effective working capital controls to manage the cash requirements of our operations. Finally, we expect to apply existing net operating loss carryforwards to reduce future cash income tax expenses.
                            ------------------------

    Our principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339 and our telephone number at that address is
(770) 644-3000. In this prospectus, when we refer to "Riverwood Holding," we are referring to Riverwood Holding, Inc., the issuer of the common stock. When we refer to ourselves generally, we are referring to Riverwood Holding, Inc. and its subsidiaries, unless the context otherwise requires. When we refer to "RIC Holding" and "Riverwood International," we are referring to our subsidiaries RIC Holding, Inc. and Riverwood International Corporation, respectively.

                         Related Financing Transactions

    Concurrently with this offering, we anticipate borrowing an additional
$         million under our senior secured credit agreement through an add-on
term loan and selling $         million in principal amount of senior notes,
which we refer to collectively as the related financing transactions. We intend to use the net proceeds from this offering, together with the net proceeds from the related financing transactions, to repay in full our outstanding senior notes and senior subordinated notes and to repay a portion of the amounts outstanding under our revolving credit facility. We cannot assure you that either of the related financing transactions will be completed on the terms anticipated, or at all.

    This offering is not conditioned upon the completion of either of the related financing transactions. If we do not complete the related financing transactions, we intend to use the net proceeds of this offering to repay a portion of our outstanding debt.

    The following table illustrates the estimated sources and uses of funds from this offering and the anticipated related financing transactions.

                                                                 Amounts
                          Sources                             -------------
                                                              (in millions)
Common stock offered hereby.................................    $

Add-on senior secured term loan.............................

Sale of senior notes........................................
                                                                --------

    Total sources...........................................    $
                                                                ========
                            Uses

Repay senior notes and senior subordinated notes............    $

Repay revolving credit facility borrowings..................

Estimated fees and expenses.................................
                                                                --------

    Total uses..............................................    $
                                                                ========

                                  The Offering

Shares of common stock..........................

Shares of common stock outstanding after the
  offering......................................

Use of proceeds.................................  Our net proceeds from this offering, after deducting underwriting discounts and estimated
                                                  offering expenses, will be approximately $
                                                  million. We intend to use the net proceeds of this
                                                  offering to repay a portion of our outstanding
                                                  debt.

Dividends.......................................  The holders of common stock will share proportionately on a per share basis in all
                                                  dividends and other distributions declared by our
                                                  board of directors. We currently intend to pay
                                                  regular dividends on our common stock, depending on
                                                  our financial results and approval by our board of
                                                  directors. See "Dividend Policy."

Proposed New York Stock Exchange symbol.........  "RVW"

    Unless we specifically state otherwise, all information in this prospectus:

    - gives effect to the reclassification prior to the closing of this offering of all outstanding shares of our Class A common stock and our non-voting Class B common stock into shares of common stock on a one-for-one basis;

    - gives effect to a     for one stock split by way of reclassification of
      our common stock to be completed prior to the closing of this offering;

    - assumes no exercise of the over-allotment option granted to the underwriters; and

    - excludes       shares of common stock issuable upon the exercise of
      outstanding stock options at a weighted average exercise price of
      $         per share with exercise price ranging from $         to
      $         per share; of these shares,       shares are subject to
      currently vested stock options at a weighted average exercise price of
      $         per share with exercise price ranging from $         to
      $         per share.

    If the underwriters exercise their over-allotment option in full, shares of common stock will be outstanding after this offering.

                                  Risk Factors

    You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 10 for risks involved with an investment in shares of our common stock.

                      Summary Consolidated Financial Data

    You should read the summary consolidated financial data below in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes. Share and per share data set forth below do not yet give effect to the anticipated stock split.

                                                                       Year Ended December 31,
                                                    --------------------------------------------------------------
                                                       1997         1998         1999         2000       2001(a)
                                                    ----------   ----------   ----------   ----------   ----------
                                                                (in thousands, except per share data)
Statement Of Operations Data:
Net sales(b)......................................  $1,207,615   $1,196,221   $1,174,665   $1,192,362   $1,249,886
Cost of sales(b)..................................   1,069,152      997,609      933,924      923,851    1,002,059
Gross profit......................................     138,463      198,612      240,741      268,511      247,827
Selling, general and administrative...............     116,581      112,117      114,402      112,200      120,629
Research, development and engineering.............       5,171        5,570        4,078        4,554        5,111
Impairment loss...................................          --       15,694           --           --           --
Restructuring charge (credit).....................          --       25,580           --       (2,600)          --
Other expense (income), net.......................       9,799       11,973        1,798      (66,132)      24,035
Income from operations............................       6,912       27,678      120,463      220,489       98,052
Net interest expense..............................     172,230      178,030      179,197      181,285      158,910
Net (loss) income(c)..............................    (152,473)    (140,304)     (54,671)      38,282      (77,896)
Net (loss) income per share
  Basic...........................................      (20.05)      (18.55)       (7.23)        5.06       (10.29)
  Diluted.........................................      (20.05)      (18.55)       (7.23)        4.98       (10.29)
Weighted average shares outstanding
  Basic...........................................   7,604,817    7,562,596    7,556,842    7,563,717    7,568,177
  Diluted.........................................   7,604,817    7,562,596    7,556,842    7,684,664    7,568,177

Other Financial Data:

Shipments (in tons)
  Carrierboard....................................       544.1        640.1        639.8        611.7        637.3
  Cartonboard.....................................       389.1        380.6        324.9        340.4        351.4
  White lined chip board..........................       143.0        138.2        141.0        150.4        150.4
  Containerboard..................................       421.6        278.5        327.8        319.4        255.3

Net sales
  Carrierboard....................................  $  649,703   $  750,226   $  777,396   $  743,569   $  827,782
  Cartonboard.....................................     346,474      281,009      211,032      209,395      219,543
  White lined chip board..........................      78,512       69,567       65,082       77,273       73,336
  Containerboard..................................     116,510       84,910      103,868      126,549       93,677

Additions to property, plant and equipment (d)....     142,314       48,551       66,018       62,062       57,670
EBITDA(e).........................................     160,315      197,625      266,933      296,352      260,820

EBITDA margin(f)..................................        13.3%        16.5%        22.7%        24.9%        20.9%

Cash flow provided by (used in) operating
  activities......................................      (4,196)      48,039       16,641       98,854       89,599

Cash flow provided by (used in) investing
  activities......................................    (160,354)       8,939      (67,756)     127,303      (72,490)

Cash flow provided by (used in) financing
  activities......................................     166,015      (60,200)      49,668     (223,247)      (8,642)

                                                                As of December 31, 2001
                                                              ---------------------------
                                                                             Pro Forma
                                                                Actual     As Adjusted(g)
                                                              ----------   --------------
                                                                    (in thousands)
Balance Sheet Data:
Cash and cash equivalents...................................  $   26,107
Total assets................................................   2,057,592
Long-term debt, less current portion........................   1,523,082
Redeemable common stock.....................................       8,061
Shareholders' equity........................................     215,865

--------------------------

(a) Effective January 1, 2001, we consolidated into our financial statements the accounts of Rengo Riverwood Packaging, Ltd., our Japanese joint venture, since we have the ability to exercise control over Rengo's operating and financial policies. The consolidation contributed approximately $47 million in net sales and approximately $4 million in EBITDA in 2001.

(b) We have reclassified the presentation of net sales and cost of sales information to conform with the current presentation format and Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs." Shipping and handling costs totaled $68.8 million in 1997, $60.7 million in 1998, $62.0 million in 1999, $63.7 million in 2000 and $64.9 million in 2001.

(c) On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held Igaras Papeis e Embalagens S.A. for approximately $510 million, including the assumption of $112 million of debt by the purchaser. We recognized a gain of approximately $70.9 million, net of tax, in connection with the sale.

    Net (loss) income for the year ended December 31, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting principle for derivatives.

    Net (loss) income for the years ended December 31, 1997, 2000 and 2001 included an extraordinary loss on early extinguishment of debt of $2.5 million, $2.1 million and $8.7 million, respectively, net of applicable tax.

    Net (loss) income for the year ended December 31, 1997 included a charge of $3.1 million, net of tax, for the cumulative effect of a change in accounting principle for computer systems development project costs.

    Net (loss) income for the years ended December 31, 1998 and 2000 included a charge (credit) for the global restructuring program, which is focused in our European operations, of $25.6 million and of $(2.6) million, respectively.

(d) Includes amounts invested in packaging machinery and capitalized interest.

(e) EBITDA represents income (loss) from operations before depreciation and amortization expense, loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) plus dividends from equity investments recorded in the period. We believe that EBITDA provides useful information regarding our ability to service debt, but should not be considered in isolation or as a substitute for our consolidated statement of operations or cash flow data. This definition of EBITDA may not be comparable to other companies' definitions of EBITDA and is not a defined term under U.S. generally accepted accounting principles.

    The table below sets forth a reconciliation of income from operations to EBITDA.

                                               1997       1998       1999       2000       2001
                                             --------   --------   --------   --------   --------
                                                                (in thousands)
Income from operations.....................  $  6,912   $ 27,678   $120,463   $220,489   $ 98,052
Add: Depreciation and amortization.........   137,384    146,515    142,597    143,541    137,258
    Dividends from equity investments......     5,228      6,963      4,515      5,083        710
    Other non-cash charges (1).............    10,791     16,469       (642)   (72,761)    24,800
                                             --------   --------   --------   --------   --------
EBITDA.....................................   160,315    197,625    266,933    296,352    260,820
                                             ========   ========   ========   ========   ========
Add: Additional non-cash charges (2).......     5,612      5,833      6,542      3,682      7,414
                                             --------   --------   --------   --------   --------
Reported credit agreement EBITDA (2).......  $165,927   $203,458   $273,475   $300,034   $268,234
                                             ========   ========   ========   ========   ========

    (1) Other non-cash charges include non-cash loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) deducted in determining net income.

    (2) We previously reported EBITDA based on the definitions of EBITDA and U.S. generally accepted accounting principles contained in our senior secured credit agreement. For purposes of EBITDA as previously reported, we also added back to income from operations non-cash charges for pension, post-retirement and post-employment benefits, and expenses (credits) relating to changes in U.S. generally accepted accounting principles subsequent to March 1996, when we entered into the credit agreement.

(f)  EBITDA margin represents EBITDA as a percentage of net sales.

(g) Gives effect to the borrowings of our tranche B term loan on April 23, 2002, this offering, the related financing transactions and the application of the proceeds from each of the foregoing. See "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK ENTAILS THE FOLLOWING RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING SHARES OF THE COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA."

We have substantial existing debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future and react to changes in our business.

    As of December 31, 2001, we had an aggregate principal amount of
$1,534.9 million of outstanding debt and redeemable common stock and shareholders' equity of $223.9 million. As of December 31, 2001, on a pro forma as adjusted basis after giving effect to the April 2002 tranche B term loan and this offering and the application of proceeds therefrom, we would have had an
aggregate principal amount of $         million of outstanding debt and
shareholders' equity of $         million.

    Our high degree of leverage could have important consequences to our stockholders, including but not limited to the following:

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

    - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

    - certain of our borrowings will be at variable rates of interest, which will expose us to the risk of increased interest rates; and

    - our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is important to our growth strategy and productivity improvement programs.

    The indentures for our senior notes and the senior subordinated notes permit Riverwood International to incur or guarantee additional indebtedness, including indebtedness under our senior secured credit facilities, subject to certain limitations. Riverwood International has additional borrowing capacity on a revolving credit basis under our senior secured credit facilities.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect our stockholders.

    Our senior secured credit facilities contain a number of significant covenants that, among other things, restrict our ability to:

    - dispose of assets;

    - incur additional indebtedness;

    - incur guarantee obligations;

    - prepay other indebtedness or amend other debt instruments;

    - pay dividends;

    - create liens on assets;

    - enter into sale and leaseback transactions;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - change the business conducted by us;

    - make capital expenditures; and

    - engage in certain transactions with affiliates.

    In addition, under our senior secured credit facilities, we are required to comply with specified financial ratios and tests, including consolidated debt to EBITDA ratio and interest coverage ratio requirements. Compliance with these covenants for subsequent periods may be difficult given current market and other economic conditions. Our ability to comply in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business strategy.

    The indentures governing our senior notes and senior subordinated notes also contain certain restrictive covenants.

    Our ability to comply with the covenants and restrictions contained in our senior secured credit facilities or our various indentures may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under either our secured credit facilities or the relevant indenture that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of our senior secured lenders to make further extensions of credit under the credit facilities could be terminated. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing such indebtedness.

Our ability to generate the significant amount of cash needed to pay interest and principal amounts on our debt depends on many factors beyond our control.

    Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including:

    - operating difficulties;

    - increased operating costs;

    - increased raw material and energy costs;

    - market cyclicality;

    - product prices;

    - the response of competitors;

    - regulatory developments; and

    - delays in implementing strategic projects.

    If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to further reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital, or to restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future, or that any such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, and we cannot assure you as to the timing of such sales or the proceeds that we could realize therefrom.

If we are unable to implement our business strategies, particularly our strategy to develop and deliver new products, our business and financial condition could be adversely affected.

    Our future results of operations will depend in significant part on the extent to which we can implement successfully our business strategies. We cannot assure you that we will be able to fully implement our strategies or that the anticipated results of our strategies will be realized. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

    A key element of our business strategy is to develop and deliver new products to targeted segments of the beverage multiple packaging market, such as the bottled water and juice pouch segments, and of the consumer products packaging market, such as introducing our Z-Flute-Registered Trademark- carton technology into the mini- and micro-flute corrugated packaging market. We have not historically competed in these businesses. The successful development of new products is highly uncertain and is dependent on numerous factors. For example, the product may not be economically viable because of manufacturing costs or other factors, the product may not gain acceptance by beverage or consumer products companies or in the marketplace generally, or the product may not be effective when compared with products made of competing substrates. We expect that a substantial portion of our anticipated future growth will be achieved through sales of new products. We may not be able to offer new products successfully to our customers, and these new products may not generate adequate revenues.

Markets may not be able to absorb our entire CUK board production, which may negatively impact our financial condition and results of operations.

    Our West Monroe and Macon mills have a current combined annual production capacity of approximately 1.2 million gross tons of CUK board. We expect to sell a significant portion of our additional CUK board production in open markets. We cannot assure you that additional CUK board output can be sold in these markets or that such additional CUK board can be sold without experiencing price reductions.

A significant portion of our revenue is concentrated among a few large customers and the loss of any of these customers could adversely affect our business.

    Our 10 largest customers, accounted for approximately 51% of our net sales in 2001. During 2001, we had two customers, Anheuser-Busch Companies, Inc. and Miller Brewing Company, which represented approximately 13% and 11%, respectively, of our net sales. We believe that net sales derived from our 10 largest customers will continue to represent a significant portion of our total net sales. The loss of, or a significant reduction of orders from, any of our 10 largest customers could have a material adverse effect on our business, financial condition or results of operations.

Our reliance on only two mills for the entire CUK board production could adversely affect our operating results and financial condition.

    All of our CUK board is produced at our West Monroe and Macon mills. Any prolonged disruption in either facility's production due to labor difficulties, equipment failure, destruction of or material damage to such facility, or other reasons, could have a material adverse effect on our results of operations. While we maintain property and business interruption insurance other than for labor-related disruptions, we cannot assure you that the proceeds of such insurance would be adequate to repair or rebuild our facilities in such event or to compensate us for losses incurred during the period of any such disruption.

If we experience work stoppages or labor difficulties in the future, our revenues and profitability could be adversely affected.

    We employ approximately 4,100 people worldwide, approximately 3,000 of whom are members of unions and covered by union contracts. We have a total of four unions representing our U.S. employees. Four of our union contracts expire by the end of 2003. We cannot assure you that we will be able to successfully negotiate new union contracts covering the employees at our various sites without work stoppages or labor difficulties, or that such events will not occur as a result of other factors. A prolonged disruption at any of our facilities due to work stoppages or labor difficulties could have a material adverse effect on our revenues and profitability. In addition, if new union contracts contain significant increases in wages or other benefits, our margins would be adversely impacted.

Competition could diminish our sales volume and revenue.

    There are only two major producers in the United States of CUK board, MeadWestvaco Corporation and us. We face significant competition in our CUK board business segment from MeadWestvaco, as well as from other manufacturers of packaging machines. Like us, MeadWestvaco is an integrated provider of CUK board that manufactures and converts CUK board, designs and places packaging machines with customers, and sells CUK board in the open market. Our highly leveraged nature could limit our ability to respond to market conditions or to make necessary or desirable capital expenditures as effectively as our competitors. In addition, we cannot assure you that there will not be new entrants in the CUK board market segment.

    In the beverage multiple packaging industry, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Plastics and corrugated packaging generally provide lower cost packaging solutions. In addition to price, CUK board competes with these materials on the basis of distribution, quality of graphics, carton designs, package performance, environmental friendliness and design flexibility.

    In the consumer products industry, our cartonboard sales are affected by competition from MeadWestvaco's CUK board and from other substrates: solid bleached sulfate and recycled clay-coated news and, internationally, white lined chip board and folding boxboard. Folding cartonboard grades compete based on price, strength and printability. CUK board has generally been priced in a range that is higher than recycled clay-coated news and lower than solid bleached sulphate board. There are a large number of suppliers of paperboard for folding carton applications, which are subject to significant competitive and other business pressures. Suppliers of paperboard in these markets compete primarily on the basis of quality, service and price.

    We cannot assure you that we will be able to continue to compete successfully in the paperboard packaging markets.

We have a history of net losses. We cannot assure you that we will not continue to report net losses.

    We reported net losses of $77.9 million and $54.7 million in 2001 and 1999, respectively. In 2000, we reported net income of $38.3 million; however, this included other income of $66.1 million which was due primarily to the gain recognized from the sale of Igaras in 2000. We cannot assure you that we will not report net losses in future periods. We cannot predict what impact continued net losses might have on our ability to finance our operations in the future or on the market value of our common stock.

Our ability to generate cash flows is subject to price weaknesses and variability.

    Our financial performance will depend in significant part on the selling prices that we realize for our carrierboard, cartonboard and containerboard products.

    Our cash flow is influenced by sales volume and selling prices for our products. In our coated board business segment, we historically have experienced moderate cyclical pricing for our cartonboard, which is principally sold in the open market to independent converters. Depressed selling prices for our open market cartonboard have had, and in the future could have, a significant negative impact on our cash flow. Also, under agreements we have with a number of major converters, we are restricted in our ability to raise the selling prices of our cartonboard. This could negatively impact our margins if we were to experience increases in our costs due to inflation or otherwise. In addition, although prices for our carrierboard have been relatively stable, we cannot assure you that competitive factors will not adversely affect such prices in the future.

    Our containerboard business segment operates in markets that historically have experienced significant fluctuations in sales. We elected to take corrugating medium and kraft paper market-related downtime at our U.S. mills of 59 days, or approximately 21,400 tons, during 2001. The downtime resulted in underabsorbed fixed costs of approximately $3.7 million for 2001. We expect to take 46 days, or approximately 18,000 tons, of medium market-related downtime during 2002, but the amount of downtime could increase or decrease depending upon market conditions. The downtime results from a number of factors, but principally a weak containerboard market. As a result of the expected downtime during 2002, we estimate the impact on earnings at our U.S. mills to be approximately $3.3 million related to the under absorbtion of fixed costs. Depressed selling prices for our open market containerboard products have had, and in the future could have, a significant negative impact on our cash flow. In addition, we cannot assure you that competitive factors will not adversely affect containerboard prices in the future.

Our loss of key management personnel could adversely affect our business.

    Our future success depends, in significant part, upon the continued service of our management personnel. The loss of the services of one or more of our key senior management personnel could adversely affect our future operating results and financial condition.

Our results from operations and financial condition is dependent upon our costs, including the cost of energy and raw materials.

    Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. Our energy costs increased significantly in 2001 as compared to 2000 by approximately $16 million, principally at our U.S. mills. Until recently, our results had not been significantly affected by the volatility of energy costs. We have entered into fixed price contracts designed to mitigate the impact of future energy cost increases through 2002, and will continue to evaluate our hedge position. We believe that increased energy costs will continue to significantly impact our results for 2002 but the negative impact is expected to be lower than in 2001. Since negotiated contracts and the market largely determine our pricing, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future. As such, we cannot assure you that our operating margins and profitability will not be adversely affected by rising energy or other costs, or that energy costs will not continue to increase.

    Amounts paid by us for pine pulpwood, hardwood and recycled fibers, including old corrugated containers, used in the manufacture of paperboard, and various chemicals used in the coating of CUK board, represent the largest components of our variable costs of CUK board and containerboard production. The cost of these materials is subject to market fluctuations caused by factors beyond our control. Old corrugated container pricing tends to be very volatile. With the October 1996 sale of our timberlands, we now rely on private land owners and the open market for all of our pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings from our converting operations. Under the terms of the sale of those timberlands, we and the buyer, Plum Creek Timber Company, L.P., entered into a 20-year supply agreement in 1996, with a 10-year renewal option, for the purchase by us, at market-based prices, of a majority of our West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of our needs for hardwood pulpwood at our West Monroe mill. An assignee of Plum Creek supplies residual chips to us pursuant to the supply agreement. We cannot assure you that, if the supply agreement were terminated, we would be able to find an alternative, comparable supplier or suppliers capable of providing our pine pulpwood and hardwood needs on terms or in amounts satisfactory to us. While we have not experienced any significant difficulty in obtaining adequate supplies of pine pulpwood, hardwood or recycled fiber for our West Monroe mill or Macon mill, we cannot assure you that this will continue to be the case for either such mill. Moreover, significant increases in the cost of these materials, to the extent not reflected in prices for our products, could have a material adverse effect on our results of operations.

Our operations outside the United States are subject to the risks of doing business in foreign countries.

    We have operating facilities in six foreign countries and sell products worldwide. For 2001, prior to intercompany eliminations, net sales of our products outside the United States totaled approximately $409 million, representing approximately 33% of our net sales, for such period. As a result, we are subject to risks associated with operating in foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

    - imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

    - imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

    - hyperinflation in certain foreign countries; and

    - imposition or increase of investment and other restrictions by foreign governments.

    We cannot assure you that any of the above events will not have a material adverse effect on us in the future.

Foreign currency risks and exchange rate fluctuations could hinder the results of our international operations, and the strength of the U.S. dollar could continue to disadvantage us relative to our foreign competitors.

    At December 31, 2001, approximately 12% of our total net assets were denominated in currencies other than the U.S. dollar. We have significant operations in Sweden, Great Britain, Japan, Spain and France. The effect of a generally stronger U.S. dollar against the currencies of Sweden, Great Britain, Japan, Germany, Spain and France produced a net currency translation adjustment loss of approximately $5.6 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2001. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. We cannot predict major currency fluctuations. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. We pursue a currency hedging program that utilizes derivatives to limit the impact of foreign currency exchange fluctuations on our consolidated financial results. Under this program, we have entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Nonetheless, our financial performance is directly affected by exchange rates as a result of:

    - translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies;

    - gains or losses from foreign operations translated into U.S. dollars; and

    - a strong U.S. dollar relative to the currencies of the foreign countries we sell in, which has the effect of reducing our margins.

Environmental compliance may impose substantial cost on us.

    We are committed to complying with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time may be incurred in the future when new laws are enacted and when environmental agencies adopt or revise rules and regulations.

    In 1998, the United States Environmental Protection Agency adopted regulations, generally referred to as the cluster rules, that mandate more stringent controls on air and water discharges from United States pulp and paper mills. We estimate the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. As of December 31, 2001, we estimate that we had spent approximately one-third of that amount for such compliance.

    We are involved in environmental remediation projects at certain properties currently or formerly owned or operated by us, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the federal Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. Our costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, the accruals established by us for environmental expenditures are adequate. Based on our current understanding, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows, or financial condition, although we cannot assure you that significant costs will not be incurred in connection with clean-up activities.

We may be limited in the future in the amount of NOLs that we can use to offset income.

    As of December 31, 2001, we had approximately $1.1 billion of U.S. federal income tax net operating loss carryforwards, or NOLs, from prior taxable years. These NOLs generally can be used by us to offset income earned in subsequent taxable years, but will expire between 2012 and 2021 if we do not use them before that time.

    Section 382 of the Internal Revenue Code generally provides that a corporation that undergoes an ownership change will be limited in the amount of NOLs that it can use to offset income it earns after the ownership change. If a corporation undergoes an ownership change, the amount of NOLs that it can use in each taxable year after the ownership change will be limited to the product of
(i) the fair market value of the corporation immediately before the ownership change (generally ignoring for this purpose capital contributions, including the proceeds from this offering, received by the corporation during the 2-year period ending on the date of the ownership change) and (ii) the long-term tax-exempt rate for the month in which the ownership change occurs (5.01% for May 2002). Any unused section 382 limitation for a taxable year will be carried forward to the subsequent taxable year.

    Generally, a corporation undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders increases by more than 50 percentage points as compared to the lowest percentage of stock owned by those 5% shareholders at any time during the testing period (generally, the past three years). A 5% shareholder is generally an individual who owns, directly or indirectly, at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% shareholders is generally treated as owned by one 5% shareholder.

    Imposition of a section 382 limitation on our NOLs could have an adverse effect on our anticipated future cash flow. We do not expect to undergo an ownership change as a result of the completion of this offering. However, subsequent direct or indirect transfers of our common stock by certain of our 5% shareholders, or issuances by us of our common stock, particularly when combined with this offering, could result in an ownership change that would trigger a section 382 limitation.

Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.

    As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect of these events, as well as concerns about future terrorist attacks, on the financial markets is not yet known, but could adversely affect our ability to obtain financing on terms acceptable to us, or at all, to finance our capital expenditures or working capital.

    Terrorist attacks may negatively affect our operations and financial condition. We cannot assure you that there will not be further terrorist attacks against the United States of America or U.S. businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our customers and vendors. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We are a holding company with no significant independent operations and no significant assets except capital stock of our subsidiaries. As a result, we would be unable to pay dividends or distributions to shareholders or meet our other obligations if our subsidiaries fail to make funds available to us.

    We are a holding company with no significant independent operations and no significant assets other than the capital stock of RIC Holding. We, therefore, will be dependent upon the receipt of dividends or other distributions from RIC Holding to pay dividends or distributions to shareholders or meet our other obligations that we incur. RIC Holding is also a holding company with no significant independent operations and no significant assets other than the capital stock of Riverwood International. RIC Holding will, therefore, be dependent upon the receipt of dividends or other distributions from Riverwood International to fund any obligations that it incurs, including the payment of dividends or other distribution to us. These operating subsidiaries may not be able to make funds available to us. This could adversely affect our ability to meet our obligations and to make dividend payments and other distributions to holders of our common stock. Our senior secured credit facilities and the indentures governing our senior notes and senior subordinated notes contain restrictions on distributions from Riverwood International to us or RIC Holding, other than for certain specified purposes.

    The declaration of dividends by us will be subject to the discretion of our board of directors, and will depend on a number of factors, including our results of operations, financial condition, liquidity requirements and restrictions imposed by applicable law and our indebtedness.

Our certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

    Provisions in our amended and restated certificate of incorporation and amended and restated by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. These provisions include:

    - authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

    - establishment of a classified board of directors with staggered, three year terms;

    - provisions giving the board of directors sole power to set the number of directors;

    - limitation on the ability of stockholders to remove directors;

    - prohibition on stockholders from calling special meetings of stockholders;

    - establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

    - requirement of the approval by the holders of at least 75% of our outstanding common stock for the amendment of our by-laws and provisions of our certificate of incorporation governing:

       - the classified board,

       - the liability of directors, and

       - the elimination of stockholder actions by written consent.

    These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

    Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

    Our anticipated stockholder rights plan may also have anti-takeover effects. The stockholder rights plan will be designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics that, in the opinion of our board of directors, could impair the board's ability to represent stockholder interests. Our stockholder rights plan might render an unsolicited takeover more difficult or less likely to occur, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by our stockholders.

    In addition, Section 203 of the General Corporation Law of the State of Delaware may limit the ability of an interested stockholder to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of our outstanding voting stock.

    See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

A few significant stockholders may influence or control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions.

    Following the completion of this offering, Clayton, Dubilier & Rice Fund V
Limited Partnership and EXOR Group S.A. will beneficially own approximately   %
and   %, respectively, of the outstanding shares of our common stock. As a result, Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. will exercise significant influence over matters requiring stockholder approval. Prior to the closing of this offering, we anticipate entering into a new stockholders agreement pursuant to which Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. will have the right to designate, in the aggregate, at least a majority of our board of directors. We expect that the designation rights will be subject to reduction based on specified reductions in share ownership percentages. The concentrated holdings of Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. and the presence of their designees on our board of directors may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of our existing stockholders may conflict with the interests of our other stockholders. We have not instituted any formal plans to address conflicts of interest that may arise.

There currently exists no market for the common stock. We cannot assure you that an active trading market will develop for the common stock. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

    Prior to this offering, there has been no public market for shares of our common stock. An active market may not develop following completion of this offering or, if developed, may not be maintained. We negotiated the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

    - the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - variations in quarterly operating results;

    - loss of a large customer or supplier;

    - general economic conditions;

    - terrorist acts;

    - future sales of our common stock; and

    - investor perceptions of us and the paperboard packaging industry.

    As a result of these factors, investors in our common stock many not be able to resell their shares at or above the initial offering price. In addition, the stock market in general, and the New York Stock Exchange in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Our share price may decline due to the large number of shares eligible for future sale.

    Sales of substantial amounts of common stock, or the possibility of such sales, may adversely affect the price of the common stock and impede our ability to raise capital through the issuance of equity securities.

    Upon consummation of the offerings, there will be       shares of common
stock outstanding. Of these shares, the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares held by persons considered to be affiliates of us, including Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A., or acting as underwriters, as those terms are defined in the Securities Act and related rules. The remaining shares of common stock outstanding, including the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A., will be restricted securities within the meaning of Rule 144 under the Securities Act and will be eligible for resale subject to the volume, manner of sale, holding period and other limitations of Rule 144. Stockholders currently representing substantially all of the shares of our common stock have certain registration rights. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future.

Purchasers of our common stock will experience immediate and substantial dilution resulting in their shares being worth less on a net tangible book value basis than the amount they invested.

    The initial public offering price may be higher than the net tangible book value per share of our common stock. Purchasers of the common stock in this offering will experience an immediate dilution in net tangible book value of
$         per share of common stock purchased. In the past, we issued options to acquire shares of common stock at prices that may be significantly below the initial public offering price. To the extent that these outstanding options are exercised, there may be further dilution to investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See "Dilution."

                  FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

    This prospectus includes "forward-looking statements," including, in particular, the statements about our plans, strategies, and prospects. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. We can give no assurance that our plans, intentions and expectations reflected in or suggested by such forward-looking statements will be achieved. Investors should note that many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus and in reports or documents that we file from time to time with the SEC could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in this prospectus include, among others:

    - our substantial amount of debt, which could adversely affect our financial health and our ability to obtain additional financing in the future and to react to changes in our industry;

    - our future financial results will depend in significant part on the selling prices that we realize for our products and the extent to which we can implement our business strategies, which are subject to significant business, economic and competitive uncertainties and contingencies;

    - prolonged disruptions in our facilities' production due to labor difficulties, including strikes or work stoppages, equipment failures, destruction of or material damage to such facility;

    - our ability to continue to compete successfully;

    - the volatility of energy and other raw material costs;

    - our ability to obtain adequate supplies of pine pulpwood, hardwood or recycled fiber for our mills;

    - loss of our key executive officers;

    - risks associated with operating in foreign countries;

    - the cost of environmental compliance; and

    - the use of U.S. federal net operating loss carry forwards could be limited.

    All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future.

    Information in this prospectus about the paperboard packaging industry and its segments, including our general expectations concerning that industry and its segments and our market position and market share within that industry or its segments, are based on estimates prepared by us using data from various sources and on assumptions made by us. We believe data regarding the paperboard packaging industry and its segments and our market position and market share within the industry and its segments are inherently imprecise, but generally indicate their size and position and market share within that industry or its segments. Although we believe that the information provided by third parties is generally accurate, we have not independently verified any of that information. While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to our general expectations concerning the paperboard package industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

    All market share information in this prospectus is based on tons shipped, unless specified otherwise.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the shares of common stock being offered hereby, after deducting underwriting discounts and estimated
offering expenses, will be approximately $         million. If the underwriters
exercise their over-allotment option in full, the net proceeds from the sale of
shares of common stock will be approximately $         million.

    We intend to use the net proceeds from this offering, together with the net proceeds from the anticipated borrowings under our senior secured credit agreement through an add-on term loan and the sale of senior notes, to repay in full our outstanding 10 5/8% senior notes due 2007 and 10 7/8% senior subordinated notes due 2008 and to repay a portion of the amounts outstanding under our revolving credit facility. We cannot assure you that either the anticipated add-on term loan borrowing or the anticipated sale of senior notes will be completed on the terms anticipated, or at all.

    This offering is not conditioned upon the completion of either of these related financing transactions. If we do not complete these related financing transactions, we intend to use the net proceeds of this offering to repay a portion of our outstanding debt.

    The following table illustrates the estimated sources and uses of funds from this offering and the anticipated related financing transactions.

                                                                 Amounts
                          Sources                             -------------
                                                              (in millions)
Common stock offered hereby.................................    $
Add-on senior secured term loan.............................
Sale of senior notes........................................
                                                                --------
    Total sources...........................................    $
                                                                ========

                            Uses
Repay senior notes and senior subordinated notes............    $
Repay revolving credit facility borrowings..................
Estimated fees and expenses.................................
                                                                --------
    Total uses..............................................    $
                                                                ========

                                DIVIDEND POLICY

    The holders of common stock will share proportionately on a per share basis in all dividends and other distributions declared by our board of directors. Our board of directors currently intends to pay regular dividends on our common stock, at an annual rate to be determined by our board of directors from time to time. The declaration of dividends is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions imposed by applicable law, and other factors deemed relevant by our board of directors. Our existing indebtedness limits the ability of our subsidiaries to make distributions to us, thereby limiting our ability to pay dividends to our stockholders.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 2001 on a consolidated basis:

    - our actual capitalization;

    - our pro forma capitalization that reflects the borrowing on April 23, 2002 of a $250.0 million tranche B term loan pursuant to an amendment to our senior secured credit agreement and the application of the proceeds therefrom to redeem in full our 1996 senior notes, which is expected to occur on May 23, 2002, and additional borrowings of approximately
      $12.0 million under our revolving credit facility to pay related fees and expenses; and

    - our pro forma as adjusted capitalization that reflects the sale by us of shares of common stock in this offering at an assumed initial public
      offering price of $         per share and the application of the net
      proceeds therefrom to repay a portion of our outstanding debt.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                      As of December 31, 2001
                                                              ---------------------------------------
                                                                                           Pro Forma
                                                               Actual       Pro Forma     As Adjusted
                                                              ---------   -------------   -----------
                                                                          (in millions)
Senior secured revolving credit facility....................  $    35.2      $   47.2       $
Senior secured term loan facilities.........................      335.0         585.0
10 1/4% senior notes due 2006...............................      250.0            --
10 5/8% senior notes due 2007...............................      500.0         500.0
New senior notes............................................         --            --
10 7/8% senior subordinated notes due 2008..................      400.0         400.0
International facilities....................................       12.7          12.7
Other debt..................................................        2.0           2.0
                                                              ---------      --------       --------
  Total debt................................................    1,534.9       1,546.9
Redeemable common stock.....................................        8.1           8.1
Shareholders' equity:
  Nonredeemable common stock, $.01 par value; 12,000,000
    shares authorized; 7,500,000 and 7,500,000 shares issued
    and outstanding, respectively...........................        0.1           0.1
  Preferred stock, $.01 par value;     million shares
    authorized; no shares issued and outstanding............         --            --
  Capital in excess of par value............................      748.8         748.8
  Accumulated deficit(a)....................................     (493.8)       (505.7)
  Accumulated derivative instruments loss...................       (4.6)         (4.6)
  Cumulative currency translation adjustment................      (34.6)        (34.6)
                                                              ---------      --------       --------
  Total shareholders' equity................................      215.9         204.0
                                                              ---------      --------       --------
  Total capitalization......................................  $ 1,758.9      $1,759.0       $
                                                              =========      ========       ========

------------------------

(a) Pro forma December 31, 2001 reflects (1) a non-cash, extraordinary charge from early extinguishment of debt of approximately $3.3 million, net of tax, related to the redemption of our 1996 senior notes and (2) an extraordinary charge of approximately $8.6 million, net of tax, related to the call premium paid upon redemption of our 1996 senior notes.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

    Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value at December 31, 2001 was $(102.2) million, or $(13.51) per share of common stock. After giving effect to the sale
of the       shares of common stock in this offering at the assumed initial
public offering price of $      per share, and after deducting estimated
underwriting discounts and estimated offering expenses, our net tangible book
value at December 31, 2001 would have been $      million, or $       per share.
This represents an immediate increase in the net tangible book value of $
per share to existing stockholders and immediate and substantial dilution of
$      per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $

    Net tangible book value per share at December 31,
      2001..................................................   $

    Increase per share attributable to new investors........
                                                               -----

Net tangible book value per share after this offering.......
                                                                          -----

Dilution in net tangible book value per share to new
  investors(1)..............................................              $
                                                                          =====

------------------------

(1) If the underwriters' overallotment option is exercised in full, dilution per
    share to new investors will be $      .

    The following table summarizes as of December 31, 2001 the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock from us in this offering at our
assumed initial public offering price of $      per share and before deducting
underwriting discounts and estimated offering expenses:

                                                  Shares Purchased      Total Consideration         Average
                                                 -------------------   ----------------------      Price Per
                                                  Number    Percent     Amount       Percent         Share
                                                 --------   --------   --------      --------      ---------
                                                          (in thousands, except per share amounts)
Existing stockholders..........................                   %     $                   %       $
New investors(1)...............................
                                                  -----      -----      ------        ------
    Total......................................   100.0%     100.0%                   $100.0%
                                                  =====      =====      ======        ======

------------------------

(1) If the underwriters' overallotment option is exercised in full, we will sell
    an additional       shares.

    The foregoing discussion and tables assume no exercise of outstanding stock options. As of March 31, 2002, there were options outstanding to purchase a
total of       shares of our common stock at a weighted average exercise price
of $      per share.

    To the extent that any of these stock options are exercised, there may be further dilution to new investors. See "Capitalization," "Management" and note 13 to our consolidated financial statements included elsewhere in this prospectus.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical consolidated financial data with respect to Riverwood Holding, as of and for the periods ended on the dates indicated. The selected historical consolidated financial data for the years ended December 31, 1997 and 1998 and as of December 31, 1997, 1998 and 1999 are derived from our audited consolidated financial statements, which are not included in this prospectus. The selected historical consolidated financial data for the years ended December 31, 1999, December 31, 2000 and December 31, 2001 and as of December 31, 2000 and 2001 are derived from our audited consolidated financial statements that are included in this prospectus that have been audited by Deloitte & Touche LLP and are qualified by reference to those financial statements. The information given below should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other information included in this prospectus. Share and per share data set forth below do not yet give effect to the anticipated stock split.

                                                                       Year Ended December 31,
                                                    --------------------------------------------------------------
                                                       1997         1998         1999         2000       2001(a)
                                                    ----------   ----------   ----------   ----------   ----------
                                                                (in thousands, except per share data)
Statement Of Operations Data:
Net sales(b)......................................  $1,207,615   $1,196,221   $1,174,665   $1,192,362   $1,249,886
Cost of sales(b)..................................   1,069,152      997,609      933,924      923,851    1,002,059
Gross profit......................................     138,463      198,612      240,741      268,511      247,827
Selling, general and administrative...............     116,581      112,117      114,402      112,200      120,629
Research, development and engineering.............       5,171        5,570        4,078        4,554        5,111
Impairment loss...................................          --       15,694           --           --           --
Restructuring charge (credit).....................          --       25,580           --       (2,600)          --
Other expense (income), net.......................       9,799       11,973        1,798      (66,132)      24,035
Income from operations............................       6,912       27,678      120,463      220,489       98,052
Net interest expense..............................     172,230      178,030      179,197      181,285      158,910
Net (loss) income (c).............................    (152,473)    (140,304)     (54,671)      38,282      (77,896)
Net income (loss) per share
  Basic...........................................      (20.05)      (18.55)       (7.23)        5.06       (10.29)
  Diluted.........................................      (20.05)      (18.55)       (7.23)        4.98       (10.29)
Weighted average shares outstanding
  Basic...........................................   7,604,817    7,562,596    7,556,842    7,563,717    7,568,177
  Diluted.........................................   7,604,817    7,562,596    7,556,842    7,684,664    7,568,177
Other Financial Data:
Shipments (in tons)
  Carrierboard....................................       544.1        640.1        639.8        611.7        637.3
  Cartonboard.....................................       389.1        380.6        324.9        340.4        351.4
  White lined chip board..........................       143.0        138.2        141.0        150.4        150.4
  Containerboard..................................       421.6        278.5        327.8        319.4        255.3

Net sales
  Carrierboard....................................  $  649,703   $  750,226   $  777,396   $  743,569   $  827,782
  Cartonboard.....................................     346,474      281,009      211,032      209,395      219,543
  White lined chip board..........................      78,512       69,567       65,082       77,273       73,336
  Containerboard..................................     116,510       84,910      103,868      126,549       93,677

Additions to property, plant and equipment (d)....     142,314       48,551       66,018       62,062       57,670
EBITDA (e)........................................     160,315      197,625      266,933      296,352      260,820
EBITDA margin (f).................................        13.3%        16.5%        22.7%        24.9%        20.9%
Cash flow provided by (used in) operating
  activities......................................      (4,196)      48,039       16,641       98,854       89,599
Cash flow provided by (used in) investing
  activities......................................    (160,354)       8,939      (67,756)     127,303      (72,490)
Cash flow provided by (used in) financing
  activities......................................     166,015      (60,200)      49,668     (223,247)      (8,642)

                                                                          As of December 31,
                                                    --------------------------------------------------------------
                                                       1997         1998         1999         2000         2001
                                                    ----------   ----------   ----------   ----------   ----------
                                                                            (in thousands)
Balance Sheet Data (As of period end):
Cash and cash equivalents.........................  $   15,751   $   13,840   $   14,108   $   18,417   $   26,107
Total assets (f)..................................   2,606,185    2,417,601    2,363,142    2,121,357    2,057,592
Long-term debt, less current portion (f)..........   1,712,944    1,680,415    1,730,898    1,516,881    1,523,082
Redeemable common stock...........................       6,045        6,205        7,202        8,061        8,061
Shareholders' equity..............................     479,434      336,769      279,648      303,962      215,865

--------------------------

(a) Effective January 1, 2001, we consolidated into our financial statements the accounts of Rengo Riverwood Packaging, Ltd., our Japanese joint venture, since we have the ability to exercise control over Rengo's operating and financial policies. The consolidation contributed approximately $47 million in net sales and approximately $4 million in EBITDA in 2001.

(b) We have reclassified the presentation of net sales and cost of sales information to conform with the current presentation format and Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs." Shipping and handling costs totaled $68.8 million in 1997, $60.7 million in 1998, $62.0 million in 1999, $63.7 million in 2000 and $64.9 million in 2001.

(c) On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held Igaras Papeis e Embalagens S.A. for approximately $510 million, including the assumption of $112 million of debt by the purchaser. We recognized a gain of approximately $70.9 million, net of tax, in connection with the sale.

    Net (loss) income for the year ended December 31, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting principle for derivatives.

    Net (loss) income for the years ended December 31, 1997, 2000 and 2001 included an extraordinary loss on early extinguishment of debt of $2.5 million, $2.1 million and $8.7 million, respectively, net of applicable tax.

    Net (loss) income for the year ended December 31, 1997 included a charge of $3.1 million, net of tax, for the cumulative effect of a change in accounting principle for computer systems development project costs.

    Net (loss) income for the years ended December 31, 1998 and 2000 included a charge (credit) for the global restructuring program, which is focused in our European operations, of $25.6 million and of $(2.6) million, respectively.

(d) Includes amounts invested in packaging machinery and capitalized interest.

(e) EBITDA represents income (loss) from operations before depreciation and amortization expense, loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) plus dividends from equity investments recorded in the period. We believe that EBITDA provides useful information regarding our ability to service debt, but should not be considered in isolation or as a substitute for our consolidated statement of operations or cash flow data. This definition of EBITDA may not be comparable to other companies' definitions of EBITDA and is not a defined term under U.S. generally accepted accounting principles.

    The table below sets forth a reconciliation of income from operations to EBITDA.

                                               1997       1998       1999       2000       2001
                                             --------   --------   --------   --------   --------
                                                                (in thousands)
Income from operations.....................  $  6,912   $ 27,678   $120,463   $220,489   $ 98,052
Add: Depreciation and amortization.........   137,384    146,515    142,597    143,541    137,258
    Dividends from equity investments......     5,228      6,963      4,515      5,083        710
    Other non-cash charges (1).............    10,791     16,469       (642)   (72,761)    24,800
                                             --------   --------   --------   --------   --------
EBITDA.....................................   160,315    197,625    266,933    296,352    260,820
                                             ========   ========   ========   ========   ========
Add: Additional non-cash charges (2).......     5,612      5,833      6,542      3,682      7,414
                                             --------   --------   --------   --------   --------
Reported credit agreement EBITDA (2).......  $165,927   $203,458   $273,475   $300,034   $268,234
                                             ========   ========   ========   ========   ========

    (1) Other non-cash charges include non-cash loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) deducted in determining net income.

    (2) We previously reported EBITDA based on the definitions of EBITDA and U.S. generally accepted accounting principles contained in our senior secured credit agreement. For purposes of EBITDA as previously reported, we also added back to income from operations non-cash charges for pension, post-retirement and post-employment benefits, and expenses (credits) relating to changes in U.S. generally accepted accounting principles subsequent to March 1996, when we entered into the credit agreement.

(f)  EBITDA margin represents EBITDA or a percentage of net sales.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial and Other Data" and the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

    Riverwood Holding, its wholly-owned subsidiary RIC Holding and the corporation formerly named CDRO Acquisition Corporation were organized to acquire our predecessor, the corporation formerly named Riverwood International Corporation. Riverwood Holding, RIC Holding and CDRO Acquisition Corporation were incorporated in 1995 under the laws of the State of Delaware. On March 27, 1996, Riverwood Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of the corporation formerly named Riverwood International Corporation, which we refer to as the predecessor. On such date, CDRO Acquisition Corporation was merged into the predecessor. The predecessor, as the surviving corporation in the merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, the predecessor transferred substantially all of its properties and assets to the corporation formerly named Riverwood International USA, Inc., other than the capital stock of Riverwood International USA, Inc., and the predecessor was merged into RIC Holding. Thereupon, Riverwood International USA, Inc. was renamed Riverwood International Corporation.

    In connection with the transaction in March 1996, we entered into a credit agreement that provided for senior secured credit facilities consisting of a term loan facility and a $400 million revolving credit facility. Such credit agreement, term loan facility and revolving facility, as in effect prior to the August 10, 2001 amendment and restatement discussed below, are referred to herein as the credit agreement, the term loan facility and the revolving facility, respectively. In addition, Riverwood International Machinery, Inc., a wholly-owned subsidiary of Riverwood International, entered into a credit agreement providing for a $140 million secured revolving credit facility, or the machinery facility, for the purpose of financing or refinancing packaging machinery. In connection with the merger, we also completed an offering of $250 million aggregate principal amount of 10 1/4% senior notes due 2006 and $400 million aggregate principal amount of 10 7/8% senior subordinated notes due 2008.

    On July 28, 1997, we completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007. The net proceeds of this offering were applied to prepay certain revolving credit borrowings under the revolving facility, without any commitment reduction, and to refinance certain tranche A term loans and other borrowings under the credit agreement. A registration statement under the Securities Act registering senior notes identical in all material respects to the 1997 initial notes offered in exchange for the 1997 initial notes became effective October 1, 1997. On November 3, 1997, we completed our exchange offer of the 1997 initial notes for the 1997 exchange notes.

    In connection with the sale of Igaras on October 3, 2000, we entered into amendment no. 5 dated September 12, 2000, effective October 3, 2000, to the credit agreement. Pursuant to the amendment, we applied $120 million and $25 million of the sale proceeds to our 2001 and 2002 term loan maturities under the term loan facility, respectively. We recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000. We applied the remaining portion of the proceeds, approximately
$48 million, to the revolving facility, without any commitment reduction. In connection with amendment no. 5, we canceled our machinery facility. In addition, certain of the financial covenants included in the credit agreement were amended.

    On June 21, 2001, we completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007. The notes were sold at a price of 103% of par. The proceeds from this offering of approximately $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the term loan facility. During the second quarter of 2001, we recorded a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans. In connection with this offering, on June 6, 2001, we entered into amendment no. 6 to the credit agreement. The amendment modified certain financial and other covenants, including minimum EBITDA requirements, in the credit agreement to reflect recent financial results and market and operating conditions. A registration statement under the Securities Act registering senior notes identical in all material respects to the 2001 initial notes offered in exchange for the 2001 initial notes became effective on August 27, 2001. On October 5, 2001, we completed our exchange offer of the 2001 initial notes for the 2001 exchange notes.

    On August 10, 2001, we entered into an amendment and restatement of the credit agreement, or the senior secured credit agreement, with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million, or the facilities, including a $335.0 million term loan facility, or the term loan facility, and a $300 million revolving credit facility, or the revolving facility. The proceeds of the initial borrowings under the facilities of $386.0 million, including $51.0 million under the revolving facility, were applied to repay in full the outstanding borrowings under the term loan facility and the revolving facility and to pay $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement. During the third quarter of 2001, we recorded a non-cash, extraordinary charge to earnings of approximately $6.0 million, net of tax of nil, related to the write-off of the applicable remaining deferred debt issuance costs on the term loan facility and the revolving facility.

    In April 2002, we entered into an amendment of the senior secured credit agreement which provided for a new, tranche B, term loan facility of $250.0 million, or the 2002 term loan. The 2002 term loan was drawn on April 23, 2002 and the proceeds, together with borrowings under our senior secured revolving facility of approximately $12.0 million, are to be used to redeem the 1996 senior notes on May 23, 2002 and to pay related fees, costs and expenses. In the second quarter of 2002, we expect to record a non-cash extraordinary charge to earnings of $3.3 million, net of tax, related to the write-off of the remaining deferred debt issuance costs on the 1996 senior notes and an extraordinary charge of approximately $8.6 million, net of tax, related to the call premium paid upon redemption of the 1996 senior notes.

    Concurrently with this offering, we anticipate effecting the related financing transactions. See "Prospectus Summary--Related Financing Transactions."

General

    We report our results in two business segments: coated board (relating to our CUK board used in our beverage multiple packaging and consumer products packaging businesses) and containerboard. The coated board business segment includes (1) the production and sale of CUK board for cartons from the Macon and West Monroe paper mills and white lined chip board at our paper mill in Norrkoping, Sweden; (2) converting plants in the United States, Europe and Brazil; and (3) the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

    The table below presents summary consolidated financial information for the periods indicated. EBITDA represents income (loss) from operations before depreciation and amortization expense, loss (gain) on asset write-downs/unusual asset disposals, loss on impairment of assets and LIFO related expenses (credits) plus dividends from equity investments recorded in the period. We believe that EBITDA provides useful information regarding our ability to service debt, but should not be considered in isolation or as a substitute for our consolidated statement of operations or cash flow data. This definition of EBITDA may not be comparable to other companies' definitions of EBITDA and is not a defined term under U.S. generally accepted accounting principles.

    We previously reported EBITDA based on the definitions of EBITDA and U.S. generally accepted accounting principles contained in our senior secured credit agreement. For purposes of EBITDA as previously reported, we also added back to income from operations non-cash charges for pension, post-retirement and post-employment benefits, and expenses (credits) relating to changes in U.S. generally accepted accounting principles subsequent to March 1996, when we entered into the credit agreement.

                                                        Year Ended December 31,
                                          ---------------------------------------------------
                                               2001              2000              1999
                                          ---------------   ---------------   ---------------
                                                            (in thousands)
Net Sales:
  Coated Board..........................    $1,156,210        $1,065,813        $1,062,671
  Containerboard........................        93,676           126,549           111,994
                                            ----------        ----------        ----------
Net Sales...............................    $1,249,886        $1,192,362        $1,174,665
                                            ==========        ==========        ==========
Income from Operations:
  Coated Board..........................    $  142,929        $  161,372        $  151,453
  Containerboard........................       (19,366)            5,183           (10,235)
  Corporate and Eliminations............       (25,511)           53,934           (20,755)
                                            ----------        ----------        ----------
Income from Operations..................    $   98,052        $  220,489        $  120,463
                                            ==========        ==========        ==========
EBITDA:
  Coated Board..........................    $  277,463        $  284,718        $  276,500
  Containerboard........................        (1,393)           20,237             6,590
  Corporate and Eliminations............       (15,250)           (8,603)          (16,157)
                                            ----------        ----------        ----------
EBITDA..................................    $  260,820        $  296,352        $  266,933
                                            ==========        ==========        ==========

    The table below sets forth a reconciliation of income from operations to EBITDA and to our reported credit agreement EBITDA.

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                      (in thousands)
Reconciliation of Income from Operations to EBITDA
Income from operations......................................  $ 98,052   $220,489   $120,463
Add: Depreciation and amortization..........................   137,258    143,541    142,597
    Dividends from equity investments.......................       710      5,083      4,515
    Other non-cash charges..................................    24,800    (72,761)      (642)
                                                              --------   --------   --------
EBITDA......................................................   260,820    296,352    266,933
                                                              ========   ========   ========
Add: Additional non-cash charges............................     7,414      3,682      6,542
                                                              --------   --------   --------
Reported credit agreement EBITDA............................  $268,234   $300,034   $273,475
                                                              ========   ========   ========

Business Trends and Initiatives

    Our cash flow from operations and EBITDA are influenced by sales volume and selling prices for our products and raw material and energy costs, and are affected by a number of significant business, economic and competitive factors. Many of these factors are not within our control. Historically, in the coated board business segment, we have experienced stable pricing for our integrated beverage carton products, and moderate cyclical pricing for our cartonboard, which historically has principally been sold in the open market. Our cartonboard sales are affected by competition from our principal competitor's CUK Board and other substrates--solid bleached sulfate, recycled clay coated news and, internationally, white lined chip board--as well as by general market conditions.

    In the containerboard business segment, conditions in the cyclical worldwide commodity paperboard markets have a substantial impact on our containerboard sales. During 2001, we elected to take 59 days, or approximately 21,400 tons, of medium and kraft paper market related downtime at our U.S. mills that resulted in approximately $3.7 million of under-absorbed fixed costs. We expect to take 46 days, or approximately 18,000 tons, of medium market related downtime during 2002 on our medium machine, but the amount of downtime could change depending upon market conditions. The downtime results from a number of factors, but principally a weak containerboard market. As a result of the expected downtime during 2002, we estimate the impact on earnings at our U.S. mills to be approximately $3.3 million related to the under-absorption of fixed costs.

    Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. During 2001, we experienced a significant increase in our energy costs compared to 2000, principally at our U.S. mills, equal to approximately $16 million. Until recently, our results had not been significantly affected by the volatility of energy costs. We entered into fixed price contracts designed to mitigate the impact of future energy cost increases through 2002, and will continue to evaluate our hedge position.

    We are pursuing a number of long-term initiatives designed to improve productivity and profitability. We completed a profit center reorganization of our operations, implemented a global restructuring program described below, implemented a number of cost saving measures and effected several management changes. We are continuing to implement a global total quality systems, or TQS, initiative which uses statistical process control to help design and manage all types of activities, including production and maintenance. See "Business--Overview."

    In addition, we are continuing to implement a strategy focused on the expansion into the high-growth segments of the consumer packaging market. We have identified a number of new end-use markets and strategic alliance partners to position us to provide a broad portfolio of new and enhanced products to generate additional growth in the consumer packaging market. See "Business--Our Strategies."

    Effective January 1, 2001, we consolidated into our financial statements the accounts of Rengo Riverwood Packaging, Ltd., our Japanese joint venture, since we have the ability to exercise control over Rengo's operating and financial policies. The consolidation of Rengo contributed approximately $47 million in net sales and $4 million in EBITDA in 2001.

    We expect capital expenditures will range from $65 million to $80 million in 2002 as we invest to improve our process capabilities, in packaging machinery, and to comply with environmental cluster rules. We continue to evaluate our current operations and assets with a view to rationalizing our operations and improving profitability, in particular with respect to our international converting assets and strategy. As part of this effort, we initiated a $25.6 million global restructuring program in the fourth quarter of 1998 aimed at achieving annualized savings and cost avoidance of approximately
$20 million. The global restructuring
program is focused in our European operations. We completed the restructuring activities during 2001. See "--Financial Condition, Liquidity and Capital Resources--Restructuring Activities." Finally, we are continuing to focus on reducing working capital and increasing liquidity.

    Packaging machinery placements during 2001 decreased approximately 24% when compared to 2000. We expect packaging machinery placements for 2002 to be higher when compared to 2001 and be comparable to 2000 as a result of a 16% increase in packaging machinery orders in 2001 when compared to 2000. We have been and will continue to be selective in future packaging machinery placements to ensure appropriate returns.

Outlook

    We expect that our 2002 full year EBITDA will exceed our 2001 EBITDA, although no assurance can be given in this regard. The achievement of this expectation is dependent upon, among other things, a number of profit improvement initiatives, including increasing worldwide beverage and North American consumer product sales volumes above 2001 levels, improving U.S. mill throughput, continued cost savings from other actions taken to date and stable pricing for our products. In 2002, we expect sales volume increases in our worldwide beverage markets, and continued growth in our North American consumer product markets. We expect containerboard sales and margins to be negatively affected in 2002 due to the negative market pressures on containerboard pricing and sales volumes. We believe that energy costs will continue to negatively impact our results for 2002 but the negative impact is expected to be lower than in 2001.

Significant Accounting Policies

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

    We believe the following accounting policies are the most critical since these policies require significant judgment or involve complex estimations that are important to the portrayal of our financial conditions and operating results:

    - We recognize revenue when pervasive evidence of a sales arrangement exists, delivery has occurred, the price to the buyer is fixed and determinable, and the collectibility of the sales price is reasonably assured, which is primarily when goods are shipped to customers. Revenues received in advance from packaging machinery use agreements are recognized on a straight-line basis over the term of the agreements. Customer returns and allowances are provided for based on estimates.

    - Our inventories are stated at the lower of cost or market. Cost of inventories is determined principally on the last-in, first-out, or LIFO basis. Average cost basis is used to determine the cost of supplies inventories. Inventories are stated net of an allowance for slow-moving and obsolete inventory, which is based on estimates. If the condition of the inventories or the state of our business would deteriorate, additional allowances may be required which would reduce income.

    - We review long-lived assets, including goodwill and certain identifiable intangibles for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Upon determination that the carrying value of the assets is impaired, we would record an impairment charge or loss.

    - We face uncertainties relating to pending litigation and environmental remediation obligations. We record accruals for such items based on estimates developed in consultation with legal counsel and environmental consultants at the time when the liability is probable and reasonably estimated. While we cannot assure you as to the ultimate outcome of any current lawsuits, claims or investigations relating to such uncertainties, we do not believe that such uncertainties will have a material adverse impact on the results of operations, cash flows or financial condition. However, future uncertainties may have a material adverse impact on our results of operations, cash flows or financial condition.

2001 Compared with 2000

  RESULTS OF OPERATIONS

    The following discussion of our results of operations is based upon the years ended December 31, 2001 and 2000. We have reclassified the presentation of net sales and cost of sales information to conform with the current presentation format and Emerging Issues Task Force 00-10, "ACCOUNTING FOR SHIPPING AND HANDLING FEES AND COSTS." Shipping and handling costs totaled $64.9 million in 2001 and $63.7 million in 2000.

                                                                   % Increase
                                                Year Ended       (Decrease) From      Year Ended
                                             December 31, 2001    Prior Period     December 31, 2000
                                             -----------------   ---------------   -----------------
                                                             (dollars in thousands)
Net Sales (Segment Data):
  Coated Board.............................      $1,156,210              8.5%          $1,065,813
  Containerboard...........................          93,676            (26.0)             126,549
                                                 ----------                            ----------
Net Sales..................................       1,249,886              4.8            1,192,362
Cost of Sales..............................       1,002,059              8.5              923,851
                                                 ----------                            ----------
Gross Profit...............................         247,827             (7.7)             268,511
Selling, General and Administrative........         120,629              7.5              112,200
Research, Development and Engineering......           5,111             12.2                4,554
Restructuring Credit.......................              --               NM               (2,600)
Other Expense (Income), Net................          24,035               NM              (66,132)
                                                 ----------                            ----------
Income from Operations.....................      $   98,052            (55.5)%         $  220,489
                                                 ==========                            ==========
Income from Operations (Segment Data):
  Coated Board.............................      $  142,929            (11.4)%         $  161,372
  Containerboard...........................         (19,366)          (100.0)               5,183
  Corporate and Eliminations...............         (25,511)          (100.0)              53,934
                                                 ----------                            ----------
Income from Operations.....................      $   98,052            (55.5)%         $  220,489
                                                 ==========                            ==========

    PAPERBOARD SHIPMENTS. The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of carrierboard and cartonboard. Shipments from the Swedish mill represent sales to customers of white lined chip board produced at this mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Total shipments for the years ended December 31, 2001 and 2000 were as follows:

                                                                2001           2000
                                                              --------       --------
                                                              (in thousands of tons)
Coated board................................................   1,008.3         965.4
Swedish mill................................................     150.4         150.4
Containerboard..............................................     255.3         319.4
                                                              --------       -------
                                                               1,414.0       1,435.2
                                                              ========       =======

    NET SALES. As a result of the factors described below, our net sales in 2001 increased by $57.5 million, or 4.8%, compared with 2000. Net sales in the coated board business segment increased by $90.4 million in 2001, or 8.5%, to $1,156.2 million from $1,065.8 million in 2000, due primarily to higher sales volume in North American beverage carton markets, North American consumer product markets and the consolidation of Rengo. These increases were somewhat offset by lower sales volumes in international consumer product markets, lower sales volumes in Brazil and the negative impact of foreign currency exchange rates. Net sales in the containerboard business segment decreased
$32.8 million, or 26.0%, to $93.7 million in 2001 from $126.5 million in 2000, due principally to lower volumes and pricing.

    GROSS PROFIT. As a result of the factors described below, our gross profit for 2001 decreased by $20.7 million, or 7.7%, to $247.8 million from $268.5 million in 2000. Our gross profit margin decreased to 19.8% in 2001 from 22.5% in 2000. Gross profit in the coated board business segment increased by $7.3 million, or 2.8%, to $262.5 million in 2001 from $255.2 million in 2000, while our gross profit margin decreased to 22.7% in 2001 from 23.9% in 2000. The increase in coated board gross profit was due primarily to worldwide cost reductions, higher net sales and lower depreciation expense somewhat offset by increased energy costs and last-in, first-out inventory valuation adjustments. Gross profit in the containerboard business segment decreased by $23.8 million to a loss of $15.7 million in 2001 from a profit of $8.1 million in 2000, while our gross profit margin decreased to (16.8)% in 2001 from 6.4% in 2000. The decrease in containerboard gross profit resulted principally from lower volumes and pricing.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $8.4 million, or 7.5%, to $120.6 million in 2001 from $112.2 million in 2000, due primarily to the consolidation of Rengo and, to a lesser extent, certain non-recurring operating charges recorded in 2001. As a percentage of net sales, selling, general and administrative expenses increased from 9.4% in 2000 to 9.7% in 2001.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses increased by $0.5 million, or 12.2%, to $5.1 million in 2001 from $4.6 million in 2000, due primarily to higher research and development investing relating to our new product Z-Flute-Registered Trademark-, packaging machinery and the Swedish mill.

    RESTRUCTURING CREDIT. During 2000, we substantially completed the 1998 restructuring plan that related primarily to the restructuring of our European operations, primarily the ongoing rationalization of our international folding carton converting operations. See "--Restructuring Activities." We reduced the restructuring reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were recorded and completed during 2000. We completed the 1998 restructuring plan during 2001.

    OTHER EXPENSE (INCOME), NET.  Other expense (income), net, was
$24.0 million in 2001 and $(66.1) million in 2000. This change was primarily due to the gain recognized from the sale of Igaras during 2000, see "--Equity in Net Earnings of Affiliates," and to a lesser extent, to non-recurring operating charges recorded in 2001 primarily relating to a litigation reserve and non-cash asset retirements, and certain non-recurring operating credits recorded in 2000.

    INCOME FROM OPERATIONS. Primarily as a result of the factors discussed above, our income from operations in 2001 decreased by $122.4 million, or 55.5%, to $98.1 million from $220.5 million in 2000, while our operating margin decreased to 7.8% in 2001 from 18.5% in 2000. Income from operations in the coated board business segment decreased by $18.5 million, or 11.4%, to $142.9 million in 2001 from $161.4 million in 2000, while the operating margin decreased to 12.4% in 2001 from 15.1% in 2000, primarily as a result of the factors described above. Income from operations in the containerboard business segment decreased $24.6 million to a loss of $19.4 million in 2001 from a profit of $5.2 million in 2000, while the operating margin decreased to (20.7)% in 2001 from 4.1% in 2000, primarily as a result of the factors described above. Income from operations in the corporate business segment decreased $79.4 million to a loss of $25.5 million in 2001 from a profit of $53.9 million in 2000 due primarily to the sale of Igaras during 2000.

    FLUCTUATIONS IN U.S. CURRENCY EXCHANGE RATES. The strengthening of the U.S. dollar against the Japanese yen, the euro and other European currencies had a modest negative impact on net sales, gross profit, income from operations and operating expenses during 2001.

    INTEREST INCOME, INTEREST EXPENSE, INCOME TAXES, EQUITY IN NET EARNINGS OF AFFILIATES, EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

    INTEREST INCOME. Interest income increased by $0.1 million to $0.9 million in 2001 from $0.8 million in 2000.

    INTEREST EXPENSE. Interest expense decreased by $22.4 million to $158.9 million in 2001 from $181.3 million in 2000 due primarily to lower average debt balances and, to a lesser extent, lower average interest rates.

    INCOME TAX EXPENSE. During 2001, we recognized an income tax expense of $8.8 million on a (loss) before income taxes and equity in net earnings of affiliates of $(59.9) million. During 2000, we recognized an income tax expense of $3.0 million on income before income taxes and equity in net earnings of affiliates of $40.1 million. The income tax expense, in both 2001 and 2000, was due primarily to international operating income. The increase in income tax expense from 2000 to 2001 was due primarily to a 90% increase in international operating income and the consolidation of Rengo. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

    EQUITY IN NET EARNINGS OF AFFILIATES. Equity in net earnings of affiliates was comprised primarily of our equity in net earnings of Igaras. On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. We recognized a gain of approximately
$70.9 million in accordance with the sale. Through the date of the sale, Igaras was accounted for under the equity method of accounting. Equity in net earnings of affiliates decreased $3.4 million to nil in 2001 from $3.4 million in 2000 primarily as a result of the sale of Igaras and the consolidation of Rengo.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. On June 21, 2001, we completed an offering of $250 million principal amount of the initial 2001 notes, bearing interest at 10 5/8%. The net proceeds of this offering were applied to prepay a portion of the outstanding borrowings under the term loan facility resulting in a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

    On August 10, 2001, we entered into the senior secured credit agreement. The proceeds of the initial borrowings under the facilities of approximately
$386.0 million, including $51.0 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the term loan facility and the revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement. During the third quarter of 2001, we recorded a non-cash, extraordinary charge to earnings of approximately
$6.0 million, net of tax of nil, related to the write-off of the applicable remaining deferred debt issuance costs on the term loan facility and the revolving facility.

    On October 3, 2000, we completed the sale of our 50% investment in Igaras. We applied $120 million and $25 million of the sale proceeds to our 2001 and 2002 term loan maturities under the term loan facility, respectively. We recognized a loss on the early extinguishment of debt of approximately
$2.1 million in the fourth quarter of 2000.

    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. We are exposed to fluctuations in interest rates on our variable rate debt and fluctuations in foreign currency transaction cash flows. We actively monitor these fluctuations and use derivative instruments from time to time to manage our exposure. In accordance with our risk management strategy, we use derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. We do not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor do we use leveraged instruments or instruments where there are no underlying exposures identified. Our use of derivative instruments may result in short-term gains or losses and may increase volatility in our earnings.

    On January 1, 2001, we adopted Statement of Financial Accounting Standard, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AS AMENDED BY SFAS NO. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, AND SFAS NO. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES," or SFAS No. 133. SFAS No. 133 requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, we recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately
$1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in the accompanying consolidated statement of operations and comprehensive (loss) income for the year ended December 31, 2001.

    The following is a summary of our derivative instruments as of December 31, 2001 and the accounting policies we employ:

    HEDGES OF ANTICIPATED CASH FLOWS

    The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements, foreign currency forward and option contracts which have been recorded as accumulated derivative instruments loss in the accompanying consolidated balance sheet at December 31, 2001 and as derivative instruments loss in the accompanying consolidated statement of operations and comprehensive (loss) income for the year ended December 31, 2001.

                                                              (dollars in
                                                              thousands)
                                                              -----------
SFAS No. 133 transition adjustment..........................    $(1,094)
Reclass to earnings.........................................        331
Current period decrease in fair value.......................     (3,807)
                                                                -------
Balance at December 31, 2001................................    $(4,570)
                                                                =======

    During the year ended December 31, 2001, there was no ineffective portion related to the changes in fair value of the interest rate swap agreements, foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness. The balance of $4.6 million recorded in accumulated derivative instruments loss at December 31, 2001 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense and other income over the next twelve months through December 31, 2002 is approximately $5.4 million and $0.8 million, respectively. The actual amount that will be reclassified to future earnings over the next twelve months will vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during the fourth quarter of 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

    DERIVATIVES NOT DESIGNATED AS HEDGES

    We have foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

2000 Compared with 1999

  RESULTS OF OPERATIONS

    The following discussion of our results of operations is based upon the years ended December 31, 2000 and 1999. We have reclassified the presentation of net sales and cost of sales information to conform with the current presentation format and Emerging Issues Task Force 00-10, "ACCOUNTING FOR SHIPPING AND HANDLING FEES AND COSTS." Shipping and handling costs totaled $63.7 million in 2000 and $62.0 million in 1999.

                                                                  % Increase
                                              Year Ended          (Decrease)          Year Ended
                                           December 31, 2000   From Prior Period   December 31, 1999
                                           -----------------   -----------------   -----------------
                                                            (dollars in thousands)
Net Sales (Segment Data):
  Coated Board...........................      $1,065,813              0.3%            $1,062,671
  Containerboard.........................         126,549             13.0                111,994
                                               ----------                              ----------
Net Sales................................       1,192,362              1.5              1,174,665
Cost of Sales............................         923,851             (1.1)               933,924
                                               ----------                              ----------
Gross Profit.............................         268,511             11.5                240,741
Selling, General and Administrative......         112,200             (1.9)               114,402
Research, Development and Engineering....           4,554             11.7                  4,078
Restructuring Credit.....................          (2,600)              NM                     --
Other (Income) Expense, Net..............         (66,132)          (100.0)                 1,798
                                               ----------                              ----------
Income from Operations...................      $  220,489             83.0%            $  120,463
                                               ==========                              ==========
Income from Operations (Segment Data):
  Coated Board...........................      $  161,372              6.5%            $  151,453
  Containerboard.........................           5,183               NM                (10,235)
  Corporate and Eliminations.............          53,934               NM                (20,755)
                                               ==========                              ==========
Income from Operations...................      $  220,489             83.0%            $  120,463
                                               ==========                              ==========

    PAPERBOARD SHIPMENTS. The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of carrierboard and cartonboard. Shipments from the Swedish mill represent sales to customers of white lined chip board produced at this mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Total shipments for the years ended December 31, 2000 and 1999 were as follows:

                                                            2000           1999
                                                          --------       --------
                                                          (in thousands of tons)
Coated board............................................    965.4          965.6
Swedish mill............................................    150.4          141.0
Containerboard..........................................    319.4          327.8
                                                          -------        -------
                                                          1,435.2        1,434.4
                                                          =======        =======

    NET SALES. As a result of the factors described below, our net sales in 2000 increased by $17.7 million, or 1.5%, compared with 1999. Net sales in the coated board business segment increased by $3.1 million in 2000, or 0.3%, to $1,065.8 million from $1,062.7 million in 1999, due primarily to higher sales volume in North American consumer product markets due principally to selected switching from competing substrates to our substrate, higher sales volume in international beverage markets due principally to continued market penetration and strong demand in Japan, and slightly improved pricing in North American beverage and North American consumer product markets. These increases were somewhat offset by lower sales volumes in Brazil, by lower North American beverage volumes due primarily to lower soft drink demand and the negative impact of foreign currency exchange rates, primarily in Europe. Net sales in the containerboard business segment increased $14.5 million, or 13.0%, to $126.5 million in 2000 from $112.0 million in 1999, due principally to higher pricing, somewhat offset by lower sales volume primarily in the medium markets.

    GROSS PROFIT. As a result of the factors described below, our gross profit for 2000 increased by $27.8 million, or 11.5%, to $268.5 million from $240.7 million in 1999. Our gross profit margin increased to 22.5% in 2000 from 20.5% in 1999. Gross profit in the coated board business segment increased by $9.9 million, or 4.0%, to $255.2 million in 2000 from $245.3 million in 1999, while our gross profit margin increased to 23.9% in 2000 from 23.1% in 1999. The increase in coated board gross profit was due directly to worldwide cost reductions and higher net sales somewhat offset by higher energy costs. Gross profit in the containerboard business segment increased by $12.4 million to a profit of $8.1 million in 2000 from a loss of $4.3 million in 1999, while our gross profit margin increased to 6.4% in 2000 from (3.8)% in 1999. The increase in containerboard gross profit resulted principally from improved pricing.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased by $2.2 million, or 1.9%, to $112.2 million in 2000 from $114.4 million in 1999, due mainly to lower incentive compensation expense somewhat offset by higher depreciation expense, higher stock option compensation expense, expenses related to the total quality systems initiative, and consulting fees related to a project within our consumer products business. As a percentage of net sales, selling, general and administrative expenses decreased from 9.7% in 1999 to 9.4% in 2000.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses increased by $0.5 million, or 11.7%, to $4.6 million in 2000 from $4.1 million in 1999, due primarily to higher research and development investing relating to packaging machinery.

    RESTRUCTURING CREDIT. During 2000, we substantially completed the 1998 restructuring plan that related primarily to the restructuring of our European operations, primarily the ongoing rationalization of our international folding carton converting operations. See "--Restructuring Activities." We reduced the restructuring reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were recorded and completed during 2000.

    OTHER (INCOME) EXPENSE, NET. Other (income) expense, net, was $(66.1) million in 2000 and $1.8 million in 1999. This change was primarily due to the gain recognized from the sale of Igaras. See "--Equity in net earnings of affiliates."

    INCOME FROM OPERATIONS. Primarily as a result of the factors discussed above, our income from operations in 2000 increased by $100.0 million, or 83.0%, to $220.5 million from $120.5 million in 1999, while our operating margin increased to 18.5% in 2000 from 10.3% in 1999. Income from operations in the coated board business segment increased by $9.9 million, or 6.5%, to $161.4 million in 2000 from $151.5 million in 1999, while the operating margin increased to 15.1% in 2000 from 14.3% in 1999, primarily as a result of the factors described above. Income from operations in the containerboard business segment increased $15.4 million to a profit of $5.2 million in 2000 from a loss of $10.2 million in 1999, while the operating margin increased to 4.1% in 2000 from (9.1)% in 1999, primarily as a result of the factors described above. Income from operations in the corporate business segment increased
$74.7 million to a profit of $53.9 million in 2000 from a loss of $20.8 million in 1999 due primarily to the sale of Igaras.

    FLUCTUATIONS IN U.S. CURRENCY EXCHANGE RATES. The strengthening of the U.S. dollar against the Euro and other European currencies did have a modest negative impact on net sales, gross profit, income from operations and operating expenses during 2000. However, the impact was somewhat offset by the weakening of the U.S. dollar against the Japanese yen.

    INTEREST INCOME, INTEREST EXPENSE, INCOME TAXES, EQUITY IN NET EARNINGS OF AFFILIATES AND EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT.

    INTEREST INCOME. Interest income decreased by $0.1 million to $0.8 million in 2000 from $0.9 million in 1999.

    INTEREST EXPENSE. Interest expense increased by $2.1 million to $181.3 million in 2000 from $179.2 million in 1999 due primarily to higher average interest rates.

    INCOME TAX EXPENSE. During 2000, we recognized an income tax expense of $3.0 million on income before income taxes and equity in net earnings of affiliates of $40.1 million. During 1999, we recognized an income tax expense of $3.9 million on a (loss) before income taxes and equity in net earnings of affiliates of $(57.8) million. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

    EQUITY IN NET EARNINGS OF AFFILIATES. Equity in net earnings of affiliates was comprised primarily of our equity in net earnings of Igaras. On October 3, 2000, we, along with our joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. We recognized a gain of approximately
$70.9 million in accordance with the sale. Through the date of the sale, Igaras was accounted for under the equity method of accounting. Equity in net earnings of affiliates decreased $3.7 million to $3.4 million in 2000 from $7.1 million in 1999 primarily as a result of the sale.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. On October 3, 2000, we completed the sale of our 50% investment in Igaras. We applied $120 million and $25 million of the sale proceeds to our 2001 and 2002 term loan maturities under the term loan facility, respectively. We recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

Financial Condition, Liquidity and Capital Resources

    We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

    CASH FLOWS. Cash and equivalents increased by approximately $7.7 million in 2001 primarily as a result of the net cash provided by operating activities ($89.6 million) and the consolidation of Rengo ($18.0 million), somewhat offset by the purchases of property, plant and equipment ($57.7 million), the payment for settlement of all Louisiana state income tax issues (tax and interest) related to the period ended March 27, 1996 and the nine month period ended December 31, 1996 ($29.5 million) and net cash used in financing activities ($8.6 million). Depreciation and amortization during 2001 totaled $137 million, and is expected to be approximately $130 million to $140 million for 2002.

    Our cash flows from our operations and EBITDA are subject to moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide multiple packaging beverage segment.

    LIQUIDITY AND CAPITAL RESOURCES. Our liquidity needs arise primarily from debt service on our substantial indebtedness, and from the funding of our capital expenditures, ongoing operating costs, and working capital.

    On June 21, 2001, we completed the offering of the 2001 initial notes. The proceeds of the offering of $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the term loan facility.

    On August 10, 2001, we entered into a senior secured credit agreement with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million, including the $335 million 2001 term loan facility and the $300 million revolving facility. The proceeds of the initial borrowings under the facilities of approximately $386.0 million, including $51.0 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the term loan facility and the revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the credit agreement.

    As of December 31, 2001, we had outstanding approximately $1,525 million of long-term debt, consisting primarily of $650 million aggregate principal amount of the 1996 notes ($250.0 million of which are to be redeemed with the proceeds of the 2002 term loan), $250 million of the 1997 notes, $250 million of the 2001 notes, $335 million outstanding under the 2001 term loan facility and $35 million under the revolving facility, and other debt issues and facilities.

    In April 2002, we entered into an amendment of the senior secured credit agreement which provided for the $250.0 million 2002 term loan. The 2002 term loan was drawn on April 23, 2002, and the proceeds, together with borrowings under our senior secured revolving facility of approximately $12.0 million, are to be used to redeem the 1996 senior notes on May 23, 2002 and to pay related fees, costs and expenses.

    As of December 31, 2001, on a pro forma basis after giving effect to the April 23, 2002 term loan and the use of borrowings therefrom and the sale of common stock in this offering and the application of net proceeds therefrom, we
would have had outstanding approximately $       million of long-term debt.

Debt Service

    Principal and interest payments under the 2001 term loan facility, the revolving facility and the 2002 term loan facility, together with interest payments on the 2001 notes, 1997 notes and 1996 notes, represent significant liquidity requirements for us. The 2001 term loan facility matures on December 31, 2006 and amortizes in semi-annual installments of $37.5 million beginning June 30, 2003 and of $46.25 million beginning June 30, 2005, amounting to principal payments of $75.0 million, $75.0 million, $92.5 million and $92.5 million in 2003, 2004, 2005 and 2006, respectively. The 2002 term loan amortizes in semi-annual installments of $1.25 million beginning September 30, 2002, amounting to principal payments of $1.25 million in 2002 and $2.5 million annually in each of 2003, 2004, 2005 and 2006, with the remaining principal due at maturity on March 31, 2007. The revolving facility matures on December 31, 2006.

    The loans under the facilities and the 2002 term loan bear interest at floating rates based upon the interest rate option elected by us. The term loans under the 2001 term loan facility bore interest as of December 31, 2001 at an average rate per annum of 4.85%. The 1996 senior notes, the 1997 notes, the 2001 notes and the 1996 senior subordinated notes bear interest at rates of 10 1/4%, 10 5/8%, 10 5/8% and 10 7/8%, respectively.

    Interest expense in 2001 totaled $159 million, including approximately
$8 million of non-cash amortization of deferred debt issuance costs. During 2001, cash paid for interest was approximately $146 million. Interest expense in 2002 is expected to be approximately $159 million, including approximately
$7 million of non-cash amortization of deferred debt issuance costs (prior to giving effect to the borrowing on April 23, 2002 of $250 million and the redemption in full of our 1996 senior notes and the borrowing of approximately $12 million under our revolving credit facility to pay related costs and expenses, the effect of this offering and the anticipated borrowings under our senior secured credit agreement and the sale of senior notes and the repayment in full of our outstanding senior notes and senior subordinated notes).

    We expect that our working capital and business needs will require us to continue to have access to the revolving facility or a similar revolving credit facility after the maturity date, and that we accordingly will have to extend, renew, replace or otherwise refinance such facility at or prior to such date. We cannot assure you that we will be able to do so. We have in the past refinanced and in the future may seek to refinance our debt prior to the maturities of such debt.

    We use interest rate swap agreements to fix a portion of our variable rate term loans to a fixed rate in order to reduce the impact of interest rate changes on future income. The difference to be paid or received under these agreements is recognized as an adjustment to interest expense related to that debt. At December 31, 2001, we had interest rate swap agreements with a notional amount of $225 million, under which we will pay fixed rates of 4.75% to 6.53% and receive three-month LIBOR.

Covenant Restrictions

    The senior secured credit agreement, which governs the 2002 term loan as well as the facilities, imposes restrictions on our ability to make capital expenditures and both the senior secured credit agreement and the indentures governing the 1996 notes, the 1997 notes and the 2001 notes limit our ability to incur additional indebtedness. Such restrictions, together with our highly leveraged nature, could limit our ability to respond to market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants contained in the senior secured credit agreement, among other things, restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Riverwood International and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates. The covenants contained in the indentures governing the 1996 notes, the 1997 notes and the 2001 notes also impose restrictions on the operation of our business.

    The financial covenants in the senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

                                                      Consolidated Debt      Consolidated
                                                      to EBITDA Leverage   Interest Expense
Test Period                                                 Ratio               Ratio
-----------                                           ------------------   ----------------
September 30, 2001--December 30, 2002...............     5.85 to 1.00        1.75 to 1.00
December 31, 2002--December 30, 2003................     5.50 to 1.00        2.00 to 1.00
December 31, 2003--December 30, 2004................     5.00 to 1.00        2.10 to 1.00
December 31, 2004--December 30, 2005................     4.70 to 1.00        2.25 to 1.00
December 31, 2005--December 30, 2006................     4.40 to 1.00        2.25 to 1.00
December 31, 2006--March 31, 2007...................     4.40 to 1.00        2.25 to 1.00

    At December 31, 2001, we were in compliance with the financial covenants in the senior secured credit agreement. Our ability to comply in future periods with the financial covenants in the 2001 senior secured credit agreement will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies. See "--Outlook." If a violation of any of the covenants occurred, we would attempt to get a waiver or an amendment from our lenders, although we cannot assure you that we would be successful in this regard. The senior secured credit agreement and the indentures governing the 1996 notes, 1997 notes and 2001 notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions.

Capital Expenditures

    Capital spending for 2001 was $57.7 million, down 7.1% from $62.1 million in 2000. Capital spending during 2001 related primarily to improving our process capabilities, manufacturing packaging machinery and environmental cluster rules compliance. Total capital spending for 2002 is expected to be between $65 million and $80 million, and is expected to relate principally to improving our process capabilities, the production of packaging machinery and environmental cluster rules compliance. We estimate that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. See "--Environmental and Legal Matters." We estimate that we have spent approximately one-third of that amount for such compliance.

Restructuring Activities

    In connection with the global restructuring program initiated in the fourth quarter of 1998, we began reducing our European workforce by approximately 300 employees and implemented other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately $0.8 million was used in December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

                                                                     Other Exit
                                                         Severance     Costs       Total
                                                         ---------   ----------   --------
                                                              (dollars in thousands)
Balance at 12/31/98....................................   $21,205      $3,537     $24,742
Charges against accrual in 1999........................   (11,527)       (791)    (12,318)
                                                          -------      ------     -------
Balance at 12/31/99....................................     9,678       2,746      12,424
Net charges against accrual in 2000....................    (6,669)     (2,499)     (9,168)
                                                          -------      ------     -------
Balance at 12/31/00....................................     3,009         247       3,256
Net charges against accrual in 2001....................    (3,009)       (247)     (3,256)
                                                          -------      ------     -------
Balance at 12/31/01....................................   $    --      $   --     $    --
                                                          =======      ======     =======

    During 2000, we substantially completed the restructuring plan and reduced the reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. We completed this program during 2001 resulting in the reduction of our European workforce related to the 1998 restructuring by approximately 250 employees.

Financing Sources and Cash Flows

    The revolving facility matures on December 31, 2006. At December 31, 2001, we, together with our U.S. and international subsidiaries, had the following amounts of commitments, amounts outstanding and amounts available under revolving credit facilities:

                                                 Total Amount
                                                      of        Total Amount   Total Amount
                                                 Commitments    Outstanding     Available
                                                 ------------   ------------   ------------
                                                           (dollars in thousands)
Revolving Facility.............................    $300,000       $ 35,429       $264,571
International Facilities.......................      14,581         10,015          4,566
                                                   --------       --------       --------
                                                   $314,581       $ 45,444       $269,137
                                                   ========       ========       ========

    We anticipate pursuing additional working capital financing for our foreign operations as necessary. We believe that cash generated from operations, together with amounts available under our revolving facility and other available financing sources, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs until the maturity of the revolving facility, although we cannot give any assurance in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in our debt agreements (see "--Covenant Restrictions"), will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices and demand for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies.

Commitments

    At December 31, 2001, our total commitments under long-term, non-cancelable contracts were as follows:

                                                             Payment Due by Period
                                        ----------------------------------------------------------------
                                        Less than 1
Contractual Obligations                    year       1-3 years   4-5 years   After 5 years     Total
-----------------------                 -----------   ---------   ---------   -------------   ----------
                                                             (dollars in thousands)
Long-term debt........................    $ 1,742     $151,548    $470,506      $901,028      $1,524,824
Operating leases......................     13,821       17,975       2,588           946          35,330
Unconditional purchase obligations....     31,345       16,373      14,693        69,556         131,967
                                          -------     --------    --------      --------      ----------
Total contractual cash obligations....    $46,908     $185,896    $487,787      $971,530      $1,692,121
                                          =======     ========    ========      ========      ==========

Environmental and Legal Matters

    We are committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs, which are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the U.S. Environmental Protection Agency adopted regulations, generally referred to as the cluster rules, that mandate more stringent controls on air and water discharges from the United States pulp and paper mills. We estimate that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000.

As of December 31, 2001, we estimate that we have spent approximately one-third of that amount for such compliance.

    In late 1995, the Louisiana Department of Environmental Quality, or DEQ, notified our predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that our predecessor or its predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that we previously owned. In response to these notices, we have provided additional information concerning these sites and have commenced our own evaluation of any claims and remediation liabilities for which we may be responsible. Subsequent to receipt in May 1996 of a Special Demand Letter from DEQ to remediate the site in Shreveport, we performed a soil and groundwater investigation at the site pursuant to an agreement with DEQ. In August 2001, we entered into a cooperative agreement for remedial action with DEQ and the landowners of the site, as well as a mutual release and settlement agreement with the landowners. Under the cooperative agreement, we will develop the remedial design and carry out the specified remediation at the site. We have engaged a qualified contractor and expect completion of the work by the end of 2002. In September 1996, we received a special demand letter from DEQ to remediate the site in Caddo Parish. We performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, we entered into a settlement agreement with DEQ that describes in detail the remedial actions necessary for us to obtain full release of all future liability at this site. We have contracted with a vendor to perform the remedial actions as outlined in the settlement agreement and the work is currently proceeding. We no longer own the site since transferring the property to another entity on October 22, 2000. We anticipate the remedial actions outlined in the settlement agreement will be completed during the second quarter of 2002 and, at that time, expect to be relieved of any future liability.

    We are involved in environmental remediation projects for certain properties currently or formerly owned or operated by us, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. Our costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, the accruals established by us for environmental expenditures are adequate. Based on current knowledge, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows or financial condition, although we cannot assure you that significant costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

    We are a party to a number of lawsuits arising out of the ordinary conduct of our business. While we cannot assure you as to their ultimate outcome, we do not believe that these lawsuits will have a material impact on our results of operations, cash flows or financial condition.

    We have been a plaintiff in actions against MeadWestvaco, successor by merger to Mead, and R. A. Jones claiming infringement of our patents for our packaging machines. The patents in suit were found infringed but invalid by a jury in a trial against R. A. Jones in August 2001. This finding of invalidity has been appealed to the Court of Appeals for The Federal Circuit. The suit against MeadWestvaco was dismissed by mutual agreement pending the outcome of the appeal of the decision in the case against R. A. Jones.

Tax Matters Relating to the Merger

    In connection with the merger, our former majority owner agreed to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which we, together with the former majority owner, filed returns on a combined basis. We agreed to bear the cost of this election for the purposes of other state taxes, or stand-alone taxes, including Louisiana income tax. During 1997, we paid $27.5 million in estimated Louisiana stand-alone taxes relating to the election. Our calculation of our Louisiana tax was based on state law in effect at the time of the merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, we filed our Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana completed its audit of our tax return for the period ended March 27, 1996 and on May 9, 2000, we received a notice of proposed tax due for this period in the amount of $47.6 million in tax plus statutory interest. On October 12, 2001, we entered into a settlement agreement with the Louisiana Department of Revenue to pay $29.5 million to the State of Louisiana to settle all Louisiana state income tax issues (tax and interest) related to the period ended March 27, 1996 and the nine month period ended December 31, 1996. We made this payment on October 25, 2001 using funds borrowed under the revolving facility.

International Operations

    At December 31, 2001, approximately 12% of our total net assets were denominated in currencies other than the U.S. dollar. We have significant operations in Sweden, Great Britain, Japan, Spain and France. The effect of a generally stronger U.S. dollar against the currencies of Sweden, Great Britain, Japan, Germany, Spain and France produced a net currency translation adjustment loss of approximately $5.6 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2001. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. We cannot predict major currency fluctuations. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. We pursue a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results. See "--Financial Instruments."

    Within Europe, eleven of the fifteen member countries of the European Union participated in the European Economic and Monetary Union, or the EMU, pursuant to which a new currency, the euro, was introduced on January 1, 1999. The new currency is in response to the EMU's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital, goods and services.

    On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges for use in noncash (banking) transactions. Beginning on January 1, 2002, euro-denominated bills and coins were issued for cash transactions. In the first quarter of 2002, the participating countries withdrew all local currencies and use exclusively the euro.

    Currently, we operate in five of the participating countries in the EMU. Non-participating European Union countries, such as Great Britain, where we also have operations, may eventually join the EMU.

    Although we will continue to review our pricing strategy throughout Europe due to the increased price transparency created by the euro, we do not anticipate that any resulting change would have a material effect on our operations. We also do not believe that EMU will have a material effect with respect to our derivative and other financial transactions.

Financial Instruments

    The functional currency for most of our international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to shareholders' equity. Gains and losses on foreign currency transactions are included in other expense (income), net for the period in which the exchange rate changes.

    We pursue a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on our consolidated financial results. Under this program, we have entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is reflected in other expense (income), net, during the period in which the contract expires. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the consolidated balance sheets. We do not hold or issue financial instruments for trading purposes. See "--Quantitative and Qualitative Disclosure About Market Risk."

Impact of Inflation

    In the U.S., the inflation rate was approximately 2.8% for 2001. In Europe, where we have manufacturing facilities, the inflation rate for 2001 was approximately 2.7%. Net sales from international operations during the period amounted to approximately $409 million, or 33% of our combined net sales in 2001.

Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, or SFAS No. 141, BUSINESS COMBINATIONS, which was effective as of January 1, 2002. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. We adopted SFAS No. 141 on January 1, 2002 and do not believe that the adoption will have a significant impact on our financial position and results of operations.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, or SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which was effective as of January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires us to complete a transitional goodwill impairment test six months from the date of adoption. The adoption of SFAS No. 142 will result in the discontinuation of amortization of goodwill recorded at December 31, 2001 of approximately
$8 million annually. Intangible assets with a determinable life will continue to be amortized over that period. We adopted SFAS No. 142 on January 1, 2002 and do not believe that any impairment charges will result from the adoption.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, or SFAS No. 144 ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which was effective as of January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, as well as eliminating the exception to consolidation for a subsidiary for which control is likely to be temporary. We adopted SFAS No. 144 on January 1, 2002 and the adoption did not have a significant impact on our financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

    We are exposed to market risk from changes in interest rates, foreign currency and commodity prices. To minimize these risks, we enter into various hedging transactions.

Interest Rates

    We are exposed to changes in interest rates, primarily as a result of our short-term and long-term debt with both fixed and floating interest rates. We use interest rate swap agreements effectively to fix the LIBOR rate on $225,000,000 of variable rate borrowings.

Interest Rate Sensitivity--Principal (Notional) Amount by Expected
  Maturity--Average Interest (Swap) Rate

                                                                     December 31,
                               -----------------------------------------------------------------------------------------
                                                                                                                 Fair
                                 2002       2003       2004       2005       2006     Thereafter     Total       Value
                               --------   --------   --------   --------   --------   ----------   ---------   ---------
                                                                (dollars in thousands)
Liabilities:
Long-term debt, including
  current portion:
Fixed Rate...................    1,742        769        779        356    250,000     901,028     1,154,674   1,182,100
Average Interest Rate........      8.7        6.5        6.5        6.5       10.3        10.7
Variable Rate................       --     75,000     75,000    220,150         --          --       370,150     373,945
Average Interest Rate, spread  LIBOR +    LIBOR +    LIBOR +    LIBOR +    LIBOR +    LIBOR +
  range is 2.75%.............   spread     spread     spread     spread     spread      spread
Interest Rate Derivative
  Financial Instruments
  Related to Debt:
Interest rate swap:
Pay fixed/receive variable...  225,000                                                               225,000      (5,389)
Average pay rate.............     5.55%
                                Three-
                                 Month
Average receive rate.........    LIBOR

Foreign Exchange Rates

    We enter into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of these forward exchange contracts is to protect us from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. We also enter into foreign currency options and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of these contracts is to protect us from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates.

Foreign Exchange Rates Sensitivity--Contractual Amount by Expected
  Maturity--Average Contractual Exchange Rate

                                                              December 31,     Fair
                                                                  2001        Value
                                                              ------------   --------
                                                              (dollars in thousands)
Forward Exchange Agreements:
  Functional Currency:
    Yen
      Receive $US/Pay Yen...................................      7,282        244
      Weighted average contractual exchange rate............     127.25
      Pay $US/Receive Yen...................................      3,608        (89)
      Weighted average contractual exchange rate............     128.40
    Euro
      Receive $US/Pay Euro..................................      9,539         52
      Weighted average contractual exchange rate............       0.90
      Pay $US/Receive Euro..................................      4,398        (40)
      Weighted average contractual exchange rate............       0.90
    British Pound
      Receive $US/Pay GBP...................................      5,800        (52)
      Weighted average contractual exchange rate............       1.44
      Pay $US/Receive GBP...................................      2,010         36
      Weighted average contractual exchange rate............       1.43
    Australian Dollar
      Receive $US/Pay AUD...................................      2,856         (3)
      Weighted average contractual exchange rate............       0.51
      Pay $US/Receive AUD...................................      1,693        (10)
      Weighted average contractual exchange rate............       0.51
    Other
      Net Receive various/Pay various.......................      6,249         74
      Weighted average contractual exchange rate............    Various

    The remaining forward exchange agreements (other than the yen, Australian dollar, British pound and euro) listed above represent contracts in several other countries' currencies, including the euro, British pound, Norwegian kroner and the Danish kroner. In each instance, the fair value of the net position of our forward exchange agreements in the respective currencies is not material at December 31, 2001.

Natural Gas Hedging Contracts

    We enter into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of our natural gas requirements at our two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of December 31, 2001, we entered into contracts to hedge substantially all of our natural gas requirements for our two U.S. mills through December 31, 2002. The contract price and fair value of these natural gas contracts was approximately $22.3 million and $14.9 million, respectively. These contracts are not accounted for as derivative instruments under SFAS No. 133 because they qualify for the normal purchase exemption.

                                    BUSINESS

Overview

    We are a focused, integrated provider of paperboard packaging solutions to multinational beverage and consumer products companies. We focus on attractive segments of the paperboard packaging market where we provide companies with paperboard packaging solutions designed to deliver significant marketing and performance benefits at a competitive cost. In doing this, we capitalize on our high quality low-cost paper mills, innovative carton designs, efficient converting plants, proprietary packaging machines and our commitment to superior customer service. We believe that providing value-added packaging products to our customers has enabled us to profitably grow our coated board business and establish and maintain long-term relationships with blue-chip customers. Customers in our beverage packaging business include Anheuser-Busch
Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew, Asahi Breweries, Unilever and Master Foods. In our consumer products packaging business, we provide cartonboard, through independent converters, to consumer products companies such as Kraft Foods, Nestle, Unilever and Mattel. In 2001, we had net sales of $1.2 billion and EBITDA of $260.8 million, or 20.9%, of net sales.

    We are the larger of two worldwide producers of coated unbleached kraft paperboard, or CUK board, the grade of paperboard that we use for our packaging products. CUK board is a specialized high-quality grade of paperboard with excellent strength characteristics and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. We refer to the CUK board we produce for use in beverage multiple packaging as carrierboard and in consumer products packaging as cartonboard.

    We produce CUK board on five machines located at our West Monroe, Louisiana and Macon, Georgia mills, with a combined production capacity of approximately
1.2 million gross tons. We also operate a white lined chip recycled board mill in Fiskeby, Sweden. In our converting operations, we use a combination of eleven high-quality carton converting plants operated by us as well as through converting plants associated with our two joint ventures and numerous licensees, in the United States, Europe, Japan, Australia and Brazil. In addition, we design, test and produce packaging machinery at two U.S. facilities and one European facility. We also manufacture containerboard--linerboard, corrugating medium and kraft paper--for sale in the open market. We intend to stop producing linerboard as we continue to shift production capacity to higher margin CUK board.

    From 1991 through 1997, we invested approximately $1.2 billion in our CUK board mills and converting plants, principally to convert our two Macon Mill paperboard machines to CUK board production, upgrade our West Monroe CUK paperboard machines, build our converting plant in Perry, Georgia and upgrade our U.S. converting plants with new printing presses and cutting lines. As a result of these substantial capital investments, we have low-cost, modern, high quality manufacturing assets with sufficient CUK board production and converting plant capacity to meet our anticipated growth without having to make significant additional capital expenditures.

Productivity and Profitability Initiatives

    Beginning in 1996, we have implemented a number of long-term initiatives designed to improve productivity and financial performance. Our experienced and dynamic management team led by Stephen M. Humphrey has (1) restructured our asset base, established key contracts with North American converters and realigned our business into commercially-focused operating units and
(2) implemented new business processes and systems which have driven us towards our goal of world-class operational excellence. We have reduced the annual cost of operating our business by approximately $180 million in 2001 relative to 1996 as a result of our cost-reduction initiatives implemented during the period from 1996 through 2001. We intend to continue to focus each of our businesses on continuous improvement initiatives to further improve our financial performance and achieve cost reductions.

    Since 1996, we have restructured our asset base to lower our cost structure. We have divested non-core assets and closed or shut down underperforming facilities and equipment. We have sold our U.S. timberlands/wood products business and closed packaging machinery manufacturing facilities in Marietta, Georgia, as well as in Australia, Brazil, France and Germany. We have made disciplined investments in our business, such as acquiring the remaining 50% interest in our Brazilian multiple packaging equity investment, opening a new, state-of-the-art beverage multiple packaging converting facility at Perry, Georgia, and converting the second paper machine at our U.S. mill in Macon, Georgia from linerboard to CUK board production. We have also driven revenue and margin growth by identifying and pursuing new growth opportunities both in our beverage multiple packaging business--such as our Japanese joint venture with Rengo--and in our consumer products packaging business through key converting relationships. Further, we have strengthened key blue-chip customer relationships.

    Our total quality systems, or TQS, initiative is the foundation of our continuous improvement program. TQS is designed to reengineer our processes and systems to enhance the value delivered to our customers while simultaneously reducing our costs of operating our businesses. We began implementing TQS methodologies at individual operations in 1997 and, in the third quarter of 1999, created a dedicated internal TQS team that conducted detailed site audits at each of our North American and European manufacturing facilities. The team analyzed our manufacturing processes by interviewing employees, reviewing customer complaints and using statistical data and first-hand observations to understand our existing manufacturing systems and their supporting processes. The team then calculated each site's overall equipment effectiveness and manufacturing waste to identify deviations from standard quality and establish performance standards to measure our progress towards achieving higher product quality and equipment reliability. Project teams at each of our sites were formed to bring the site up to specified quality standards utilizing our TQS methodologies. The TQS program has systematically driven our manufacturing operations to world-class excellence, and is now being implemented across our entire company to drive continuous improvement in all of our processes and systems.

Paperboard Packaging Industry Overview

    In 2001, the U.S. paperboard packaging market generated paperboard shipments of approximately 5.9 million tons. This paperboard, which is produced from both wood pulp and recycled fibers, is utilized for both beverage cartons and non-beverage cartons. The major paperboard grade used to make beverage cartons is CUK board. The major paperboard grades used to make non-beverage cartons are solid bleached sulphate, or SBS, recycled clay-coated news, or CCN, and CUK board. White lined chip board is also used for a variety of folding carton applications principally throughout Europe.

  BEVERAGE MULTIPLE PACKAGING

    Beverage multiple packaging is a stable, steadily growing market that has traditionally focused on packaging of containers for beer and carbonated soft drinks. U.S. shipments of CUK board for beer and carbonated soft drinks totaled approximately 1.1 million tons in 2001. The U.S. beer and carbonated soft drink multiple packaging markets have been characterized by steady volume growth, having a compound annual growth rate of 1.3% and 2.2%, respectively, from 1995 to 2000, which is expected to be 1.2% and 1.8%, respectively, from 2000 to 2005. Beverage cartons made from CUK board compete in the beverage multiple packaging market with plastics and corrugated packaging. Within the U.S. beer and soft drink packaging markets, we estimate that CUK board accounted for approximately 79% and 53%, respectively, of total packaged volume in 2001. The share of the beer and carbonated soft drink market held by CUK board has been, and is expected to remain, relatively steady and is driven by the perceived marketing advantages of paperboard when compared to plastic and corrugated packaging. The U.S. markets for bottled water and fruit juice account for a combined 17% of the market for take-home drinks relative to the combined 40% represented by beer and carbonated soft drinks. These segments have historically not used paperboard packaging, but have become a focus of our market expansion strategy.

  CONSUMER PRODUCTS PACKAGING

    The U.S. non-beverage consumer products paperboard packaging market generated paperboard shipments of approximately 4.7 million tons in 2001. U.S. demand for non-beverage paperboard packaging has grown at an average rate of 1% per year from 1996 to 2001. We believe that our growth opportunity is not as much in the growth of the overall market as it is in the market share opportunity for our CUK board. We estimate that, given its superior strength, printability and cost characteristics, CUK is the most appropriate substrate for approximately 35% of the non-beverage paperboard packaging market, compared with its share of approximately 12% in 2001. We estimate that our share of this market in 2001 was only approximately 6%. We have reorganized our business to take advantage of growth opportunities for our CUK board in this market.

  PAPERBOARD SUBSTRATE COMPARISON

    Traditionally, SBS has occupied the high-end of the non-beverage carton market due to real and perceived advantages with respect to carton appearance relative to both CUK board and CCN and structural integrity relative to CCN. Given its higher cost of production and perceived advantages, SBS has generally been sold at a premium price relative to CUK board and has generally been used to package cosmetics, pharmaceuticals, software/media, toiletries and tobacco products.

    CCN is generally positioned at the lower end of the non-beverage carton market, offering lower quality graphics and appearance characteristics due to the lack of bleaching and virgin fiber along with less structural integrity given the absence of virgin fiber in the substrate. Given its lower cost of production and its less advantageous product characteristics, CCN has generally been sold at a price lower than that of CUK board. Recycled grades are typically used in packaging for dry foods (cereals, crackers and pasta), soaps, detergents, tissue products and other consumer goods packaging.

    CUK board is a specialized high-quality grade of paperboard with superior strength characteristics (virgin fiber, not weakened by bleaching) and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. CUK board has traditionally occupied the large segment between SBS and CCN in the non-beverage carton market, offering very good structural integrity due to its composition from virgin fiber, as well as very competitive appearance characteristics, especially in applications where a bleached back is not a critical consideration. While CUK board continues to sell at a discount relative to SBS, the improving printability performance of CUK board, along with its superior strength characteristics, have resulted in a narrowing of this price differential.

Our Strategies

    Our objective is to expand our position as a leading provider of paperboard packaging solutions. To achieve this objective, we are implementing the following strategies.

  GROW OUR BEVERAGE MULTIPLE PACKAGING BUSINESS BY EXPANDING MARKET SHARE IN OUR
    TRADITIONAL MARKETS AND BY IDENTIFYING AND PENETRATING NEW MARKETS

    In our beverage multiple packaging business, our traditional focus has been on packaging solutions for beer and carbonated soft drink cans and bottles. We plan to continue this focus, while seeking to identify and penetrate other large and growing beverage packaging markets, such as the markets for bottled water and fruit juices. To execute this strategy, we will seek to continue expanding our market share in the beer and carbonated soft drink multiple packaging markets, which generated total shipments of CUK board of approximately
1.1 million tons in 2001 in the U.S. We have increased our global share of this market from approximately 43% in 1996 to approximately 48% in 2001, based on tons shipped. In addition, we are seeking to use new product innovation to increase the use of CUK board for packaging beverage containers and liquids that have not historically been packaged using CUK board, where we believe CUK board can provide distinct advantages to beverage companies in terms of both marketing impact and distribution cost savings. As we pursue this growth initiative, we plan to offer customers value-added, integrated beverage packaging solutions that include our CUK board, converted cartons, packaging machines and customer service. Our targeted segments include bottled water and fruit juices, which accounted for approximately 9% and 8%, respectively, of the U.S. market for take-home drinks in 2000 by volume. The U.S. markets for take-home bottled water and fruit juices are expected to grow at compound annual rates of 7.2% and 1.1%, respectively, from 2000 through 2005. We have developed a packaging carton for bottled water based on our Fridge Vendor-TM- design, which one of our customers will begin to test market in May 2002. We have also designed a CUK board product for juice pouches using our new Z-Flute-Registered Trademark- product, which is being tested by a number of beverage companies. We believe that by expanding market share in our traditional markets and penetrating new markets for our CUK board we will be able to accelerate growth of our net sales.

  CAPITALIZE ON GROWTH OPPORTUNITIES FOR CUK BOARD IN CONSUMER PRODUCTS
    PACKAGING

    In our consumer products packaging business, we are moving from being primarily a provider of cartonboard to independent converters to also being a provider of integrated packaging solutions directly to consumer products companies. We are developing innovative packaging solutions for segments of the non-beverage consumer products packaging market that are large and fast growing and where we intend to capitalize on our expertise in beverage multiple packaging to provide value-added packaging solutions and carton innovation to customers. We believe that there are significant opportunities to grow revenues and gain share in this market because our historical lack of focus on this market has resulted in low penetration by CUK board generally and by us in particular. The U.S. non-beverage consumer products paperboard packaging market generated paperboard shipments of approximately 4.7 million tons in 2001. We believe that CUK board is appropriate for applications that represent approximately 35% of this market compared with CUK board's share of approximately 12% in 2001. We estimate that our share of this market in 2001 was only approximately 6%. In addition, we are targeting our innovative Z-Flute-Registered Trademark- carton technology at selected non-beverage segments of the market for mini- and micro-flute corrugated products. We estimate that these segments generated U.S. shipments of approximately 550,000 tons in 2000. These applications include cartons for candy and frozen and dry foods, where we believe the performance characteristics of our CUK board compare favorably with corrugated packaging.

  CONTINUE TO REDUCE COSTS BY FOCUSING ON OPERATIONAL EXCELLENCE

    We plan to continue to reduce our operating costs by continuously improving our processes and systems. Since 1996, we have implemented a number of long-term initiatives designed to improve productivity and financial performance. We installed an experienced and dynamic management team, restructured our asset base and realigned our business into commercially-focused operating units. During this period, we implemented a company-wide program designed to change and reengineer our processes and systems to achieve operational excellence and reduce our operating costs. This program has developed into our total quality systems, or TQS, initiative which is designed to drive continuous improvement in our processes and systems throughout our company. We have reduced the annual cost of operating our business by approximately $180 million in 2001 relative to 1996 as a result of our cost-reduction initiatives implemented during the period from 1996 through 2001. While we have made significant progress on these efforts, we believe that there are still significant opportunities to improve productivity and efficiency throughout our company. We will continue to apply our TQS initiative to realize additional cost savings.

  DRIVE PROFITABILITY BY CONTINUING TO SHIFT OUR PRODUCT MIX TO HIGHER MARGIN
    CUK BOARD PACKAGING APPLICATIONS

    We will continue to focus on profitable growth by shifting to higher margin CUK board packaging applications and providing value-added packaging solutions to customers. We are pursuing this strategy to improve product mix in three principal ways. First, we are shifting a significant amount of production capacity from low margin linerboard sales to higher margin CUK board applications, a process that we have significantly completed. Second, we are continuing to exit lower margin areas of our CUK board business for higher margin CUK board packaging applications. Third, we intend to shift a portion of our consumer products packaging business to an integrated packaging model where we believe we can achieve higher margins by providing consumer products companies with value-added, integrated packaging solutions and carton innovation. We expect that our future financial performance and cash flows will be positively impacted by this strategy.

  USE ANTICIPATED FUTURE CASH FLOWS TO REDUCE OUR DEBT AND DRIVE EARNINGS GROWTH

    We intend to continue to be disciplined in how we use anticipated future cash flows. We plan to use a significant portion of our anticipated future cash flows to reduce our outstanding debt. We will continue to benefit from the significant investments that we have made in our mills and converting plants as we pursue our strategy to shift our product mix to higher margin CUK board packaging applications, and do not anticipate having to make significant additional capital expenditures over the next several years compared to the last three years. In addition, we will continue to employ effective working capital controls to manage the cash requirements of our operations. We also expect that the repayment of approximately $ million in debt using the net proceeds of this offering will result in significantly lower cash interest expenses in the future. Finally, we expect to apply existing net operating loss carryforwards to reduce future cash income tax expenses.

Coated Board

  BEVERAGE MULTIPLE PACKAGING

    In our beverage multiple packaging business, we provide a range of packaging solutions to leading multinational beverage companies, offering them carrierboard, beverage cartons and packaging machines either as an integrated solution or separately. We produce carrierboard at our mills, print and cut, or convert, the carrierboard into beverage cartons at our converting plants and manufacture packaging machines designed to package bottles and cans using our beverage cartons. We supply beverage cartons in a variety of designs and formats, including 6, 12 and 24 multi-packs. We design our products to meet our customers' needs for beverage multi-packs. We provide packaging solutions that
(1) are cost-effective, (2) provide convenience through ease of carrying and storage for consumers, (3) provide a smooth surface printed with high-resolution, multi-color graphics images that help our customers improve brand awareness and visibility of their products on store shelves and (4) provide durability, stiffness and wet-tear strength to ensure package integrity under conditions that are often damp or wet.

    Our proprietary beverage packaging machines package cans, bottles and other beverage containers into our beverage cartons at high speeds. We install these machines at customer plants under long-term leases and provide value-added support, service and advanced performance monitoring of the machines. Our packaging machines are designed to create direct pull-through demand for our CUK board. We seek to increase the use by customers of our integrated packaging solutions which, we believe, maximizes our revenue opportunities, enhances customer relationships, provides customers with greater packaging line efficiencies and overall cash benefits, and expands opportunities for us to provide value-added support and service. We converted almost 90% of our carrierboard production into beverage cartons during 2001, and are seeking to increase the already significant customer use of our packaging machines. We enter into annual or multi-year carton supply contracts with our customers.

    We sell the approximately 10% of our carrierboard production not utilized in our integrated beverage packaging business in the open market to independent converters. Particularly in our international operations, our carrierboard may be sold to and converted by joint ventures and licensees of our beverage carton who, in turn, sell converted beverage cartons to end-users for use on our proprietary packaging machines. Our beverage multiple packaging business also includes sales of carrierboard, which we have produced and converted, to customers for use on third-party packaging machines.

    We are focused on growing our presence in beverage categories beyond our traditional beer and carbonated soft drink segments. To this end, we have designed a CUK board product for juice pouches using our new
Z-Flute-Registered Trademark- proprietary technology. A number of beverage companies are currently testing this product. In addition, we have designed a new carton, based on our Fridge Vendor-TM- design, to target the market for take-home water bottle multiple packaging. One of our major customers will begin to test market this product in May 2002.

    In 2001, carrierboard accounted for approximately 65% of our total CUK board shipments. In 2001, we shipped approximately 637,000 tons of carrierboard and had net sales in our beverage multiple packaging business of $827.8 million.

  CONSUMER PRODUCTS PACKAGING

    In our consumer products packaging business, we have historically sold cartonboard to independent converters which convert the cartonboard and sell cartons to consumer products companies, such as Kraft Foods, Nestle, Unilever and Mattel, for consumer products packaging for confectionary, frozen and dry foods, toys and other consumer products. We serve these customers through relationships with converters and work with both the end-user and the converter to design packaging solutions.

    Historically, the consumer products packaging business has been of secondary importance to us, serving primarily as an outlet for excess CUK board production. In January 2000, we adopted a new strategy for our consumer products packaging business and, as a first step, organized this business as a stand-alone operating unit to target previously untapped opportunities in the non-beverage consumer products packaging market and to improve our product mix and margins. Our strategy is to capitalize on the capabilities and business model that we have developed in our beverage multiple packaging business by developing integrated packaging solutions and innovative carton designs for targeted consumer products applications and building relationships directly with consumer products companies. At the same time, we intend to maintain our relationships with independent converters of our cartonboard.

    We believe that the performance characteristics of our CUK board, specifically its tear strength, wet strength and stiffness, make it appropriate for applications in attractive segments of the consumer products packaging market. As such, we believe that the growth opportunity for us in these segments will largely be driven by our ability to introduce CUK board to packaging applications currently served by other substrates. We have had success penetrating several non-beverage paperboard applications in which we believe CUK board has a competitive advantage. For example, we estimate that our CUK board had an approximate 75% share of the frozen pizza market in 2001. We are seeking to further penetrate the frozen dinner market, in which we estimate that we had a market share of approximately 13% in 2001. We are also targeting other frozen and dry food segments.

    For example, we have developed our innovative Z-Flute-Registered Trademark-carton technology to further penetrate non-beverage segments of the large and growing market for mini- and micro-flute corrugated products. We estimate that the non-beverage segments of this market that we are targeting generated U.S. paperboard shipments of approximately 550,000 tons in 2000. We have designed Z-Flute-Registered Trademark- to capitalize on the strength and marketing capabilities of CUK board needed in these markets while providing the structural reinforcement and additional anti-crush strength required for the shipping, stacking and storage needs of retailers and consumers alike. Specific non-beverage applications for micro-flute products include cartons for frozen food and dry foods and candy.

    In 2001, cartonboard accounted for approximately 35% of our total CUK board shipments. In 2001, we shipped approximately 351,000 tons of cartonboard and had net sales in our consumer products packaging business of $219.5 million. We sell cartonboard under the brand names Pearl-Kote-Registered Trademark-, Omni-Kote-Registered Trademark-, Z-Flute-Registered Trademark- and Multiboard-TM-.

  CUK BOARD PRODUCTION

    We produce CUK board at our West Monroe, Louisiana mill and our Macon, Georgia mill. We have three paperboard machines at our West Monroe mill and two paperboard machines at our Macon mill. These mills have a current total combined annual production capacity of approximately 1.2 million gross tons of CUK board.

    Our CUK board production at our West Monroe and Macon mills was approximately 657,000 tons and 454,000 tons, respectively, for 2001. CUK board is manufactured from pine and hardwood fibers and, in some cases, recycled fibers, such as old corrugated containers and clippings from our converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or our long-term purchase contract with Plum Creek Timber Company, L.P. See "--Energy and Raw Materials." These chips are chemically treated to form softwood and hardwood pulp, which are then blended (together, in some cases, with recycled fibers). In the case of carrierboard, a chemical is added to increase moisture resistance. The pulp is then processed through the mill's paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet paperboard between rolls), a drying section and the coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade. After the CUK board is coated, it is wound into rolls, which are then shipped to our converting plants or to outside converters.

    In 2001, carrierboard and cartonboard accounted for approximately 65% and 35% of our total CUK board shipments, respectively.

  WHITE LINED CHIP BOARD PRODUCTION

    We produce white lined chip board at our Swedish mill, which shipped approximately 150,000 tons of such board during 2001. White lined chip board is used for a variety of folding carton applications principally throughout Europe. Our white lined chip board incorporates recycled fibers to meet the demands of the European marketplace.

  CONVERTING OPERATIONS

    We convert CUK board as well as other grades of paperboard into cartons at 11 carton converting plants at 10 sites that we operate in the United States, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with our joint ventures in Japan and Denmark and licensees in other markets outside the United States. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications. These plants primarily utilize roll-fed printing presses with in-line cutters to print and cut CUK board. Printed and cut cartons are in turn glued and shipped to our customers.

    Our U.S. converting plants are dedicated to converting carrierboard produced by us into beverage cartons. These presses have substantially higher cutting and printing speeds, resulting in fewer labor hours per ton of CUK board carton produced. We realized significant productivity gains when we completed our new converting plant in Perry, Georgia in 1996, which resulted in improved logistics by reducing transportation distances between our Macon mill and our converting plants. We intend to continue to invest in our domestic converting plant to improve their process capabilities.

    Our international converting plants convert carrierboard and cartonboard produced by us, as well as paperboard supplied by outside producers, into cartons. Our converting plants outside of the United States are designed to meet the smaller volume orders of these markets.

    The total current capacity of our converting plants is approximately 660,000 gross tons annually. We estimate that almost 90% of our carrierboard production was converted into cartons at our converting plants in 2001.

  PROPRIETARY PACKAGING MACHINERY AND CARTON DESIGNS

    We design cartons and design, test and manufacture prototype packaging machines at our product development center in Marietta, Georgia. At the production development center, we integrate carton and packaging machinery designs to create packaging solutions to meet customer needs. We manufacture and also design packaging machines at our principal U.S. manufacturing facility in Crosby, Minnesota and at a facility near Barcelona, Spain. By manufacturing packaging machines in one U.S. and one European location, we expect to improve customer service, simplify our work processes and reduce costs.

    We employ a "pull through" marketing strategy in our beverage multiple packaging business, the key elements of which are (i) the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers, (ii) the installation of the machines at beverage customer locations under multi-year machinery use arrangements and (iii) the development of proprietary beverage cartons with high-resolution graphics for use on those machines. We lease substantially all of our packaging machines to customers, typically under machinery use agreements with original terms of three to six years. Packaging machinery placements during 2001 decreased approximately 24% when compared to 2000. We expect packaging machinery placements for 2002 to be higher when compared to 2001 and be comparable to 2000 as a result of a 16% increase in packaging machinery orders in 2001 when compared to 2000. We have been and intend to continue to be selective in future packaging machinery placements to ensure appropriate returns.

    Our packaging machines are designed to package polyethylene terephthalate, or PET bottles and glass bottles, cans and other primary containers, using beverage cartons designed by us, made from our CUK board and converted into beverage cartons by us, our joint venture partners or our licensees. In order to meet customer requirements, we have developed an extensive portfolio of packaging machines consisting of 3 principal machinery lines, including over 8 different models of packaging machines. Our machines package cans and PET or glass bottles in a number of formats including, baskets, clips, trays, wraps and fully enclosed cartons. These machines have packaging ranges from 2 to 36 cans per package and have the ability to package cans at speeds of up to 3,000 cans per minute. We also manufacture ancillary equipment, such as machines for taping cartons and placing coupons in cartons.

    Our product development efforts have resulted in the introduction of a number of new and successful packaging concepts over the last several years. We have introduced innovative beverage packaging machines such as our Twin-Stack-Registered Trademark- and Quickflex-TM- in 1993 and 1992, respectively. The double-layer multiple packaging design of Twin-Stack-Registered Trademark- cartons provides better portability and a more visible billboard compared with conventional large-volume multipacks. Double layer packaging allows for cans to be stacked vertically in a double layer in the same paperboard carton.

    Our other lines of packaging machines include the Quikflex-TM-, a high speed machine for packaging either cans or bottles, and the Marksman-Registered Trademark-, a machine designed to package bottles, cans, juice boxes and dairy products in a variety of wrap configurations. Since 1997, we have shipped approximately 70 machines, primarily
Marksman-Registered Trademark-, to customers in Japan. We also introduced the Autoflex-TM- basket machine in 1993, which is designed to package polyethylene terephthalate, or PET, bottles in a newly designed basket format.

    Our newest packaging machines incorporate an advanced performance monitoring system. This system provides continuous monitoring and reporting in real time over the Internet of the performance of packaging machines installed at customers' sites.

    Beyond our packaging machine innovations, we are developing new versions of cartons and substrate technology. For example, our Fridge Vendor-TM- carton is intended to be used by beverage companies to increase consumption of take-home volumes. This product currently is being test-marketed by a major customer. In addition, we have developed several carton designs based on our new Z-Flute-Registered Trademark- technology that are targeted towards both the beverage and consumer products segments.

  PRODUCTS

    We market our products described in the table below under the following brand names:

                                                                                     Competing
                          Market                                                    Paperboard
Product Brand Name       Segment         Use of Product       Characteristics        Substrate
------------------     ------------   ---------------------   ----------------  -------------------
Aqua-Kote-Registered Trademark- Carrierboard Packaging        - Specialized,    Wet strength
                                      applications for        high quality      recycled
                                      beer, soft drinks and     carrierboard
                                      water                   - Superior
                                                              surface
                                                                performance
                                                              - Superior
                                                              strength
                                                              - Printability
                                                              for
                                                               high-resolution
                                                                graphics

Pearl-Kote-Registered Trademark- Cartonboard Packaging        - Specialized,    Coated recycled
                                      applications for        high quality
                                      hardware, automotive,     carrierboard
                                      canned foods,           - Superior
                                      detergent,              strength
                                      electronics             - Superior
                                                              surface
                                                                performance
                                                              - Printability
                                                              for
                                                               high-resolution
                                                                graphics

Omni-Kote-Registered Trademark- Cartonboard Packaging         - Superior        Solid bleached
                                      applications for dry    strength          sulfate
                                      and frozen foods,        characteristics
                                      toys, dairy,            - Comparable
                                      electronic                surface
                                      components, office        performance
                                      supplies                - Low cost

Multiboard-TM-         White lined    Packaging               - Superior        Folding boxboard
                       chip board     applications for        strength
                                      frozen foods, dry       - Superior cost
                                      foods, toiletries,       characteristics
                                      pet foods

Z-Flute-Registered Trademark- Carrierboard Consumer products  - Superior        Micro- and mini-
                       and            packaging for juice     strength          fluted corrugated
                       cartonboard    pouches, frozen          characteristics  products
                                      foods, dry foods,       - Printable
                                      confectionery, toys,    - Converting
                                      software, appliances,     efficiency
                                      electronic components   - Superior
                                                                appearance

  MARKETING AND DISTRIBUTION

    We market our CUK board and CUK board-based products principally to multinational brewers, soft drink bottlers, food companies and other consumer products companies that use printed packaging for retail display, multiple packaging and shipment of their products. We also sell CUK board in the open market to carrierboard and cartonboard converters.

    In our beverage multiple packaging business, our major customers for beverage cartons include Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew and Asahi Breweries. We also sell beverage carrierboard in the open market to independent converters, including licensees of our proprietary carton designs, for the manufacture of beverage cartons. During 2001, we had two customers, Anheuser-Busch
Companies, Inc. and Miller Brewing Company, who represented approximately 13% and 11%, respectively, of our net sales.

    In our consumer products packaging business, we have historically sold all of our cartonboard to numerous independent converters which convert the cartonboard into cartons for consumer products. We have entered into agreements with a number of major independent converters. Under the terms of these agreements, the converters agree to purchase a significant portion of their CUK board requirements from us and to assist us in customer development efforts designed to grow the market for CUK board. The terms of these agreements include certain limitations on our ability to raise the selling prices of our cartonboard.

    Distribution of carrierboard and cartonboard is primarily accomplished through direct sales offices in the United States, Argentina, Australia, Brazil, Denmark, Germany, Hong Kong, Italy, Japan, Mexico, Singapore, Spain, Sweden and the United Kingdom.

  JOINT VENTURES

    We are a party to joint ventures with Rengo Company Limited and Danapak Holding A/S, in which we own 50% and 60%, respectively, to market machinery-based packaging systems in Japan and Scandinavia, respectively. The joint ventures cover CUK board supply, use of proprietary carton designs and marketing and distribution of packaging systems. Effective January 1, 2001, we consolidated into our financial statements the accounts of Rengo Riverwood Packaging, Ltd., our Japanese joint venture with Rengo Company Limited, since we have the ability to exercise control over Rengo's operating and financial policies.

  COMPETITION

    There are only two major producers in the United States of CUK board, us and MeadWestvaco Corporation. We face significant competition in our CUK board business segment from MeadWestvaco. Like us, MeadWestvaco produces and converts CUK board, designs and places packaging machines with customers and sells CUK board in the open market. We also face competition from other manufacturers of packaging machines, such as R.A. Jones Co. Inc.

    In the beverage packaging industry, beverage cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Although plastics and corrugated packaging are priced lower than CUK board, we believe that beverage cartons made from CUK board offer advantages over these materials, in areas such as distribution, high quality graphics, carton designs, package performance, environmental friendliness and design flexibility.

    In the consumer products packaging market, our CUK board competes principally with MeadWestvaco's CUK board, CCN and SBS board and, internationally, white lined chip board and folding boxboard. Cartonboard grades compete based on price, strength and printability. CUK board has generally been priced in a range that is higher than CCN and lower than SBS board. CUK board has slightly better tear strength characteristics than SBS board and significantly better printability, tear strength and cross-direction stiffness than CCN. There are a large number of producers of paperboard for the cartonboard markets, which are subject to significant competitive and other business pressures.

Containerboard

    In the United States, we manufacture containerboard--linerboard, corrugating medium and kraft paper--for sale in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Our principal paper machines have the capacity to produce both linerboard and CUK board. We have in the past used these machines to produce linerboard. We have shifted significant mill capacity away from linerboard production on our CUK board machines to more profitable packaging applications and intend to stop producing linerboard. We continue to operate paper machines dedicated to the production of corrugating medium and kraft paper at our two dedicated containerboard machines at the West Monroe mill.

    In 2001, we had net sales in our containerboard business of $93.7 million, representing approximately 7% of our net sales. In 2001, we shipped approximately 38,000 tons of linerboard from the Macon mill and approximately 113,000 tons of corrugating medium, 36,000 tons of kraft bag paper and 52,000 tons of linerboard from our West Monroe mill. In 2001, we also shipped approximately 16,000 tons of various other paperboard products.

    Our primary customers for our U.S. containerboard production are independent and integrated corrugated converters. We sell corrugating medium and linerboard through direct sales offices and agents in the United States. Outside of the United States, linerboard is primarily distributed through independent sales representatives.

    Our containerboard business segment operates within a highly fragmented industry. Most products within this industry are viewed as commodities; consequently, selling prices tend to be cyclical, being affected by economic activity and industry capacity.

    In addition to our U.S. containerboard operations, we owned 50% of Igaras Papeis e Embalagens S.A., an integrated containerboard producer located in Brazil. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which we owned 50 percent. On
October 3, 2000, along with our joint venture partner, Cia Suzano de Papel e Celulose, we completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. We recognized a gain of $70.9 million in connection with the sale, and applied the sale proceeds to pay down debt. On October 12, 2000, we purchased the remaining 50% of the newly formed company for $12.5 million.

Energy and Raw Materials

    Pine pulpwood, hardwood and recycled fibers, including old corrugated containers, used in the manufacture of paperboard, and various chemicals used in the coating of CUK board, represent the largest components of our variable costs of CUK board and containerboard production. The cost of these materials is subject to market fluctuations caused by factors beyond our control. Old corrugated container pricing tends to be very volatile. With the October 1996 sale of our timberlands in Louisiana and Arkansas, we now rely on private landowners and the open market for all of our pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings from our converting operations. Under the terms of the sale of those timberlands, we entered into a 20-year supply agreement with the buyer, Plum Creek Timber Company, L.P., with a 10-year renewal option, for the purchase by us, at market-based prices, of a majority of the West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of our needs for hardwood at the West Monroe mill. An assignee of Plum Creek supplies residual chips to us pursuant to this supply agreement. We purchase the remainder of the wood fiber used in CUK board production at the West Monroe mill from other private landowners in this region. We believe that adequate supplies of open market timber currently are available to meet our fiber needs at the West Monroe mill.

    The Macon mill purchases most of its fiber requirements on the open market, and is a significant consumer of recycled fiber, primarily in the form of clippings from our domestic converting plants as well as old corrugated containers and other recycled fibers. We have not experienced any significant difficulties obtaining sufficient old corrugated containers or other recycled fibers for our Macon mill operations, which we purchase in part from brokers located in the eastern United States. Old corrugated containers pricing, however, tends to be very volatile since it is based largely on the demand for this fiber from recycled paper and containerboard mills. The Macon mill purchases substantially all of its pine pulpwood and hardwood requirements from private landowners in central and southern Georgia. Because of the adequate supply and large concentration of private landowners in this area, we believe that adequate supplies of pine pulpwood and hardwood timber currently are available to meet our fiber needs at the Macon mill.

    Energy, including natural gas, fuel, oil and electricity, represents a significant portion of our manufacturing costs. Until recently, our results had not been significantly affected by the volatility of energy costs. We have entered into fixed price contracts designed to mitigate the impact of future energy cost increases through 2002, and will continue to evaluate our hedge position. We believe that higher energy costs will continue to negatively impact our results for 2002, but the negative impact is expected to be lower than in 2001. Since negotiated contracts and the market largely determine the pricing for our products, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future.

    We purchase a variety of other raw materials for the manufacture of our paperboard, primarily process chemicals and coating chemicals such as kaolin and titanium dioxide. All such raw materials are readily available, and we are not dependent upon any one source of such raw materials.

Patents

    As of March 1, 2002, we have a large patent portfolio, presently owning, controlling or holding rights to approximately 2,100 U.S. and foreign patents, with approximately 1,200 patent applications currently pending. Our patents fall into two principal categories: packaging machinery and structural carton designs.

Employees and Labor Relations

    As of December 31, 2001, we had approximately 4,100 employees worldwide (excluding employees of joint ventures), approximately 3,000 of whom were members of unions and covered by collective bargaining agreements.

    There are four unions representing our U.S. employees, one of which, the Paper, Allied-Industrial, Chemical & Energy Workers International
Union--AFL-CIO, CLC, is associated with the West Monroe mill and converting facility where it represents approximately 1,300 employees, and the Macon mill where it represents approximately 300 of the 400 union employees.

    The current union contract covering the Macon mill was negotiated and ratified by the union in the second quarter of 1998 and runs through December 31, 2003. Also at the Macon mill, the International

Association of Machinists and Aerospace Workers, and the International Brotherhood of Electrical Workers represent certain maintenance employees.

    The current union contract covering the West Monroe mill was negotiated and ratified by the union in February 1997 and covers the six-year period from March 1, 1997 to February 28, 2003. The contract covering employees at the adjacent converting plants was negotiated and ratified by the union in 2000 and covers the five-year period from September 1, 2000 through August 31, 2005.

    Our other U.S. converting plants, other than our converting facility in Perry, Georgia, are represented by unions. The Clinton, Mississippi converting plant contract was negotiated and ratified by the union in January 1997 and covers the six-year period from February 1, 1997 through January 31, 2003. The Cincinnati, Ohio converting plant completed negotiations for a new five year labor agreement effective from February 1, 2001 through January 31, 2006. The Fort Atkinson, Wisconsin converting plant four year labor agreement was negotiated in 1998 with the Graphic Communication Workers and the International Association of Machinists for the period of September 9, 1998 through September 9, 2002 and September 30, 1998 through September 30, 2002, respectively.

    Our international employees are represented by unions in Brazil, France, Spain, Sweden and the United Kingdom.

Environmental Matters

    We are committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time, may be incurred in the future when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

    In 1998, the U.S. Environmental Protection Agency adopted regulations, generally referred to as cluster rules, which mandate more stringent controls on air and water discharges from the United States pulp and paper mills. We estimate the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at our two U.S. paper mills over a seven-year period that began in 2000. As of December 31, 2001, we have spent approximately one-third of that amount for such compliance.

    In late 1995, the Louisiana Department of Environmental Quality, or the DEQ, notified our predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that our predecessor or predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that we previously owned. In response to these notices, we have provided additional information concerning these sites and have commenced our own evaluation of any claims and remediation liabilities for which we may be responsible. Subsequent to receipt in May 1996 of a special demand letter from DEQ to remediate the site in Shreveport, we performed a soil and groundwater investigation at the site pursuant to an agreement with DEQ. In August 2001, we entered into a cooperative agreement for remedial action with DEQ and the landowners of the site, as well as a mutual release and settlement agreement with the landowners. Under the cooperative agreement, we will develop the remedial design and carry out the specified remediation at the site. We have engaged a qualified contractor and expect completion of the work by the end of 2002. In September 1996, we received a special demand letter from DEQ to remediate the site in Caddo Parish. We performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, we entered into a settlement agreement with DEQ that describes in detail the remedial actions necessary for us to obtain full release of all future liability at this site. We have contracted with a vendor to perform the remedial actions as outlined in the settlement agreement and the work is currently proceeding. We no longer own the site since transferring the property to another entity on October 22, 2000. We anticipate the remedial actions outlined in the settlement agreement will be completed during the second quarter of 2002 and, at that time, expect to be relieved of any future liability.

    We are also involved in environmental remediation projects for other properties currently owned or operated by us, certain properties divested by us for which responsibility was retained, and waste disposal sites where waste was shipped by our predecessors or for which we might have corporate successor liability. Certain of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and the state law counterparts. Our costs in some instances cannot be reliably estimated until the remediation process is substantially underway or liability at multiparty sites has been addressed. To address these contingent environmental costs, we have accrued reserves when such costs are probable and can be reasonably estimated. We believe that, based on current information and regulatory requirements, these accruals are adequate. Based on current knowledge, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on our results of operations, cash flows or financial condition, although we cannot assure you that material costs in excess of accrued amounts will not be incurred in connection with clean-up activities at these or other properties, including the Shreveport and Caddo Parish sites referred to above.

Properties

  HEADQUARTERS

    Our principal executive offices are located in Atlanta, Georgia, where Riverwood International currently leases approximately 70,000 square feet of office space.

  MANUFACTURING FACILITIES

    A listing of the major plants and properties owned, or leased, and operated by us is set forth below. Our buildings are adequate and suitable for our business. We also lease certain facilities, warehouses and office space throughout the United States and in foreign countries.

                                     Floor Space in
Type of Facility and Location (1)     Square Feet     Principal Products Manufactured or Use of Facility
---------------------------------    --------------   --------------------------------------------------
Paperboard Mills:
West Monroe, LA....................     1,535,000     CUK board; corrugating medium; kraft paper
Macon, GA..........................       756,000     CUK board
Norrkoping, Sweden.................       417,000     White lined chip board

Converting Plants:
West Monroe, LA (2 plants).........       621,000     Beverage cartons
Cincinnati, OH.....................       241,800     Beverage cartons
Clinton, MS........................       210,000     Beverage cartons
Perry, GA (2)......................       130,000     Beverage cartons
Ft. Atkinson, WI...................       120,000     Beverage cartons
Bristol, Avon, United Kingdom......       428,000     Beverage cartons; cartonboard
Igualada, Barcelona, Spain.........       131,000     Beverage cartons; cartonboard
Beauvois en Cambresis, France......        70,000     Cartonboard
Le Pont de Claix, France...........       120,000     Cartonboard
Jundiai, Sao Paulo, Brazil.........        95,216     Beverage cartons; cartonboard

Packaging Machinery/Other:
Crosby, MN.........................       188,000     Packaging machinery engineering design and
                                                      manufacturing
Marietta, GA.......................        64,000     Product development center--Research and
                                                      development; packaging machinery engineering
                                                      design and carton engineering design
Igualada, Barcelona, Spain.........        22,400     Packaging machinery engineering design and
                                                      manufacturing
Kennesaw, GA.......................        62,500     Development and small scale manufacturing facility
                                                      for Z-Flute-Registered Trademark- product

------------------------

(1) We lease the facilities in Marietta, Georgia; Kennesaw, Georgia; Clinton, Mississippi (part only); Beauvois en Cambresis, France; Le Pont de Claix, France; and Igualada, Barcelona, Spain (packaging machinery facility). We own all other facilities listed.

(2) The facility located in Perry, Georgia is leased from the Middle Georgia Regional Development Authority in consideration of the issuance of industrial development bonds by such entity.

Legal Proceedings

    We are a party to a number of lawsuits arising out of the ordinary conduct of our business. While there can be no assurance as to their ultimate outcome, we do not believe that these lawsuits will have a material impact on our results of operations, cash flows or financial condition.

    We have been a plaintiff in actions against MeadWestvaco, successor by merger to The Mead Corporation, and R.A. Jones Co. Inc. claiming infringement of our patents for our packaging machines. The patents in suit were found infringed but invalid by a jury in a trial against R.A. Jones in August 2001. This finding of invalidity has been appealed to the Court of Appeals for the Federal Circuit. The suit against MeadWestvaco was dismissed by mutual agreement pending the outcome of the appeal of the decision in the case against R.A. Jones.

                                   MANAGEMENT

Directors and Executive Officers

    The names, ages as of March 1, 2002 and positions of our directors and executive officers are set forth below.

                 Name                      Age                         Position
                 ----                    --------                      --------
Stephen M. Humphrey....................     57      President, Chief Executive Officer and Director
Thomas M. Gannon.......................     52      Chief Operating Officer
                                                    Senior Vice President and Chief Financial
Daniel J. Blount.......................     46      Officer
Wayne E. Juby..........................     54      Senior Vice President, Human Resources
Steven D. Saucier......................     48      Senior Vice President, Paperboard Operations
B. Charles Ames........................     76      Chairman and Director
Kevin J. Conway........................     43      Director
Leon J. Hendrix, Jr....................     60      Director
Hubbard C. Howe........................     73      Director
Alberto Cribiore.......................     56      Director
Brian J. Richmand......................     48      Director
Lawrence C. Tucker.....................     59      Director
Samuel M. Mencoff......................     45      Director
G. Andrea Botta........................     48      Director
Gianluigi Gabetti......................     77      Director

    Stephen M. Humphrey joined us in March 1997. From 1994 through 1996,
Mr. Humphrey was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building products and services. From 1981 until 1994, Mr. Humphrey was employed by Rockwell International Corporation, a manufacturer of electronic industrial, automotive products, telecommunications systems and defense electronics products and systems, where he held a number of key executive positions.

    Thomas M. Gannon assumed his position in July 2001. From September 1998 until July 2001, Mr. Gannon was Executive Vice President, Commercial Operations. From July 1997 until September 1998, Mr. Gannon was Senior Vice President and Chief Financial Officer. From August 1995 until July 1997, Mr. Gannon was employed by Libby-Owens-Ford Co., a manufacturer of home, commercial and automobile flat glass products, most recently as Corporate Vice President of Finance and Administration and Chief Financial Officer.

    Daniel J. Blount is Senior Vice President and Chief Financial Officer, positions he assumed in September 1999. From September 1998 until September 1999, Mr. Blount was Vice President and Chief Financial Officer. Prior to joining us, Mr. Blount spent 13 years at Montgomery Kone, Inc., an elevator, escalator and moving ramp product manufacturer, installer and service provider, most recently as Senior Vice President, Finance.

    Wayne E. Juby is Senior Vice President, Human Resources. Mr. Juby joined us in November 2000. From November 2000 until April 2001, Mr. Juby was Director, Corporate Training, of Riverwood International. From 1994 until 1996, Mr. Juby was Vice President, Human Resources, of National Gypsum Company.

    Steven D. Saucier is Senior Vice President, Paperboard Operations of Riverwood International. Mr. Saucier joined us in November 1998. From July 1998 until October 1998, Mr. Saucier was Senior Vice

President, Manufacturing, of JPS Packaging, a manufacturer of flexible packaging. From April 1996 until July 1998, Mr. Saucier was Senior Vice President, Supply Chain, of Sealright Co., Inc., a manufacturer of rigid and flexible packaging.

    B. Charles Ames has, since 1987, been a principal of Clayton, Dubilier & Rice, Inc., a New York-based private investment firm. Mr. Ames is a director of CD&R Investment Associates II, Inc., a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership. Mr. Ames is also a limited partner of CD&R Associates V Limited Partnership and serves as a director of Remington Arms Company, Inc., a manufacturer of sporting goods products for the hunting, shooting sports and fishing markets, and its parent RACI Holding, Inc. He is also a director of Kinko's, The Progressive Corporation, Lexmark International, Inc. and Schulte GmbH & Co., KG.

    Kevin J. Conway has been a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership since 1994. Prior to joining Clayton, Dubilier & Rice, Inc. in 1994, Mr. Conway was employed by Goldman, Sachs & Co. Mr. Conway is also a director of SIRVA (formerly Allied Worldwide), a moving services and logistics company, and Covansys, an IT services company.

    Leon J. Hendrix, Jr. is the Chairman and a director of Remington and RACI Holding, Inc. He was a principal of Clayton, Dubilier & Rice, Inc. from 1993 until 2000. Mr. Hendrix serves as a director of Keithley Instruments, Inc., a manufacturer of electronic test and measurement instruments and systems, NACCO Industries Inc., a manufacturer of forklift trucks and small electric appliances, a supplier of kitchenware, and the mining and marketing of fuel for power generation by electric utilities, and Cambrex Corporation, an international manufacturer of a broad line of specialty and fine chemicals.

    Hubbard C. Howe was a principal of Clayton, Dubilier & Rice, Inc. from 1990 until his retirement in 1998. Mr. Howe has been a director of Remington and RACI Holdings, Inc. since 1993, and was Chairman and Chief Executive Officer of Remington and RACI Holdings, Inc. until December 1997. Mr. Howe served as Vice Chairman from February 1994 until November 1997, and as Chairman from prior to 1993 until February 1994, of Nu-kote International, Inc., a printing supplies manufacturer, and its parent Nu-kote Holding, Inc.

    Alberto Cribiore is currently the Managing Principal of Brera Capital Partners, LLC, a private equity investment firm in New York. Prior to forming Brera Capital Partners, Mr. Cribiore was co-president and partner at Clayton, Dubilier & Rice, Inc., which he joined in 1985 as one of three principal shareholders. He had previously been a Senior Vice President at Warner Communications, where he was responsible for mergers, acquisitions and divestitures. He is currently on the boards of directors of Classic Cable, Inc. and GAB Robins, as well as several privately held companies and philanthropic organizations.

    Brian J. Richmand has served as a Special Partner of J.P. Morgan Partners LLC (formerly Chase Capital Partners), since January 1, 2000, and as a General Partner of J.P. Morgan Partners LLC from August 1, 1993 to December 31, 1999. Prior to joining J.P. Morgan Partners LLC, Mr. Richmand was a partner at the law firm of Kirkland & Ellis. Mr. Richmand is also currently a director of Reiman Publishing, LLC, Transtar Metals, LLC, EMP Group, L.L.C. and American Media, Inc. J.P. Morgan Partners LLC is an affiliate of J.P. Morgan Partners (BHCA), L.P.

    Lawrence C. Tucker has been a General Partner of Brown Brothers Harriman & Co., a private banking firm, since 1979. He also serves as an advisory director of WorldCom, Inc., an international provider of long distance voice, data and video services, WorldCom Ventures, Inc., a venture capital fund,

National Healthcare Corp., an owner, operator and manager of long-term care facilities, retirement apartments and assisted living units, VAALCO
Energy Inc., an international oil and gas exploration company, US
Unwired, Inc., a digital wireless telephone carrier, Z-tel Technologies, Inc., a provider of voice and enhanced communications services to residential customers and other carriers, Digex, Inc., a provider of web hosting and related services and Xspedius, Inc., a competitive local exchange company. Brown Brothers Harriman & Co. is the general partner of The 1818 Fund, L.P., The 1818 Fund II, L.P., The 1818 Fund III, L.P., The 1818 Mezzanine Fund, L.P., and The 1818 Mezzanine Fund II, L.P.

    Samuel M. Mencoff has been employed principally as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm, which he co-founded in January, 1993. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital, a private equity investment firm. Mr. Mencoff is a director of Buckeye Technologies Inc., a manufacturer of specialty cellulose pulps and non-woven fiber products, Bay State Paper Holding Company, a producer of recycled containerboard and related products and Packaging Corporation of America, an integrated producer of containerboard and corrugated packaging products.

    G. Andrea Botta has been a managing director of Morgan Stanley since September 1999. Previously, he was President of EXOR America, Inc. (formerly IFINT-USA Inc.) from 1993 until June 1999. Mr. Botta is also a director of Key 3 Media.

    Gianluigi Gabetti has been Vice Chairman of IFI S.p.A.--Istituto Finanziario Industriale (the holding company of the Agnelli family) since 1993. Mr. Gabetti is also a director of IFIL--Finanziaria di Partecipazioni, a holding company of the Agnelli Group. Mr. Gabetti had been a director of FIAT S.p.A. from 1971 to 1999 where, upon mandatory retirement, he was appointed Director Emeritus.
Mr. Gabetti is also Vice Chairman of EXOR Group S.A., an international investment holding company of the Agnelli Group; Chairman of FIAT U.S.A., the U.S. arm of the Italian industrial group; and a director of Club Mediterranee S.A., an international leisure and travel organization.

Board of Directors

    Prior to the closing of this offering, our board of directors will be divided into three classes serving staggered three-year terms. At that time, we shall designate classes for the directors. We intend to appoint two additional independent directors prior to the closing of this offering.

    Upon the closing of this offering, our existing stockholders agreement will terminate. We anticipate that we, Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. will enter into a new stockholders agreement. We expect that this new stockholders agreement will entitle Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. to designate a specified number of directors, which will be at least a majority of our board of directors following the closing of this offering. We expect that the designation rights will be subject to reductions based on specified reductions in share ownership percentages.

    Clayton, Dubilier & Rice, Inc. has an agreement with Brera Capital Partners, LLC, a private equity firm of which Mr. Cribiore is Managing Principal, that for so long as Clayton Dubilier & Rice Fund V Limited Partnership, or any other investment fund managed by Clayton, Dubilier & Rice, Inc., is able to elect or entitled to designate two or more members of our board of directors, Clayton, Dubilier & Rice, Inc. will arrange for the applicable fund to elect or designate Mr. Cribiore as a member of our board of directors, and Brera Capital Partners, LLC has agreed that it will make Mr. Cribiore available to serve as a member of our board of directors.

Committees of the Board

    Our board of directors has established an audit committee, a compensation and benefits committee, and an executive committee. Our board of directors may from time to time establish other committees to facilitate the management of Riverwood Holding.

  AUDIT COMMITTEE

    Upon the closing of this offering, the audit committee will consist of
Messrs.              ,              and              . The audit committee
reports on its activities to the board of directors and is responsible for, among others,

    - overseeing and ensuring compliance with our accounting and financial reporting principles and policies and out internal controls and procedures;

    - monitoring the integrity of our financial statements;

    - selecting, evaluating and, when deemed appropriate, replacing our independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement); and

    - evaluating the independence of our independent auditors.

  COMPENSATION AND BENEFITS COMMITTEE

    Upon the closing of this offering, the compensation and benefits committee
will consist of Messrs.              ,              and              . The
compensation and benefits committee will oversee the compensation and benefits of our management and employees.

    The compensation and benefits committee will establish a subcommittee composed solely of directors who are not affiliated with us or our management. This subcommittee will be responsible for:

    - reviewing and making recommendations as to the compensation of our chief executive officer, our four other most highly compensated executive officers and any other individuals whose compensation the compensation and benefits committee anticipates may become subject to Section 162(m) of the Internal Revenue Code;

    - approving any awards of stock or options to those of our directors who are employees of Riverwood Holding and to other individuals who are "officers" of Riverwood Holding for purposes of Section 16 of the Exchange Act; and

    - administering certain elements of our annual performance incentive plan (described below).

    In the remainder of this prospectus, when we refer to the board of directors or the compensation and benefits committee, we are referring to our board of directors or to the subcommittee of the compensation and benefits committee where Section 162(m) of the Internal Revenue Code or Section 16 of the Exchange Act would require that action be taken by the full board of directors or the subcommittee rather than the compensation and benefits committee.

  EXECUTIVE COMMITTEE

    Upon the closing of this offering, the executive committee will consist of
Messrs.              ,              and              . The primary functions of
the executive committee are to exercise all powers and authority of the board of directors in the management of the property, affairs and business of Riverwood Holding during the intervals between the meetings of the board of directors.

Compensation of Directors

    Our directors who are not officers or employees of Riverwood Holding and who are not employed by or affiliated with Clayton, Dubilier & Rice, Inc. will receive an annual retainer fee of $30,000, payable in quarterly installments, plus $2,500 per board meeting attended. Currently, two of our directors are employees of Clayton, Dubilier & Rice, Inc., to which we pay a fee for management and financial consulting services. See "Certain Relationships and Related Party Transactions." Directors who are officers or employees of Riverwood Holding will not receive any additional compensation for serving as a director. We will reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

    Clayton, Dubilier & Rice, Inc. has agreed that, for so long as Mr. Cribiore serves as a Clayton, Dubilier & Rice, Inc.-designated member of our board of directors, Clayton, Dubilier & Rice, Inc. will pay Brera Capital Partners, LLC, a private equity firm of which Mr. Cribiore is Managing Principal, the amount of the directors fees we generally pay to our unaffiliated directors, less the amount of any fees that we pay to Brera Capital Partners LLC or Mr. Cribiore for serving on our board of directors. Clayton, Dubilier & Rice, Inc. has also agreed to reimburse Brera Capital Partners, LLC for any expenses that Brera Capital Partners, LLC incurs in connection with providing Mr. Cribiore to serve on our board of directors, to the extent we do not reimburse Brera Capital Partners, LLC or Mr. Cribiore.

Management Compensation Summary

    The following table summarizes the compensation we paid for services rendered during the fiscal years indicated below to the chief executive officer and the four most highly compensated executive officers, or the named executive officers. Share information is presented before giving effect to the stock split to be completed prior to the closing of this offering.

                                            Annual Compensation                       Long-Term Compensation Award
                           -----------------------------------------------------   -----------------------------------
                                                                                      Securities
                                                                Other Annual       Underlying Stock      All other
          Name               Year     Salary $   Bonus $    Compensation ($) (1)       Options        Compensation (9)
          ----             --------   --------   --------   --------------------   ----------------   ----------------
Stephen M. Humphrey .....    2001     $807,667   $     --         $282,535 (2)              --                 --
  President and Chief        2000      766,000    350,000          284,040 (3)              --                 --
  Executive Officer          1999      558,833    511,612          119,295 (4)          75,000                 --

Thomas M. Gannon ........    2001     $380,250   $     --         $  6,471                  --              5,100
  Chief Operating Officer    2000      343,167    200,000            6,305                  --              5,100
                             1999      318,167    353,782               --              24,000              8,789

Daniel J. Blount ........    2001     $262,583   $     --               --                  --                 --
  Sr. Vice President and     2000      239,000    130,000               --                  --                 --
  Chief                      1999      210,000    192,255         $     --              15,000                 --
  Financial Officer

Steven D. Saucier .......    2001     $270,917   $     --         $ 67,841 (5)              --             $5,100
  Sr. Vice President,        2000      246,083    200,000           20,043 (6)              --              5,100
  Paperboard Operations      1999      225,000    205,988          113,406 (7)          25,667              8,789

                                            Annual Compensation                       Long-Term Compensation Award
                           -----------------------------------------------------   -----------------------------------
                                                                                      Securities
                                                                Other Annual       Underlying Stock      All other
          Name               Year     Salary $   Bonus $    Compensation ($) (1)       Options        Compensation (9)
          ----             --------   --------   --------   --------------------   ----------------   ----------------
Wayne E. Juby ...........    2001     $188,542   $     --         $ 33,046 (8)              --              5,100
  Sr. Vice President,        2000           --         --               --                  --                 --
  Human Resources            1999           --         --               --                  --                 --

------------------------

(1) Except as otherwise noted, amounts consist of certain taxable perquisites, the value of none of which exceeded 25% of the total value of the perquisites provided.

(2) Includes $9,685 of perquisites. Also includes $272,850, which is the amount of interest that would have been paid on a $5,000,000 non-interest bearing loan made by Riverwood Holding to the named executive officer had such loan borne interest at 5.49% per annum through December 18, 2001 and 3.93% per annum from December 19, 2001, the applicable federal rates at the time such loan was made and extended respectively.

(3) Includes $9,540 of perquisites. Also includes $274,500, which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Riverwood Holding to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(4) Includes $86,957 of perquisites of which $76,898 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also includes $32,338, which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Riverwood Holding to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(5) Includes $7,841 of perquisites. Also, includes $60,000 of income attributable to the purchase of shares below the estimated fair market value of the common stock.

(6) Includes $5,043 of perquisites of which $100 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also includes $15,000 of income attributable to the purchase of shares below the estimated fair market value of the common stock.

(7) Includes $78,632 of tax reimbursements paid in respect of taxable perquisites.

(8) Includes $13,555 of tax reimbursements paid in respect of taxable perquisites.

(9) Amounts consist of our contributions on behalf of the named executive officers to our savings plan.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

    The following table sets forth information for each named executive officer with regard to stock option exercises during 2001 and the aggregate value of options held at December 31, 2001. Share number and price per share information is presented before giving effect to the stock split to be completed prior to the closing of this offering.

                                                              Number of Securities
                                                                   Underlying
                                                                  Unexercised          Value of Unexercised
                                                                Options/SARs at      in-the-Money Options/SARS
                                                                Fiscal Year-End       at Fiscal Year-End ($)
                                                              --------------------   -------------------------
                       Shares Acquired                            Exercisable/             Exercisable/
        Name           on Exercise (#)   Value Realized ($)      Unexercisable           Unexercisable (1)
        ----           ---------------   ------------------   --------------------   -------------------------
Stephen M. Humphrey..         --                  --           206,875/93,125         $8,458,325/$3,166,675
Thomas M. Gannon.....         --                  --            20,493/26,007           $409,860/$520,140
David J. Blount......         --                  --             5,123/9,877            $102,460/$197,540
Steven D. Saucier....         --                  --            8,841/16,826            $176,820/$336,520
Wayne E. Juby........         --                  --                 0/0                     $--/$--

------------------------

(1) The dollar amounts set forth under this heading are calculated based on a price per share of the common stock of $120, the estimated fair market value of the common stock as of December 31, 2001 as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the executive committee of the board of directors, minus the exercise price for such options.

Pension Plan

    All U.S. salaried employees who satisfy the service eligibility criteria are participants in the Riverwood International Employees Retirement Plan, or the retirement plan. Pension benefits under the retirement plan are limited in accordance with the provisions of the Internal Revenue Code of 1986, as amended, governing tax qualified pension plans. We have adopted a supplemental pension plan, together with the retirement plan, the pension plans, that provides for payment to participants of the retirement benefits equal to the excess of the benefits that would have been earned by each such participant had the limitations of the Internal Revenue Code not applied to the retirement plan and the amount actually earned by such participant under the retirement plan. Each of the named executive officers is eligible to participate in the pension plans. Benefits under the supplemental pension plan are not pre-funded; such benefits are paid by us or through the Riverwood International Employees Retirement Plan through a Qualified Supplemental Employees Retirement Plan. The pension plan table below sets forth the estimated annual benefits payable upon retirement, including amounts attributable to the supplemental pension plan, for specified remuneration levels and years of service.

Pension Plan Table

                                                            YEARS OF SERVICE
                                          ----------------------------------------------------
              REMUNERATION                   15         20         25         30         35
              ------------                --------   --------   --------   --------   --------
$125,000................................  $24,249    $32,332    $40,416    $48,499    $56,582
 150,000................................   29,499     39,332     49,166     58,999     68,832
 175,000................................   34,749     46,332     57,915     69,499     81,082
 200,000................................   39,999     53,332     66,666     79,999     93,332
 225,000................................   45,249     60,332     75,416     90,499    105,582
 250,000................................   50,499     67,332     84,165    100,999    117,832
 300,000................................   60,999     81,332    101,666    121,999    142,332
 400,000................................   81,999    109,332    136,665    163,999    191,332
 450,000................................   92,499    123,332    154,166    184,999    215,832
 500,000................................  102,999    137,332    171,666    205,999    240,332
 600,000................................  123,999    165,332    206,666    247,999    289,332
 700,000................................  144,999    193,332    241,665    289,999    338,332
 800,000................................  165,999    221,332    276,666    331,999    387,332
 900,000................................  186,999    249,332    311,666    373,999    436,332
1,000,000...............................  207,999    277,332    346,666    415,999    485,332

------------------------

(A) Had the named executive officers in the summary compensation table retired as of December 31, 2001, their respective five-year average salaries, plus bonuses, for purposes of the table set forth above, would have been as follows: Mr. Blount, $342,337; Mr. Gannon, $495,354; Mr. Humphrey, $959,708;
    Mr. Juby, $144,271 and Mr. Saucier, $343,247.

(B) On December 31, 2001, the named executive officers in the summary compensation table had the following years of credited service under the retirement plan: Mr. Blount, 4; Mr. Gannon, 4; Mr. Humphrey, 5; Mr. Juby, 1, and Mr. Saucier, 3.

(C) Salary as defined in the retirement plan includes payment under the annual incentive compensation plan but excludes payments under any of our equity incentive plans or that of our predecessor company. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment and will be offset by social security payments received by the participant.

Employment Agreements

    We are a party to an employment agreement with Mr. Humphrey that was originally entered into on March 27, 1997, and was amended and restated effective as of January 1, 2002. Riverwood International is also a party to the agreement, and is the "employer" under the agreement. Unless earlier terminated by Riverwood International or Mr. Humphrey, the agreement will expire on March 31, 2007. Under the agreement, Mr. Humphrey will serve until March 31, 2005 as our president and chief executive officer and shall serve as a member of our board. During the period April 1, 2005 to March 31, 2007, Mr. Humphrey will serve as the chairman of our board and shall cease to be our president and chief executive officer.

    During the employment period, Mr. Humphrey is entitled to annual base salary of $812,000 for the period January 1, 2002--March 31, 2002, $900,000 for the period April 1, 2002--March 31, 2003, $950,000 for the period April 1, 2003--March 31, 2004 and $1,000,000 for the period April 1, 2004--March 31,
2005. Also during these periods Mr. Humphrey will be eligible for an annual bonus and other benefits. Commencing April 1, 2005, Mr. Humphrey will receive $750,000 as compensation for his service as chairman of our board of directors. Mr. Humphrey will generally be entitled to receive a special supplemental retirement benefit equal to the difference between (1) his combined benefits under our retirement pension plan and supplemental pension plan and (2) the benefits that Mr. Humphrey would have received under such plans if he had 10 years of service with Riverwood International.

    Pursuant to the agreement, on January 1, 2002, Mr. Humphrey was granted 150,000 service options and 300,000 performance options under the 2002 Stock Incentive Plan (before giving effect to the stock split to be completed prior to the closing of this offering). See "--2002 Stock Incentive Plan." The agreement also provides that, if Mr. Humphrey remains employed through the term of the agreement or if Mr. Humphrey remains employed through the date of a change in control of Riverwood Holding or Riverwood International or if Mr. Humphrey's employment is terminated other than for cause or for good reason (in each case as defined in his employment agreement) within six months of a change in control and after the sale by Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliate of all of the common stock to a non-affiliate, Mr. Humphrey will be entitled to a special payment equal to the shortfall, if any, between
(1) the aggregate net realized or realizable value of the stock options granted to Mr. Humphrey and (2) $10,000,000. However, Mr. Humphrey will be entitled to such payment only if there is no credit agreement shortfall (as defined in the employment agreement). A credit agreement shortfall will occur if Riverwood International fails to satisfy the minimum financial covenants contained in the senior secured credit agreement.

    In the event that Mr. Humphrey's employment is terminated without cause or by Mr. Humphrey for good reason, Mr. Humphrey is entitled to (1) severance in the form of salary continuation and continued medical, dental, life insurance and similar benefits for a period of three years or, if shorter, the remainder of the employment term, (2) a pro-rata portion of any incentive bonus to which he may be entitled in the year of his employment termination and
(3) reimbursement for the cost of outplacement and career counseling services in an amount not to exceed $25,000. Any severance amounts payable to Mr. Humphrey under the agreement will be reduced by any payments made to Mr. Humphrey under the severance plans and programs of Riverwood Holding, Riverwood International or its affiliates. The agreement also contains certain non-competition and non-solicitation provisions.

    We are also parties to employment agreements with each of Messrs. Gannon, Blount, Saucier and Juby. The agreements with Messrs. Gannon, Blount, Saucier and Juby, entered into as of July 14, 1997,

September 1, 1998, November 1, 1998 and May 1, 2001, respectively, have an initial three year term that automatically extends for additional one-year periods following the expiration of the initial term. The agreements provide for minimum base salaries of at least $265,000, $200,000, $225,000 and $225,000, for each of Messrs. Gannon, Blount, Saucier and Juby, respectively, and for bonuses and other benefits set forth in the Summary Compensation Table. In the event of termination of employment by us without cause or by the executive for good reason (in each case as defined in the respective employment agreement), the agreements provide for severance of a pro-rata incentive bonus for the year in which termination of employment occurs, and base salary and continued welfare benefits for the longer of the reminder of the employment term, one year or one month for each year of service. The agreements also contain certain non-competition and non-solicitation provisions.

Certain Change in Control Arrangements

    Under our 1996 stock incentive plan, 1999 LTIP and 2002 stock incentive plan, in the event of a change in control (as defined in the plans), we may be obligated to make certain payments to the named executive officers and options and incentive stock units held by those individuals may vest. A payment equal to the option spread value will be made with respect to each vested stock option. A payment equal to the change of control price will be made with respect to each share of common stock underlying a vested restricted stock unit.

    Our board has approved the establishment of a nonqualified supplemental executive retirement plan, or SERP, for the benefit of approximately fifteen key executives of Riverwood Holding. The SERP will provide these executives with an enhanced retirement benefit in the event of a change in control (as defined in the SERP) of Riverwood Holding. The enhanced benefit will be determined by using the retirement formula contained in the Riverwood International Employees Retirement Plan and will be calculated by assuming that each executive has attained age 55 and has 10 years of service to his credit with Riverwood Holding or Riverwood International. The benefit accrued by each executive under the SERP will be offset by the benefit payable to such executive under the Riverwood International Employees Retirement Plan. Benefits under the SERP will be funded through a rabbi trust upon a change in control.

Compensation Committee Interlocks

    During the fiscal year 2001, Messrs. Hendrix, Ames, Botta and Cribiore served on the compensation and benefits committee of our board. Mr. Ames is a principal of Clayton, Dubilier & Rice, Inc. Mr. Hendrix, one of the two Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors, was a principal of Clayton, Dubilier & Rice, Inc. until 2000. Clayton, Dubilier & Rice, Inc. received an annual fee of $470,000 for advisory, management, consulting and monitoring services from us. We have also agreed to indemnify the members of the boards employed by Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier &
Rice, Inc. against liabilities incurred under securities laws with respect to their services for us.

    Messrs. Hendrix and Cribiore are currently the Clayton, Dubilier & Rice Fund V Limited Partnership-nominated directors on the compensation and benefits committees.

Annual Performance Incentive Plan

    Prior to the completion of this offering, we expect that our board of directors will adopt and our shareholders will approve an annual performance incentive plan that will provide for the award to our officers of incentive bonuses. Each year the compensation and benefits committee will establish target incentive bonuses for participants in the annual performance incentive plan and will select the performance criteria for that year for a participant or group of participants.

    The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the compensation and benefits committee may deem appropriate.

    The compensation and benefits committee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the committee deems appropriate and the compensation and benefits committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

    Bonuses will generally be payable as soon as practicable after the compensation and benefits committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the compensation and benefits committee determines, and will generally be payable only if the participant remains employed with Riverwood Holding and its affiliates. If a participant in the plan dies or becomes disabled prior to the payment of the bonus with respect to the year in which he or she dies or becomes disabled, the compensation and benefits committee may award to the participant (or his or her estate or legal representative) all or such pro rata portion of the bonus that would otherwise have been payable as it determines appropriate.

    The compensation and benefits committee may require that a portion of a participant's annual incentive bonus will be payable in shares or options awarded under our 2002 stock plan.

    The annual performance incentive plan will be administered by our board of directors or the compensation and benefits committee, which may delegate its authority except to the extent that it relates to the compensation of our chief executive officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or the compensation and benefits committee believes may become subject to
Section 162(m) of the Code. The determination of the compensation and benefits committee on all matters relating to the annual performance incentive plan will be final and binding.

    The annual performance incentive plan will generally be effective for 2002 and each of calendar years 2003, 2004 and 2005. Our board of directors or the compensation and benefits committee may at any time amend, suspend, discontinue or terminate the annual performance incentive plan.

  FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the annual performance incentive plan.

    A participant in the annual performance incentive plan will generally recognize ordinary income equal to the cash bonus he or she receives in the year it is paid or made available, and we will generally be entitled to a deduction of the same amount in the year to which the bonus relates. If a portion of a participant's annual bonus is paid in shares or options under the 2002 stock plan, the federal income tax consequences to us and the participant will generally be as described below under the description of the 2002 stock plan.

    Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of Section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the annual performance incentive plan before the first meeting of our stockholders in 2006 at which directors will be elected.

2002 Stock Plan

    Prior to the completion of the offering, we expect that our board of directors will adopt and our shareholders will approve a 2002 stock plan that will provide for the award to our officers and other employees of shares of common stock and options to purchase common stock.

    The 2002 stock plan will be administered by the compensation and benefits
committee. Initially,       shares of stock will be available for award under
the 2002 stock plan.

    Options granted under the 2002 stock plan to purchase shares of common stock may be either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The exercise price of the stock options will, unless the compensation and benefits committee determines otherwise, not be less than the fair market value of the common stock at the time of grant. The stock options will generally have a term of ten years, unless the compensation and benefits committee specifies a shorter term. The compensation and benefits committee will have the power to determine the vesting schedule for options granted under the 2002 stock plan. The exercise price of a stock option is payable in cash or its equivalent or, as permitted by the compensation and benefits committee, by exchanging shares of common stock owned by the option holder, or by a combination of the foregoing.

    The compensation and benefits committee may also award shares of common stock that will vest and/or become delivered to the participant on such terms and conditions as the compensation and benefits committee shall determine.

  FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards under the 2002 stock plan.

    The grant of a stock option will give rise to no tax consequences for the option holder or us. Upon exercising a stock option, other than an incentive stock option, the option holder will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction in the same amount. A stock option holder generally will not recognize taxable income upon exercising an incentive stock option and we will not be entitled to any tax deduction with respect to an incentive stock option if the option holder holds the shares for the applicable periods specified in the Internal Revenue Code.

    With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. Riverwood Holding will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

1996 Stock Incentive Plan

  ESTABLISHMENT OF 1996 STOCK INCENTIVE PLAN

    Effective April 8, 1996, we established the Riverwood Holding, Inc. Stock Incentive Plan, or 1996 stock incentive plan. The 1996 stock incentive plan provides for the granting of nonqualified stock options and rights to purchase common stock subject to the terms and conditions thereunder. Prior to the completion of this offering, the 1996 stock incentive plan will be amended to preclude the future grant of awards.

  ELIGIBILITY

    Executive officers and other key management employees of Riverwood Holding selected by the board have been granted awards under the 1996 stock incentive plan. The number of participants in the 1996 stock incentive plan has varied from year to year.

  SHARES SUBJECT TO THE STOCK INCENTIVE PLAN

    The maximum number of shares common stock authorized to be issued under the 1996 stock incentive plan is 698,000 (before giving effect to our anticipated stock split). As of March 31, 2002, 424,890 shares of common stock (before giving effect to our anticipated stock split) were subject to awards under the 1996 stock incentive plan. The shares that may be issued and delivered under the 1996 stock incentive plan may be treasury shares or authorized but unissued shares of Riverwood Holding. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the 1996 stock incentive plan. Adjustments will also be made to the exercise price or purchase price in respect of such awards.

  ADMINISTRATION

    The 1996 stock incentive plan has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 1996 stock incentive plan and to make all determinations necessary and advisable for purposes of administering the 1996 stock incentive plan. The determination of the compensation and benefits committee on all matters relating to the 1996 stock incentive plan is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 1996 stock incentive plan.

  STOCK OPTIONS

    All outstanding 1996 stock options granted under the 1996 stock incentive plan are nonqualified options to purchase common stock. Stock options granted under the 1996 stock incentive plan are either service options or performance options. Some option holders have been granted only service options, while others have been granted both performance options and service options.

    Service options become vested in five equal installments on each of the first five anniversaries of the grant date. Service options also become fully vested (1) in the event of a change in control of Riverwood Holding (see below) or (2) if the option holders' employment is terminated other than for cause (as defined in the 1996 stock incentive plan) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates to a non-affiliate.

    Performance options become vested upon the achievement by Riverwood Holding of EBITDA targets determined by the board and provided that the option holder is employed by Riverwood Holding or its subsidiaries on the date that the EBITDA target is achieved. Additionally, performance options become fully vested
(1) upon a change in control of Riverwood Holding or (2) nine years and six months after the grant date regardless of whether Riverwood Holding achieves the applicable EBITDA targets, but only if the option holder is employed by Riverwood Holding or its subsidiaries on such date.

    The stock options generally have a term of 10 years. If an option holder terminates employment with Riverwood Holding and its subsidiaries on account of death, permanent disability (as defined in the 1996 stock incentive plan) or retirement (as defined in the 1996 stock incentive plan), all service options and a proportionate share of the performance options will become vested. This "proportionate share" of performance options is determined by multiplying
(1) the percentage obtained by dividing (x) the cumulative EBITDA achieved by Riverwood Holding as of the last day of the calendar quarter coinciding with or immediately preceding the option holder's termination of employment by (y) the EBITDA target specified by the board for the year of employment termination AND
(2) the total number of shares of common stock subject to the performance options. Performance options that do not become vested will terminate and be cancelled immediately upon the option holder's termination of employment. All vested stock options will remain exercisable until the earlier of the (1) first anniversary of such termination of employment and (2) the date the option would otherwise expire. If option holder's employment terminates for cause all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his vested stock options will remain exercisable until the 60th day after the earlier of (1) period during which the Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership may exercise successive rights to repurchase the vested stock options and (2) the date the option would otherwise expire.

    Prior to the consummation of an underwritten public offering of the shares of common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have successive rights to repurchase vested stock options following an option holder's termination of employment for any reason other than for cause. The repurchase price will generally equal the excess of the fair market value of the common stock underlying the vested stock option over the aggregate exercise price of such vested stock option. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have similar repurchase rights with respect to shares of common stock received by an option holder in connection with the exercise of a stock option granted under the 1996 stock incentive plan, hereafter referred to as option shares. The repurchase price per option share will generally equal the fair market value of a share of common stock as of the date of the option holder's termination of employment. However, if the option holder's employment is terminated for cause, the repurchase price per option share will be the lower of (1) the fair market value of a share of common stock as of the date of the option holder's termination of employment and
(2) the price at which the option holder purchased such option shares from Riverwood Holding. In the event of an option holder's termination of employment without cause or due to death, disability or retirement, the option holder will have the right to require Riverwood Holding to repurchase any option shares held by the option holder for at least 6 months. The per share repurchase price will equal the fair of a share of common stock on the date of employment termination. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership also have rights of first refusal with respect to any option shares held by an option holder.

    Following the consummation of an underwritten public offering, an option holder will be permitted to deliver to Riverwood Holding, in full or partial payment of the exercise price of such stock options, shares of common stock owned by the option holder for at least 6 months.

  OFFERS TO PURCHASE COMMON STOCK

    Offers to purchase common stock may be made to a Participant pursuant to a stock subscription agreement. The purchase price per share of common stock is determined by the compensation and benefits committee. Neither the participant nor the participant's heirs or representatives may sell, transfer or otherwise dispose of the shares of common stock without allowing Riverwood Holding and Clayton,

Dubilier & Rice Fund V Limited Partnership to exercise their rights of first refusal with respect to such shares.

    In the event of a participant's termination of employment prior to an initial underwritten public offering of the shares of common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have successive rights to repurchase the shares of common stock purchased by a participant. The repurchase price will generally equal the fair market value of a share of common stock as of the date of the participant's termination of employment. If the participant's employment is terminated for cause, the per share repurchase price will be the lower of (1) the fair market value of a share of common stock as of the date of the participant's termination of employment and (2) the price at which the participant purchased the shares of common stock from Riverwood Holding.

  CHANGE OF CONTROL

    In the event of a change in control (as defined in the 1996 stock incentive plan), each unvested service option and each unvested performance options held by an option holder will become vested. Each vested stock option will be cancelled in exchange for a cash payment equal to the product of (1) the excess of the price paid for a share of common stock in the transaction constituting the change in control OVER the per share exercise price of the vested option and
(2) the number of shares of common stock underlying such vested option.

  FEDERAL INCOME TAX CONSEQUENCES

    For a brief summary of the federal income tax consequences of stock option awards and awards of the right to purchase common stock, see "--2002 Stock Plan--Federal Income Tax Consequences."

1999 LTIP

  ESTABLISHMENT OF THE 1999 LTIP

    Effective February 24, 1999, we established the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, or the 1999 LTIP. The 1999 LTIP provides for the award of nonqualified stock options, incentive stock units and certain payments, subject to the terms and conditions thereunder. Prior to the completion of this offering, the 1999 LTIP will be amended to preclude the future grant of awards.

  ELIGIBILITY

    Executive officers and other key management employees of Riverwood Holding selected by the board have been granted awards under the 1999 LTIP. The number of participants in the 1999 LTIP has varied from year to year.

  SHARES SUBJECT TO THE 1999 LTIP

    The maximum number of shares of common stock authorized to be issued under the 1999 LTIP is 457,300 (before giving effect to our anticipated stock split). As of March 31, 2002, 206,444 shares of common stock (before giving effect to our anticipated stock split) were subject to awards under the 1999 LTIP. The shares to be issued and delivered under the 1999 LTIP may be treasury shares or authorized but unissued shares of Riverwood Holding. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the plan. Adjustments will also be made to the exercise price in respect of such awards.

  ADMINISTRATION

    The 1999 LTIP has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 1999 LTIP and to make all determinations necessary and advisable for purposes of administering the 1999 LTIP. The determination of the compensation and benefits committee on all matters relating to the 1999 LTIP is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 1999 LTIP.

  STOCK OPTIONS

    All outstanding stock options granted under the 1999 LTIP are nonqualified options to purchase common stock. The stock options are performance options that become vested upon the achievement by Riverwood Holding of certain EBITDA levels determined by the board for the fiscal years 1999, 2000 or 2001. All of the stock options granted under the 1999 LTIP will become vested on the date that is nine years and six months from the grant date of the stock options to the extent they have not previously vested, but only if the option holder is employed by Riverwood Holding or its subsidiaries on such date.

    The stock options generally have a term of 10 years. If an option holder terminates employment with Riverwood Holding and its subsidiaries on account of death, permanent disability (as defined in the 1999 LTIP) or retirement (as defined in the 1999 LTIP), all stock options that have become vested as of the employment termination date will remain exercisable until the earlier of
(1) the first anniversary of the option holder's termination of employment and
(2) the date the options would otherwise expire. If an option holder's employment terminates for cause (as defined in the 1999 LTIP), all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his or her vested stock options will remain exercisable until the 60th day after the earlier of (1) the period during which Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership may exercise successive rights to repurchase the vested stock options and (2) the date the stock options would otherwise expire. Any stock options that have not become vested as of the date of the option holder's termination of employment will terminate and be cancelled immediately upon such termination of employment.

    Prior to the consummation of an underwritten public offering of the shares of common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have successive rights to repurchase vested stock options following an option holder's termination of employment for any reason other than cause. The repurchase price will generally equal the excess of the fair market value of the common stock underlying the vested stock option on the termination date over the aggregate exercise price of such vested stock option. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have similar rights with respect to shares of common stock held by an option holder as a result of the exercise of a stock option granted under the 1999 LTIP, hereafter referred to as option shares. The repurchase price per option share will generally equal the fair market value of a share of common stock as of the date of the option holder's termination of employment. However if the option holder's employment is terminated for cause, the per share repurchase price of the common stock held by the option holder will be the lower of (1) the fair market value of a share of common stock as of the date of the option holder's termination of employment and (2) the price at which the option holder purchased such option shares from Riverwood Holding.

    In the event of an option holder's termination of employment without cause or due to death, disability or retirement, the option holder will have the right to require Riverwood Holding to repurchase option shares held by the option holder for at least 6 months. The per share repurchase price will equal the fair market value of a share of common stock on the date of employment termination. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership also have rights of first refusal with respect to any option shares held by an option holder.

    Following the consummation of an underwritten public offering, an option holder will be permitted to deliver to Riverwood Holding, in full or partial payment of the exercise price of such stock options, the shares of common stock owned by such option holder for at least 6 months.

  INCENTIVE STOCK UNITS AND PAYMENTS

    Under the terms of the 1999 LTIP, participants were also awarded incentive stock units in respect of which a participant would be eligible to receive cash or common stock. Incentive stock units are payable only if there is a change in control of Riverwood Holding, the change in control price (as defined in the 1999 LTIP) equals or exceeds a target change in control price, which ranges from $120 to $150 (before giving effect to our anticipated stock split) and (1) the participant remains employed by Riverwood Holding and its subsidiaries until the date that the change in control occurs or (2) the participant's employment with Riverwood Holding or its subsidiaries is terminated without cause (as defined in the 1999 LTIP) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates to a non-affiliate and the termination occurs within six months of such change in control. The amount payable in respect of the incentive stock units that become payable as a result of a change in control transaction will equal the product of (x) the change in control price MULTIPLIED BY (y) the number of shares of common stock covered by the incentive stock units that become so payable. The board may determine that such payment will be made in shares of common stock, rather than cash, of the acquiring entity having an aggregate fair market value equal to such payment, but only if the shares of the acquiring entity are publicly traded.

    If a participant's employment is voluntarily or involuntarily terminated for any reason, all incentive stock units held by such participant will be cancelled on the date of such termination.

    In the absence of a change in control, the incentive stock units will become vested nine years and six months from the date of grant, but only if the participant is employed by Riverwood Holding and its affiliates on such date. Upon vesting of the incentive stock units, the participant will receive the shares of common stock underlying such incentive stock units. In the event of a participant's termination of employment prior to an initial public offering of the common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have the right to repurchase the common stock delivered to a participant in connection with the vesting of an incentive stock unit.

    In the event of a participant's termination of employment without cause or due to death, disability or retirement, the participant will have the right to require Riverwood Holding to repurchase the shares held by the participant for at least 6 months. The per share repurchase price will equal the fair market value of a share of common stock on the date of employment termination. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership also have rights of first refusal with respect to any shares held by the participant.

  CHANGE OF CONTROL

    In the event of a change in control (as defined in the 1999 LTIP), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price OVER the option exercise price, and (2) the number of shares of common stock covered by such stock options. Payments will be made in respect of the incentive stock units as described above.

  FEDERAL INCOME TAX CONSEQUENCES

    For a brief summary of the Federal income tax consequences of receiving the stock option awards and stock incentive unit awards, see "--2002 Stock Plan--Federal Income Tax Consequences."

2002 Stock Incentive Plan

  ESTABLISHMENT OF THE 2002 STOCK INCENTIVE PLAN

    Effective January 1, 2002, we established the Riverwood Holding, Inc. 2002 Stock Incentive Plan, or 2002 stock incentive plan. The 2002 stock incentive plan provides for the award of nonqualified stock options or restricted stock units, subject to the terms and conditions thereunder. Prior to the completion of this offering, the 2002 stock incentive plan will be amended to preclude the future grant of awards.

  ELIGIBILITY

    Executive officers and other key management employees of Riverwood Holding selected by the board have been granted awards under the 2002 stock incentive plan.

  SHARES SUBJECT TO THE 2002 STOCK INCENTIVE PLAN

    The maximum number of shares of common stock authorized to be issued under the 2002 stock incentive plan is 658,353 (before giving effect to our anticipated stock split). As of March 31, 2002, 658,353 shares of common stock (before giving effect to our anticipated stock split) were subject to awards under the 2002 stock incentive plan. The shares to be issued and delivered under the 2002 stock incentive plan may be treasury shares or authorized but unissued shares of Riverwood Holding. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the plan.

  ADMINISTRATION

    The 2002 stock incentive plan has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 2002 stock incentive plan and to make all determinations necessary and advisable for purposes of administering the 2002 stock incentive plan. The determination of the compensation and benefits committee on all matters relating to the 2002 stock incentive plan is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 2002 stock incentive plan.

  STOCK OPTIONS

    All outstanding stock options granted under the 2002 stock incentive plan are nonqualified options to purchase common stock. All stock options have been granted at a per share exercise price of $120.00 (before giving effect to our anticipated stock split), an amount that is not less than the fair market value (as determined by the board) of a share of common stock on the grant date of each such stock option. The stock options will become one-third vested on the second anniversary of the grant date and two-thirds vested on the third anniversary of the grant date. The options will also become fully vested (1) in the event of a change in control of Riverwood Holding (see below), (2) if the option holder's employment is terminated other than for cause (as defined in the 2002 stock incentive plan) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates to a non-affiliate, or (3) if the option holder's employment is terminated as a result of death, permanent disability (as defined in the 2002 stock incentive plan) or retirement (as defined in the 2002 stock incentive plan).

    The stock options generally have a term of 10 years. If an option holder terminates employment with Riverwood Holding and its subsidiaries on account of death, permanent disability or retirement, all stock options will become vested as of the employment termination date and will remain exercisable until the earlier of (1) the first anniversary of the option holder's termination of employment and (2) the date the options would otherwise expire. If an option holder's employment terminates for cause, all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his vested stock options will remain exercisable until the 60th day after the earlier of (1) the period during which Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership may exercise successive rights to repurchase the vested stock options and (2) the date the stock options would otherwise expire. Any stock options that have not become vested as of the date of the option holder's termination of employment will terminate and be cancelled immediately upon such termination of employment.

    Prior to the consummation of an underwritten public offering of the shares of common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have successive rights to repurchase vested stock options following an option holder's termination of employment for any reason other than cause. The repurchase price will generally equal the excess of the fair market value of the common stock underlying the vested stock option on the termination date OVER the aggregate exercise price of such vested stock option. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have similar rights with respect to shares of common stock held by an option holder as a result of the exercise of a stock option granted under the 2002 stock incentive plan (hereafter referred to as "option shares"). The repurchase price per option share will generally equal the fair market value of a share of common stock as of the date of the option holder's termination of employment. However if the option holder's employment is terminated for cause, the per share repurchase price of the common stock held by the option holder will be the lower of (1) the fair market value of a share of common stock as of the date of the option holder's termination of employment and (2) the price at which the option holder purchased such option shares from Riverwood Holding.

    In the event of an option holder's termination of employment without cause or due to death, disability or retirement, the option holder will have the right to require Riverwood Holding to repurchase option shares held by the option holder for at least 6 months. The per share repurchase price will equal the fair market value of a share of common stock on the date of employment termination. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership also have rights of first refusal with respect to any option shares held by an option holder.

    Following the consummation of an underwritten public offering, an option holder will be permitted to deliver to Riverwood Holding, in full or partial payment of the exercise price of such stock options, the shares of common stock owned by such option holder for at least 6 months.

  RESTRICTED STOCK UNITS

    Under the terms of the 2002 stock incentive plan, participants were also awarded restricted stock units in respect of which a participant would be eligible to receive cash or common stock. Subject to the continuous employment of the participant with Riverwood Holding and its subsidiaries, the restricted stock units will become fully vested on the second anniversary of the grant date. The restricted stock units will also become fully vested (1) in the event of a change in control of Riverwood Holding (see below), (2) if a participant's employment is terminated by reason of death, disability or retirement or
(3) the participant's employment is terminated other than for cause or good reason after the sale of all the common stock held by Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates to a non-affiliate. If a participant's employment with Riverwood Holding and its subsidiaries terminates for any other reason, the restricted units held by the participant will terminate.

    Upon vesting of the restricted stock, Riverwood Holding may, in its sole discretion, (1) deliver to the participant the shares of common stock underlying such restricted stock units or (2) pay to the participant a cash amount equal to the product of (x) the fair market value of a share of common stock as of the vesting date and (y) the number of shares of common stock underlying the restricted stock units that have become so vested. In the event of a participant's termination of employment prior to an initial public offering of the common stock, Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership will have the right to repurchase any common stock delivered to a participant in connection with the vesting of an incentive stock unit. In the event of a participant's termination of employment without cause or due to death, disability or retirement, the participant will have the right to require Riverwood Holding to repurchase the shares held by the participant for at least 6 months. The per share repurchase price will equal the fair market value of a share of common stock on the date of employment termination. Riverwood Holding and Clayton, Dubilier & Rice Fund V Limited Partnership also have rights of first refusal with respect to any shares held by the participant.

  CHANGE OF CONTROL

    In the event of a change in control (as defined in the supplemental plan), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price OVER the option exercise price and (2) the number of shares of common stock covered by such stock options. All restricted stock units will become fully vested upon a change in control and each holder of such restricted stock units will receive a payment equal to the product of (x) the change in control price and (y) the number of shares of common stock underlying the restricted stock units. Payments with respect to the cancelled stock options and restricted stock units may, at the discretion of the board, be made in shares of publicly traded common stock of the acquiring entity.

  FEDERAL INCOME TAX CONSEQUENCES

    For a brief summary of the Federal income tax consequences of receiving the stock option awards and restricted stock unit awards, please see "--2002 Stock Plan--Federal Income Tax Consequences."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of December 31, 2001, before giving effect to the stock split to be effected prior to the closing of the offering, regarding the beneficial ownership of our common stock immediately prior to the consummation of this offering and as adjusted to reflect the sale of the shares of common stock pursuant to this offering. The table includes:

    - each person who is known by us to be the beneficial owner of more than 5% of the outstanding common stock;

    - each of our directors;

    - each executive officer named in the "Summary Compensation Table"; and

    - all directors and executive officers as a group.

    Except as otherwise indicated, the persons and entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                      Shares Beneficially    Shares Beneficially
                                                       Owned Before this       Owned After this
                                                          Offering(1)            Offering(1)
                                                      --------------------   --------------------
                        Name                           Number     Percent     Number     Percent
                        ----                          ---------   --------   ---------   --------
5% Stockholders:
Clayton, Dubilier & Rice Fund V Limited Partnership
  (2)...............................................  2,250,000     29.7%
EXOR Group S.A......................................  2,250,000     29.7%
The 1818 Fund II, L.P. (3)..........................    750,000      9.9%
HWH Investment Pte Ltd..............................    700,000      9.3%
J.P. Morgan Equity Associates, L.P. (4).............    500,000      6.6%
First Plaza Group Trust.............................    500,000      6.6%
Madison Dearborn Capital Partners, L.P. (5).........    500,000      6.6%

Directors and Named Executive Officers:
B. Charles Ames (6).................................          0       --
Kevin J. Conway (6).................................          0       --
Leon J. Hendrix, Jr. (6)............................          0       --
Hubbard C. Howe (6).................................          0       --
Alberto Cribiore (6)................................          0       --
Brian J. Richmand...................................          0       --
Samuel M. Mencoff (5)...............................          0       --
Lawrence C. Tucker (3)..............................          0       --
G. Andrea Botta.....................................          0       --
Gianluigi Gabetti...................................          0       --
Stephen M. Humphrey (7).............................    216,875       (8)
Thomas M. Gannon (7)................................     26,493       (8)
Wayne E. Juby (7)...................................          0       --
Steven D. Saucier (7)...............................     12,841       (8)
Daniel J. Blount (7)................................      8,123       (8)
All directors and executive officers as a group
  (15 persons) (3)(5)(6)(7).........................    264,332      3.5%

------------------------

(1) For purposes of this table, information as to the shares of common stock in the column "Shares Beneficially Owned After this Offering" assumes that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and has the power to direct Clayton, Dubilier & Rice Fund V Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. CD&R Investment Associates II, Inc., a Cayman Islands exempted company, is the managing general partner of CD&R Associates V Limited Partnership and has the power to direct CD&R Associates V Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund V Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. No person controls the voting and dispositive power of CD&R Investment Associates II, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. Each of CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(3) Mr. Tucker may be deemed to share beneficial ownership of the shares owned of record by The 1818 Fund II, L.P. by virtue of his affiliation with such organization. Mr. Tucker expressly disclaims any such beneficial ownership.

(4) J.P. Morgan Equity Associates, L.P., formerly known as Chase Equity Associates, currently owns shares of the Class B common stock of Riverwood Holding which do not have voting rights. We expect that the Class B common stock will be reclassified into common stock prior to completion of this offering.

(5) Mr. Mencoff may be deemed to share beneficial ownership of the shares owned of record by Madison Dearborn Capital L.P. by virtue of his affiliation with such organization. Mr. Mencoff expressly disclaims any such beneficial ownership.

(6) Excludes shares of common stock owned by Clayton, Dubilier & Rice Fund V Limited Partnership, as to which Messrs. Ames, Conway, Hendrix, Howe and Cribiore may be deemed to share beneficial ownership or have an economic interest. See footnote (2).

(7) Includes options to purchase 206,875, 20,493, 0, 8,841 and 5,123 shares of common stock which may be exercised by Messrs. Humphrey, Gannon, Juby, Saucier and Blount, respectively.

(8) Less than 1%.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Clayton, Dubilier & Rice Fund V Limited Partnership, which is one of our largest stockholders, is a private investment fund managed by Clayton, Dubilier & Rice, Inc. The general partner of Clayton, Dubilier & Rice Fund V Limited Partnership is CD&R Associates V Limited Partnership, and the general partners of CD&R Associates V Limited Partnership are CD&R Investment Associates II, Inc., CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company.
Mr. Ames, who is a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership, is our chairman. Mr. Conway, who is a principal of Clayton, Dubilier & Rice, Inc., a director of CD&R Investment Associates II, Inc. and a limited partner of CD&R Associates V Limited Partnership, is one of our directors. Mr. Hendrix, who was until recently a principal of Clayton, Dubilier & Rice, Inc. and a limited partner of CD&R Associates V Limited Partnership, is one of our directors. Mr. Howe, who was until recently a principal of Clayton, Dubilier & Rice, Inc. and continues to be a limited partner of CD&R Associates V Limited Partnership, is one of our directors. See "Management--Directors and Executive Officers."

    Clayton, Dubilier & Rice, Inc. is a private investment firm which is organized as a Delaware corporation. Clayton, Dubilier & Rice, Inc. is the manager of a series of investment funds, including Clayton, Dubilier & Rice Fund V Limited Partnership. Clayton, Dubilier & Rice, Inc. generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, Clayton, Dubilier & Rice, Inc. generally provides management and financial advisory and consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping the company to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the company.

    Pursuant to a consulting agreement dated as of March 27, 1996, so long as Clayton, Dubilier & Rice Fund V Limited Partnership has an investment in us, Clayton, Dubilier & Rice, Inc. will receive an annual fee and reimbursement of out-of-pocket expenses for providing management and financial consulting services to us. The indentures relating to our senior notes and senior subordinated notes allow the payment to Clayton, Dubilier & Rice, Inc. of annual fees for management and financial consulting services of up to $1 million, although there is no current intention to increase the amount of the annual fee to be received by Clayton, Dubilier & Rice, Inc. above $500,000.

    During 1999, 2000 and 2001, we paid Clayton, Dubilier & Rice, Inc. annual fees in the amount of $470,000, respectively, for providing such management and financial consulting services.

    Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, Riverwood Holding, Riverwood International and RIC Holding entered into an indemnification agreement dated as of March 27, 1996, pursuant to which Riverwood Holding, RIC Holding and Riverwood International have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership, CD&R Investment Associates, Inc., together with any other general partner of CD&R Associates V Limited Partnership, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

    In November 1999, Riverwood Holding lent to Mr. Humphrey $5,000,000 pursuant to a full-recourse non-interest bearing promissory note entered into by Mr. Humphrey and Riverwood Holding, which was amended in December 2001. The promissory note will generally become due and payable on March 26, 2007; or, earlier, if Mr. Humphrey voluntarily terminates his employment other than for "good reason" or if we terminate his employment for "cause," in each case, as defined in Mr. Humphrey's employment agreement.

    One of our directors, G. Andrea Botta, is a managing director at Morgan Stanley & Co. Incorporated, which is an underwriter of this offering. Another of our directors, Brian J. Richmand, is a designee of J.P. Morgan Partners LLC. J.P. Morgan Partners LLC is an affiliate of J.P. Morgan Securities Inc., which is an underwriter of this offering and in June 2001 was one of the initial purchasers in the sale of our 10 5/8% senior notes due 2007, and an affiliate of the administrative agent and a lender under our senior secured credit facility.

Registration and Participation Agreement

    Each of the 5% stockholders listed under "Principal Stockholders" and certain other holders of our common stock and options to purchase our common stock, including certain executive officers and key employees, are entitled under a registration rights and participation agreement with us, dated
March 27, 1996, to the following registration rights for the shares of common stock held by them or issuable upon exercise of options to purchase our common stock:

    - holders constituting, at any time prior to our initial public offering, at least 51% and thereafter at least 5% of the total shares of these registrable securities may request that we use our best efforts to register such securities for public resale, provided that up to an aggregate of five registrations may be requested and that with respect to the first three such requests, the aggregate number of registrable securities shall not be less than 1,500,000 shares (before giving effect to our anticipated stock split) and thereafter shall not be less than 750,000 shares (before giving effect to our anticipated stock split); and

    - if we register any common stock at any time, either for our account or for the account of any stockholder, the holders of registrable securities are entitled to request us to use best efforts to include the number of their shares of common stock, which subject to the opinion of the underwriters, can be sold.

    In most cases, we will bear all registration expenses, other than underwriting discounts. Participation rights have terminated and registration rights will terminate on the earlier to occur of the consent of all parties or March 27, 2006.

Stockholders Agreement

    Our current stockholders agreement, which will terminate upon the closing of this offering, provides that Clayton, Dubilier & Rice Fund V Limited Partnership is entitled to nominate five persons, EXOR Group S.A. is entitled to nominate two persons, The 1818 Fund II, L.P. is entitled to nominate one person and Madison Dearborn Capital Partners, L.P. is entitled to nominate one person to serve on our board. There is also an understanding between J.P. Morgan Partners LLC and Clayton, Dubilier & Rice Fund V Limited Partnership with respect to the nomination of Clayton, Dubilier & Rice Fund V Limited Partnership's fifth nominee to our board. Clayton, Dubilier & Rice Fund V Limited Partnership exercised its intention to nominate a designee of J.P. Morgan Partners LLC as its nominee to our board; however, J.P. Morgan Partners LLC does not have a legally enforceable right to such directorship. The chairman of our board is to be selected from one of the Clayton, Dubilier & Rice Fund V Limited Partnership nominees (other than the J.P. Morgan Partners LLC designee).

    We intend to enter into a new stockholders agreement with Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. upon the closing of this offering. For a description of this stockholders agreement, see "Description of Capital Stock--Stockholders Agreement."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

    On August 10, 2001, we, with a syndicate of lenders, led by JPMorgan Chase Bank as administrative agent and Bankers Trust Company as syndication agent, amended and restated our senior secured credit agreement. On April 23, 2002, we amended our senior secured credit agreement to provide for the 2002 term loan. The following summary is a description of the principal terms of our senior secured credit agreement, as so amended, and the related documents governing the amended and restated facility, or the credit documentation, and is subject to and qualified in its entirety by reference to the credit documentation, copies of which will be made available by us upon request.

    STRUCTURE AND AVAILABILITY. Our senior secured credit agreement provides for senior secured credit facilities in an aggregate amount of up to $885.0 million. The facilities consist of (1) the revolving credit facility in an aggregate principal amount of up to $300.0 million, (2) the 2001 term loan facility of $335.0 million and (3) the 2002 term loan facility of $250.0 million. The 2001 term loan facility and the revolving credit facility mature on December 31, 2006. The 2002 term loan facility matures on March 31, 2007. The 2001 term loan is payable in semi-annual installments of $37.5 million beginning June 30, 2003 and of $46.25 million beginning June 30, 2005, amounting to principal payments of $75.0 million, $75.0 million, $92.5 million and $92.5 million in 2003, 2004, 2005 and 2006, respectively. The 2002 term loan is payable in semi-annual installments of $1.25 million beginning September 30, 2002, amounting to principal payments of $1.25 million in 2002 and $2.5 million annually in each of 2003, 2004, 2005 and 2006, with the remaining principal due at maturity on March 31, 2007.

    On August 10, 2001, Riverwood International applied $335 million in borrowings under the 2001 term loan facility and $51.0 million in borrowings under the revolving credit facility to refinance its then existing senior secured credit facilities. The remaining unused commitment under the revolving credit facility will be available to Riverwood International from time to time for general corporate purposes. The $250.0 million in borrowings under the 2002 term loan facility are to be used, together with borrowings under our senior revolving credit facility of approximately $12.0 million, to redeem the 1996 senior notes May 23, 2002, and to pay related fees, costs and expenses.

    PREPAYMENTS. Our senior secured credit agreement permits voluntary prepayments under the 2001 term loan facility, the 2002 term loan facility and the revolving credit facility without premium or penalty, except for breakage costs incurred in connection with prepayment during a Euro currency interest period. Mandatory prepayment provisions include requirements that, subject to certain exceptions, permit such payments to be made from the net proceeds of certain asset sales and the net cash proceeds of certain debt issuances. Such mandatory prepayments are required to be applied first to outstanding term loans. Mandatory prepayments are also required from the proceeds of any receivables securitization.

    SECURITY; GUARANTY. The obligations of Riverwood International under our senior secured credit agreement are unconditionally and irrevocably guaranteed by Riverwood Holding, RIC Holding and certain domestic subsidiaries of Riverwood International (other than certain subsidiaries created to implement any future receivables securitization). Our senior secured credit agreement and the guarantees of the facilities (including the 2002 term loan facility) include security interests in and pledges of or liens on substantially all the material tangible and intangible assets of Riverwood International and the guarantors. The security for our senior secured credit agreement includes pledges of all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of Riverwood International and, subject to limited exceptions, 65% of the capital stock of, or other equity interests in, each directly owned foreign subsidiary of Riverwood International.

    INTEREST. At Riverwood International's election, the interest rates per annum applicable to the loans under the facilities are fluctuating rates of interest measured by reference to either LIBOR or ABR, plus a borrowing margin. With respect to the 2001 term loan and the revolving loans, the margin for LIBOR loans is initially 2.75% and the margin for ABR loans is initially 1.75%. With respect to the 2002 term loan, the margin for LIBOR loans is initially 2.50% and the margin for ABR loans is initially 1.50%. The applicable margin is subject to certain adjustments.

    FEES. Riverwood International is required to pay certain fees with respect to the facilities, including: (1) a commitment fee equal to 1/2 of 1% on the undrawn portion of the revolving commitments; (2) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR-based revolving credit borrowings plus a 1/4 of 1% per annum fronting bank fee for the letter of credit issuing bank;
(3) annual administration fees; and (4) agent, arrangement and other similar fees.

    COVENANTS. Our senior secured credit agreement contains a number of covenants. Those covenants restrict certain of our corporate activities. Among other things, the covenants restrict our ability to:

    - dispose of assets;

    - incur additional indebtedness;

    - incur guarantee obligations;

    - prepay other indebtedness or amend other debt instruments;

    - pay dividends;

    - create liens on assets;

    - enter into sale and leaseback transactions;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - change the business conducted by us;

    - make capital expenditures; and

    - engage in certain transactions with affiliates.

    In addition, under our senior secured credit agreement, Riverwood International is required to comply with certain financial covenants, including a minimum interest coverage ratio and maximum consolidated debt to EBITDA leverage ratio.

    The financial covenants in our senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

                                                       Consolidated Debt
                                                           to EBITDA       Consolidated Interest
                     Test Period                        Leverage Ratio         Expense Ratio
                     -----------                       -----------------   ---------------------
September 30, 2001--December 30, 2002................   5.85 to 1.00         1.75 to 1.00
December 31, 2002--December 30, 2003.................   5.50 to 1.00         2.00 to 1.00
December 31, 2003--December 30, 2004.................   5.00 to 1.00         2.10 to 1.00
December 31, 2004--December 30, 2005.................   4.70 to 1.00         2.25 to 1.00
December 31, 2005--December 30, 2006.................   4.40 to 1.00         2.25 to 1.00
December 31, 2006--March 31, 2007....................   4.40 to 1.00         2.25 to 1.00

    Our senior secured credit agreement also contains provisions that prohibit any amendment or modification of the indentures that govern the 1996 notes, the 1997 notes and the 2001 notes that are adverse to the lenders under our senior secured credit agreement and that limit Riverwood International's ability to prepay or refinance the notes without the consent of such lenders.

    EVENTS OF DEFAULT. Our senior secured credit agreement contain customary events of default. Those events of default include non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross-default and cross-acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

1996 Notes

    In 1996, Riverwood International completed an offering of $250.0 million aggregate principal amount of 10 1/4% senior notes due 2006 and $400.0 million aggregate principal amount of 10 7/8% senior subordinated notes due 2008. The 1996 senior notes and the 1996 senior subordinated notes were issued pursuant to two separate indentures, together, the 1996 indentures. The following summary is a description of the principal terms of the 1996 notes and the 1996 indentures and is subject to and qualified in its entirety by reference to the 1996 notes and the 1996 indentures, copies of which will be made available by us upon request.

    The 1996 senior notes are expected to be redeemed on May 23, 2002 at the redemption price required by the indenture of $1,034.167 per $1,000.00 principal amount of the 1996 senior notes. The 1996 senior subordinated notes mature in 2008. The 1996 senior notes and the 1996 senior subordinated notes bear interest at rates of 10 1/4% and 10 7/8%, respectively. Riverwood International may redeem the 1996 notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest if any, to the date of redemption. The 1996 notes are not subject to any sinking fund obligations.

    Upon the occurrence of a change of control, Riverwood International may be required to make an offer to repurchase the 1996 notes. In such an event, the repurchase price would equal 101% of the principal amount of the repurchased notes, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of such a repurchase, the holders of 1996 senior notes, together with the holders of 1997 notes and the 2001 notes, will have the opportunity to have their securities repurchased prior to holders of 1996 senior subordinated notes. The senior secured credit facilities, however, prohibit the purchase of the 1996 notes by Riverwood International in the event of a change of control, unless and until such time as the indebtedness under the senior secured credit facilities is paid in full. In the event such prohibition is in effect at the time of a change of control, Riverwood International must either
(i) repay in full all bank indebtedness or offer to repay in full all bank indebtedness and repay the bank indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the bank indebtedness to permit the repurchase of the 1996 notes.

    The 1996 senior notes are fully and unconditionally guaranteed on an unsecured, senior basis by Riverwood Holding and RIC Holding. The 1996 senior subordinated notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis, by Riverwood Holding and RIC Holding.

    The 1996 senior notes are unsecured and rank PARI PASSU in right of payment with all existing and future senior indebtedness of Riverwood International and rank senior to all existing and future senior subordinated indebtedness of Riverwood International and all other subordinated indebtedness of Riverwood International. The 1996 senior subordinated notes are subordinated to all existing and future senior indebtedness of Riverwood International. The 1996 senior subordinated notes are unsecured and rank PARI PASSU with any future senior subordinated indebtedness of Riverwood International and rank senior to all other subordinated indebtedness of Riverwood International. The 1996 notes are effectively subordinated to all existing and future secured indebtedness of Riverwood International and its subsidiaries to the extent of the value of the assets securing such indebtedness.

    The 1996 indentures contain restrictive covenants. Those covenants, among other things,

    - limit the incurrence of additional indebtedness by Riverwood International and its subsidiaries;

    - limit the redemption of capital stock of Riverwood International, the payment of dividends on capital stock of Riverwood International and the redemption of certain subordinated obligations and certain other existing indebtedness of Riverwood International;

    - limit other restricted payments or certain investments;

    - limit sales of assets and subsidiary stock;

    - limit transactions with affiliates; and

    - limit consolidations, mergers and transfers of all or substantially all Riverwood International assets.

    The 1996 indentures also prohibit certain restrictions on distributions from subsidiaries. The indenture under which the 1996 senior notes were issued also limits (1) the existence of certain liens and (2) certain sale and leaseback transactions. The indenture under which the 1996 senior subordinated notes were issued limits the incurrence of certain senior subordinated indebtedness and secured indebtedness. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

1997 Notes

    In 1997, Riverwood International completed an offering of $250.0 million aggregate principal amount of 10 5/8% senior notes due 2007. The 1997 notes were issued pursuant to an indenture, or the 1997 indenture. The following summary is a description of the principal terms of the 1997 notes and the 1997 indenture and is subject to and qualified in its entirety by reference to the 1997 notes and the 1997 indenture, copies of which will be made available by us upon request.

    The 1997 notes mature in 2007 and bear interest at a rate of 10 5/8%. Except as described below, Riverwood International may not redeem the 1997 notes prior to August 1, 2002. On or after that date, Riverwood International may redeem the 1997 notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The 1997 notes are not subject to any sinking fund obligations.

    Upon the occurrence of a change of control prior to August 1, 2002, Riverwood International may redeem the 1997 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 1997 notes redeemed plus a premium, together with accrued and unpaid interest, if any, to the date of redemption. If Riverwood International does not so redeem the 1997 notes, upon the occurrence of a change of control, it may be required to make an offer to repurchase the 1997 notes. In such an event, the repurchase price would equal 101% of the principal amount of the repurchased notes, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of such a repurchase, the holders of 1997 notes, together with the holders of 1996 senior notes and the 2001 notes, will have the opportunity to have their securities repurchased prior to holders of 1996 senior subordinated notes. The senior secured credit facilities, however, prohibit the purchase of the 1997 notes by Riverwood International in the event of a change of control, unless and until such time as the indebtedness under the senior secured credit facilities is paid in full. In the event such prohibition is in effect at the time of a change of control, Riverwood International must either (i) repay in full all bank indebtedness or offer to repay in full all bank indebtedness and repay the bank indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the bank indebtedness to permit the repurchase of the 1997 notes.

    The 1997 notes are fully and unconditionally guaranteed on an unsecured, senior basis by Riverwood Holding and RIC Holding.

    The 1997 notes are unsecured and rank PARI PASSU in right of payment with all existing and future senior indebtedness of Riverwood International and rank senior to all existing and future senior subordinated indebtedness of Riverwood International and all other subordinated indebtedness of Riverwood International. The 1997 notes are effectively subordinated to all existing and future secured indebtedness of Riverwood International and its subsidiaries to the extent of the value of the assets securing such indebtedness.

    The 1997 indenture contains restrictive covenants. Those covenants, among other things,

    - limit the incurrence of additional indebtedness by Riverwood International and its subsidiaries;

    - limit the redemption of capital stock of Riverwood International, the payment of dividends on capital stock of Riverwood International and the redemption of certain subordinated obligations and certain other existing indebtedness of Riverwood International;

    - limit other restricted payments or certain investments;

    - limit sales of assets and subsidiary stock;

    - limit transactions with affiliates;

    - limit consolidations, mergers and transfers of all or substantially all Riverwood International assets;

    - limit the existence of certain liens; and

    - limit certain sale and leaseback transactions.

    The 1997 indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

2001 Notes

    In 2001, Riverwood International completed an offering of $250.0 million aggregate principal amount of 10 5/8% senior notes due 2007. The 2001 notes have substantially identical terms and conditions to the 1997 notes. The covenants, ranking, redemption and guarantee provisions, and definitions contained in the indenture governing the 1997 notes are substantially similar to those that are contained in the indenture governing the 2001 notes.

                          DESCRIPTION OF CAPITAL STOCK

Overview

    Our amended and restated certificate of incorporation, which will become effective prior to the completion of this offering, authorizes up to
shares of common stock, par value $0.01 per share and     shares of preferred
stock, par value $0.01 per share. We refer to our amended and restated certificate of incorporation in this prospectus as our "certificate of incorporation." As of the closing of this offering, assuming:

    - the reclassification of all outstanding shares of Class A common stock and non-voting Class B common stock into shares of common stock on a one-for-one basis as provided in our certificate of incorporation; and

    - a       for one stock split of our outstanding shares of common stock by way of reclassification to be effected prior to the completion of the offering;

           shares of common stock would be issued and outstanding, held of
record by       stockholders, and no shares of preferred stock would be issued and outstanding.

    The following descriptions of our capital stock and provisions of our certificate of incorporation and amended and restated by-laws, which will become effective prior to the completion of this offering and are referred to in this prospectus as our "by-laws," are summaries of all of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part. The descriptions reflect changes to our capital structure, certificate of incorporation and by-laws that will occur upon closing of this offering.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued, will be, fully paid and non-assessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

    Our certificate of incorporation will provide that our board of directors has the authority, without further vote or action by the stockholders, to issue
up to              shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plans to issue any shares of preferred stock after the completion of this offering.

    We will authorize shares of Series A Junior Participating Preferred Stock in connection with our anticipated stockholder rights plan. See "--Stockholder Rights Plan."

Stockholders Agreement

    We anticipate that upon the closing of this offering, Clayton, Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A. and we will enter into a new stockholders agreement. We expect that this new agreement will provide for various rights on the part of Clayton, Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A., including rights to designate a specified number of directors, which will be at least a majority of our board of directors following the closing of this offering. We expect that the designation rights will be subject to reduction based on specified reductions in share ownership percentages.

Change of Control Related Provisions of Our Certificate of Incorporation and By-laws, and Delaware Law

    A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of our board of directors;

    - discourage some types of transactions that may involve an actual or threatened change in control of us;

    - discourage certain tactics that may be used in proxy fights;

    - ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

    - encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

  UNISSUED SHARES OF CAPITAL STOCK

    COMMON STOCK.  We currently plan to issue an estimated       million shares
of our authorized common stock in this offering. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

    PREFERRED STOCK. Our certificate of incorporation will provide that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

  CLASSIFIED BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

    Our certificate of incorporation will provide that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a majority of the shares then entitled to vote. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws will provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

  ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

    Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. The chief executive officer or, under some circumstances, the president and the board of directors may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

  BUSINESS COMBINATION UNDER DELAWARE LAW

    As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - prior to that date, the board of directors approved the transaction in which such stockholder became an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least
      66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

    A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock, subject to specified exceptions.

    Clayton, Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and their affiliates or associates are not subject to the restrictions imposed by
Section 203 as they have each been an interested stockholder for purposes of
Section 203 for a period greater than three years.

  LIMITATION OF LIABILITY OF DIRECTORS

    Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

    The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with Riverwood Holding or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of Riverwood Holding.

  SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

    The provisions of our certificate of incorporation governing, among other things, the classified board, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Stockholder Rights Plan

    Our board of directors intends to adopt a stockholder rights plan under which each outstanding share of our common stock will be coupled with a stock purchase right. The description and terms of the rights will be found in a
rights agreement to be entered into between Riverwood Holding and       , as the
rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete, and in each instance reference is made to the form of rights agreement itself, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

    Initially, the rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights are transferable only with the common stock until they become exercisable, are redeemed or expire. Each right will entitle the holder to purchase one one-thousandth of a share of our Series A Junior Participating
Preferred Stock at an exercise price of $      , subject to adjustment. Each one
one-thousandth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

    Rights are not exercisable until the distribution date (as described below) and will expire at the close of business on the tenth anniversary of the date of the rights agreement, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, we would issue separate certificates representing the rights which would trade separately from the shares of our common stock. A distribution date would occur upon the earlier of:

    - the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

    - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

    If any person becomes an acquiring person, each right will represent, instead of the right to acquire Series A Junior Participating Preferred Stock, the right to receive upon exercise an amount of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

    If at any time after a public announcement has been made or Riverwood Holding has received notice that a person has become an acquiring person:

    - Riverwood Holding is acquired in a merger or other business combination, or

    - 50% or more of Riverwood Holding's assets, cash flow or earning power is sold or transferred,

each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

    At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the rights agreement, we may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

    The purchase price payable, the number of thousandths of a share of Series A Junior Participating Preferred Stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

    The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire Riverwood Holding and other coercive takeover tactics which, in the opinion of the company's board of directors, could impair its ability to represent stockholder interests. The stockholder rights will not prevent a takeover of us. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of our stockholders.

Listing

    We will file an application to have the common stock listed on the New York Stock Exchange under the symbol "RVW".

Transfer Agent And Registrar

    The transfer agent and registrar for our common stock and our Series A
Junior Participating Preferred Stock is              .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

    After this offering,       shares of common stock will be outstanding, or
      shares if the underwriters' exercise their overallotment option in full. Of these shares, all of the shares sold in this offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradeable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 and Rule 701 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lockup agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

    Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless
purchased by our affiliates. A total of       shares of common stock are
reserved for issuance under our benefit plans.

Lock-Up Arrangements

    We and our executive officers and directors and each of the 5% stockholders listed under "Principal Stockholders," representing substantially all of the shares of common stock outstanding prior to this offering, have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options, rights or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or other securities described in (1), for 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This lock-up provision also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    Following the lock-up periods, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration Rights Agreement

    Stockholders currently representing substantially all of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions--Registration and Participation Agreement."

Rule 144

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; or

    - the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lockup agreements.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                              FOR NON-U.S. HOLDERS

    The following is a general discussion of certain United States federal tax considerations relating to the purchase, ownership and disposition of our common stock by a non-U.S. holder. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the"Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, insurance companies, tax-exempt entities, retirement plans, partnerships, dealers in securities, brokers, expatriates, persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of our common stock.

    As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is for U.S. federal income tax purposes:

         (i) an individual who is a citizen or resident of the United States;

         (ii) a corporation or partnership created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

        (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

        (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year).

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Dividends

    We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30% unless one of the following two exceptions is satisfied to reduce or eliminate such withholding tax. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper IRS documentation. The second exception is that the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Common Stock

    Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States or (iii) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or disposition or the period that such non-U.S. holder held our common stock (which we do not believe that we have been or are currently) and certain other conditions are met. If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Federal Estate Tax

    Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

    Current U.S. federal tax law provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding Tax

    The amounts of dividends, if any, paid on or with respect to our common stock during each calendar year and the amount of tax, if any, withheld from such payments will be reported to each non-U.S. holder and the IRS. Copies of the information returns reporting such dividends and withholding may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty.

    Additional information reporting and backup withholding (at rates equal to 30.0% in 2002 and 2003, 29.0% in 2004 and 2005, 28.0% in 2006 through 2010 and
31% after 2010) may apply to payments made by us to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

    Information reporting and backup withholding will also apply with respect to the payment of the proceeds from the disposition of our common stock by a non-U.S. holder as follows:

         (i) If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

         (ii) If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

        (iii) If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

                                  UNDERWRITING

    Riverwood Holding and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

                    Underwriters                       Number of Shares
                    ------------                       ----------------
Goldman, Sachs & Co..................................
Morgan Stanley & Co. Incorporated....................
Deutsche Bank Securities Inc.........................
J.P. Morgan Securities Inc...........................
Salomon Smith Barney Inc.............................

                                                          ----------
    Total............................................
                                                          ==========

    The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than shares covered by the option described below unless and until this option is exercised.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Riverwood Holding to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Riverwood Holding. Such amounts are shown assuming both no exercise and full exercise of the underwriters'
option to purchase       additional shares.

                                             No Exercise   Full Exercise
                                             -----------   -------------
Per Share..................................  $              $
Total......................................  $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $               per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to       per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    We, our executive officers and directors, and each of the 5% stockholders listed under "Principal Stockholders" have agreed with the underwriters, with exceptions, not to (1) offer, sell, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options, rights or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or other securities described in (1), for 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to the offering, there has been no public market for the shares. The initial public offering price was negotiated among Riverwood Holding and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We expect the common stock to be listed on the New York Stock Exchange under the symbol "RVW." In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Riverwood Holding and its affiliates. They have received customary fees and commissions for these transactions.

    An affiliate of Deutsche Bank Securities Inc. is the syndication agent and a lender, an affiliate of J.P. Morgan Securities Inc. is the administrative agent and a lender and an affiliate of Salomon Smith Barney Inc. is a lender, under our senior secured credit agreement.

    In June 2001, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. were the initial purchasers in the sale of our 10 5/8% senior notes due 2007.

    One of our directors, G. Andrea Botta, is a managing director at Morgan Stanley & Co. Incorporated. Another of our directors, Brian J. Richmand, is a designee of J.P. Morgan Partners LLC, which is an affiliate of J.P. Morgan Securities Inc. and an affiliate of the administrative agent and a lender under our senior secured credit facility.

    A prospectus in electronic format may be made available on the websites maintained by one or more underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated to underwriters that may make Internet distributions on the same basis as other allocations.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $ million.

    Riverwood Holding has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York, and for the underwriters by Cravath, Swaine & Moore, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership.

                                    EXPERTS

    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to a change in the method of accounting for derivative instruments and hedging activities), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual and quarterly reports with the SEC. These documents contain specific information regarding our company. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the SEC. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the common stock offered by this prospectus, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

                         INDEX TO FINANCIAL STATEMENTS

                                                                Page
                                                              --------
RIVERWOOD HOLDING, INC.

Independent Auditors' Report................................  F-2

Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................  F-3

Consolidated Statements of Operations and Comprehensive
  (Loss) Income for each of the three years in the period
  ended December 31, 2001...................................  F-4

Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 2001...............  F-5

Consolidated Statements of Shareholders' Equity for each of
  the three years in the period ended December 31, 2001.....  F-6

Notes to Consolidated Financial Statements..................  F-7

Selected Quarterly Financial Data (Unaudited)...............  F-43

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of Riverwood Holding, Inc.:

    We have audited the accompanying consolidated balance sheets of Riverwood Holding, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Riverwood Holding, Inc. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 21 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 15, 2002
(April 23, 2002 as to Note 28)

                            RIVERWOOD HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS
                           (In thousands of dollars)

                                                              December 31,   December 31,
                                                                  2001           2000
                                                              ------------   ------------
                           ASSETS
Current Assets:
Cash and Equivalents........................................   $   26,107     $   18,417
Receivables, Net of Allowances..............................      140,099        137,695
Inventories.................................................      181,305        175,972
Prepaid Expenses............................................        6,770         13,594
                                                               ----------     ----------
        Total Current Assets................................      354,281        345,678
Property, Plant and Equipment, at Cost:
Land and Improvements.......................................       38,216         38,801
Buildings...................................................      109,988        109,870
Machinery and Equipment.....................................    1,801,656      1,782,155
                                                               ----------     ----------
                                                                1,949,860      1,930,826
Less, Accumulated Depreciation..............................      659,945        562,235
                                                               ----------     ----------
Property, Plant and Equipment, Net..........................    1,289,915      1,368,591
Deferred Tax Assets.........................................        8,530          1,897
Investments in Net Assets of Equity Affiliates..............        1,934          5,882
Goodwill, Net of Accumulated Amortization of $45,494 in 2001
  and $37,753 in 2000.......................................      276,482        273,436
Other Assets................................................      126,450        125,873
                                                               ----------     ----------
        Total Assets........................................   $2,057,592     $2,121,357
                                                               ==========     ==========
                        LIABILITIES
Current Liabilities:
Short-Term Debt.............................................   $   11,817     $   15,908
Accounts Payable............................................      123,293        100,261
Compensation and Employee Benefits..........................       24,689         31,297
Income Taxes................................................        4,178          1,481
Interest Payable............................................       41,588         33,924
Other Accrued Liabilities...................................       31,281         27,096
                                                               ----------     ----------
Total Current Liabilities...................................      236,846        209,967
Long-Term Debt, Less Current Portion........................    1,523,082      1,516,881
Deferred Income Taxes.......................................       14,422          9,132
Other Noncurrent Liabilities................................       59,316         73,354
                                                               ----------     ----------
        Total Liabilities...................................    1,833,666      1,809,334
                                                               ----------     ----------
CONTINGENCIES AND COMMITMENTS (Note 15)
REDEEMABLE COMMON STOCK,
  at Current Redemption Value...............................        8,061          8,061
                                                               ----------     ----------
                    SHAREHOLDERS' EQUITY
Nonredeemable Common Stock..................................           75             75
Capital in Excess of Par Value..............................      748,753        748,813
Accumulated Deficit.........................................     (493,771)      (415,875)
Accumulated Derivative Instruments Loss.....................       (4,570)            --
Cumulative Currency Translation Adjustment..................      (34,622)       (29,051)
                                                               ----------     ----------
        Total Shareholders' Equity..........................      215,865        303,962
                                                               ----------     ----------
        Total Liabilities and Shareholders' Equity..........   $2,057,592     $2,121,357
                                                               ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE (LOSS) INCOME
                           (In thousands of dollars)

                                                   Year ended     Year ended     Year ended
                                                  December 31,   December 31,   December 31,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
Net Sales.......................................   $1,249,886     $1,192,362     $1,174,665
Cost of Sales...................................    1,002,059        923,851        933,924
Selling, General and Administrative.............      120,629        112,200        114,402
Research, Development and Engineering...........        5,111          4,554          4,078
Restructuring Credit............................           --         (2,600)            --
Other Expense (Income), Net.....................       24,035        (66,132)         1,798
                                                   ----------     ----------     ----------
Income from Operations..........................       98,052        220,489        120,463
Interest Income.................................          944            848            889
Interest Expense................................      158,910        181,285        179,197
                                                   ----------     ----------     ----------
(Loss) Income before Income Taxes and Equity in
  Net Earnings of Affiliates....................      (59,914)        40,052        (57,845)
Income Tax Expense..............................        8,759          3,009          3,936
                                                   ----------     ----------     ----------
(Loss) Income before Equity in Net Earnings of
  Affiliates....................................      (68,673)        37,043        (61,781)
Equity in Net Earnings of Affiliates............           --          3,356          7,110
                                                   ----------     ----------     ----------
(Loss) Income before Extraordinary Item and
  Cumulative Effect of a Change in Accounting
  Principle.....................................      (68,673)        40,399        (54,671)
Extraordinary Loss on Early Extinguishment of
  Debt, Net of Tax of $0........................       (8,724)        (2,117)            --
                                                   ----------     ----------     ----------
(Loss) Income before Cumulative Effect of a
  Change in Accounting Principle................      (77,397)        38,282        (54,671)
Cumulative Effect of a Change In Accounting
  Principle Net of Tax of $0....................         (499)            --             --
                                                   ----------     ----------     ----------
Net (Loss) Income...............................      (77,896)        38,282        (54,671)
                                                   ----------     ----------     ----------
Other Comprehensive (Loss) Income, Net of Tax:
  Derivative Instruments:
    Transition Adjustment.......................       (1,094)            --             --
    Derivative Loss, Net........................       (3,476)            --             --
  Foreign Currency Translation Adjustments......       (5,571)       (13,620)            62
                                                   ----------     ----------     ----------
Comprehensive (Loss) Income.....................   $  (88,037)    $   24,662     $  (54,609)
                                                   ==========     ==========     ==========
Net (Loss) Income per common share:
  Basic.........................................       (10.29)          5.06          (7.23)
  Diluted.......................................       (10.29)          4.98          (7.23)
Weighted average common shares outstanding:
  Basic.........................................    7,568,177      7,563,717      7,556,842
  Diluted.......................................    7,568,177      7,684,664      7,556,842

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands of dollars)

                                                               Year ended      Year ended      Year ended
                                                              December 31,    December 31,    December 31,
                                                                  2001            2000            1999
                                                              -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income...........................................   $  (77,896)     $   38,282      $  (54,671)
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization...............................      137,258         143,541         142,597
Cumulative Effect of a Change in Accounting Principle.......          499              --              --
Extraordinary Loss on Early Extinguishment of Debt..........        8,724           2,117              --
Deferred Income Taxes.......................................       (1,247)         (2,538)           (586)
Pension, Postemployment and Postretirement Benefits Expense,
  Net of Contributions......................................        4,908           1,822           4,761
Restructuring Credit........................................           --          (2,600)             --
Net Gain on Sale of Assets..................................           --         (71,554)             --
Equity in Net Earnings of Affiliates, Net of Dividends......          710           1,727          (2,596)
Amortization of Deferred Debt Issuance Costs................        7,564          10,261          10,268
LIFO Valuation Adjustments..................................       12,335          (6,936)         (4,876)
Other, Net..................................................        7,280              --           1,426
Net (Loss) of International Entities for the Month of
  December 1999 (See Note 2)................................           --              --          (1,573)
Changes in Operating Assets & Liabilities, Net of Subsidiary
  Consolidated:
Receivables.................................................       15,381          15,677         (16,884)
Inventories.................................................      (14,394)          1,904         (12,426)
Prepaid Expenses............................................        2,094          (3,181)         (2,242)
Accounts Payable............................................       (3,852)          5,582         (13,674)
Compensation and Employee Benefits..........................      (11,614)         (7,606)        (10,642)
Income Taxes................................................        2,731           1,024            (786)
Other Accrued Liabilities...................................          993         (28,815)         (8,903)
Other Noncurrent Liabilities................................       (1,875)            147         (12,552)
                                                               ----------      ----------      ----------
        Net Cash Provided by Operating Activities...........       89,599          98,854          16,641
                                                               ----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment..................      (57,670)        (62,062)        (66,018)
Payment for Acquisitions....................................           --         (12,500)             --
Payment for Settlement of Tax Matters Relating to the
  Merger....................................................      (29,500)             --              --
Cash Acquired of Subsidiary Consolidated....................       17,985              --              --
Proceeds from Sales of Assets, Net of Selling Costs.........           --         205,714           5,324
Increase in Other Assets....................................       (3,305)         (3,849)         (7,062)
                                                               ----------      ----------      ----------
        Net Cash (Used in) Provided by Investing
          Activities........................................      (72,490)        127,303         (67,756)
                                                               ----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Decrease) Increase in Notes Payable....................      (93,727)        (72,290)         55,900
Payments on Debt............................................     (488,372)       (151,469)         (6,290)
Proceeds from Issuance of Debt..............................      592,500              --              --
Increase in Debt Issuance Costs.............................      (18,983)             --              --
(Repurchases) Issuance of Redeemable Common Stock, Net......          (60)            512              58
                                                               ----------      ----------      ----------
        Net Cash (Used in) Provided by Financing
          Activities........................................       (8,642)       (223,247)         49,668
                                                               ----------      ----------      ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         (777)          1,399           1,715
                                                               ----------      ----------      ----------
Net Increase in Cash and Equivalents........................        7,690           4,309             268
Cash and Equivalents at Beginning of Period.................       18,417          14,108          13,840
                                                               ----------      ----------      ----------
CASH AND EQUIVALENTS AT END OF PERIOD.......................   $   26,107      $   18,417      $   14,108
                                                               ==========      ==========      ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (In thousands of dollars)

                                             Capital in     Retained     Cumulative    Accumulated
                            Nonredeemable    Excess of      Earnings      Currency     Derivative        Total
                                Common          Par       (Accumulated   Translation   Instruments   Shareholders'
                                Stock          Value        Deficit)     Adjustment       Loss          Equity
                            --------------   ----------   ------------   -----------   -----------   -------------
BALANCES AT DECEMBER 31,
  1998....................       $75          $750,100     $(397,913)     $(15,493)      $    --       $336,769
  Net (Loss)..............        --                --       (54,671)           --            --        (54,671)
  Net (Loss) of
    International Entities
    for the Month of
    December 1999 (See
    Note 2)...............        --                --        (1,573)           --            --         (1,573)
  Currency Translation
    Adjustment............        --                --            --            62            --             62
  Adjustment to Redemption
    Value of Redeemable
    Common Stock, Net of
    (Repurchases)
    Issuance..............        --              (939)           --            --            --           (939)
                                 ---          --------     ---------      --------       -------       --------
BALANCES AT DECEMBER 31,
  1999....................        75           749,161      (454,157)      (15,431)           --        279,648
  Net Income..............        --                --        38,282            --            --         38,282
  Currency Translation
    Adjustment............        --                --            --       (13,620)           --        (13,620)
  Adjustment to Redemption
    Value of Redeemable
    Common Stock, Net of
    (Repurchases)
    Issuance..............        --              (348)           --            --            --           (348)
                                 ---          --------     ---------      --------       -------       --------
BALANCES AT DECEMBER 31,
  2000....................        75           748,813      (415,875)      (29,051)           --        303,962
  Net (Loss)..............        --                --       (77,896)           --            --        (77,896)
  Accumulated Derivative
    Instruments Loss......        --                --            --            --        (4,570)        (4,570)
  Currency Translation
    Adjustment............        --                --            --        (5,571)           --         (5,571)
  (Repurchases) Issuance
    of Redeemable Common
    Stock, Net............        --               (60)           --            --            --            (60)
                                 ---          --------     ---------      --------       -------       --------
BALANCES AT DECEMBER 31,
  2001....................       $75          $748,753     $(493,771)     $(34,622)      $(4,570)      $215,865
                                 ===          ========     =========      ========       =======       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            RIVERWOOD HOLDING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION AND BASIS OF PRESENTATION

    Holding and its wholly-owned subsidiaries RIC Holding and Acquisition Corp. were incorporated in 1995 to acquire the stock of RIC.

    On March 27, 1996, Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of RIC. On such date, Acquisition Corp. was merged into RIC. RIC, as the surviving corporation in the Merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, RIC transferred substantially all of its properties and assets to Riverwood, other than the capital stock of Riverwood, and RIC was merged into RIC Holding. Thereupon, Riverwood was renamed "Riverwood International Corporation." Upon consummation of the Subsequent Merger, RIC Holding, as the surviving corporation in the Subsequent Merger, became the parent company of Riverwood.

    Holding and RIC Holding, Inc., a wholly-owned subsidiary, conducted no significant business and have no independent assets or operations other than in connection with the Merger and related transactions through March 27, 1996. Holding and RIC Holding, Inc. fully and unconditionally guarantee substantially all of the debt of Riverwood.

    In connection with the Merger, the purchase method of accounting was used to establish and record a new cost basis for the assets acquired and liabilities assumed. The difference between the purchase price and the fair market values of the assets acquired and liabilities assumed was recorded as goodwill.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies of the Company.

  (A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include all of the accounts of Riverwood Holding, Inc. and its majority-owned and controlled subsidiaries. The accompanying consolidated financial statements include the worldwide operations of the Coated Board segment which includes the paperboard, packaging, and packaging machinery businesses and the Containerboard segment. All significant transactions and balances between the consolidated operations have been eliminated.

    Effective December 1, 1999, the Company changed its international subsidiaries fiscal year end to December 31. Previously, the Company's international subsidiaries were principally consolidated and reported on the basis of fiscal years ending November 30. Accordingly, the net activity for the month of December 1999 for the international entities is shown as an adjustment to retained earnings in the accompanying financial statements. The following represents summarized international results for the month of December 1999:

                                                               Month Ended
                                                              December 31,
                                                                  1999
                                                              -------------
                                                              (In thousands
                                                               of dollars)
Net Sales...................................................     $22,370
                                                                 =======
Net (Loss)..................................................     $(1,573)
                                                                 =======

                            RIVERWOOD HOLDING, INC.

  (B) CASH AND EQUIVALENTS

    Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

  (C) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost of inventories is determined principally on the last-in, first-out ("LIFO") basis. Average cost basis is used to determine the cost of supplies inventories. Inventories are stated net of an allowance for slow-moving and obsolete inventory.

  (D) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company's cost and related accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is recognized in income.

    Costs directly associated with the development and testing of computer information systems for internal use are deferred and included in property, plant and equipment. Such costs are amortized on a straight-line basis over the expected useful life of 5 years. Costs indirectly associated with such projects and ongoing maintenance costs are expensed as incurred. A total of $1.4 million and $1.8 million in costs relating to software development were capitalized in 2001 and 2000, respectively, and were included in property, plant and equipment at December 31, 2001 and December 31, 2000.

    Interest is capitalized on major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Capitalized interest was approximately $2.1 million, $1.3 million, and $1.4 million in the years ended December 31, 2001, 2000, and 1999, respectively.

  (E) DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are principally computed using the straight-line method based on the following estimated useful lives of the related assets:

Buildings...................................................  10 to 40 years
Land improvements...........................................  3 to 20 years
Machinery and equipment.....................................  2 to 40 years
Furniture and fixtures......................................  1 to 12 years
Automobiles and light trucks................................  2 to 5 years

    For certain major capital additions, the Company computes depreciation on the units-of-production method until the asset's designed level of production is achieved and sustained.

    The Company assesses its long-lived assets other than goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of such

                            RIVERWOOD HOLDING, INC.

assets. Depreciation expense was approximately $125.8 million, $132.2 million and $131.3 million in the years ended December 31, 2001, 2000 and 1999, respectively. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. The Company assesses the appropriateness of the useful life of its long-lived assets periodically.

    Goodwill is amortized on a straight-line basis over 40 years. The cost of patents, licenses and trademarks is amortized on a straight-line basis over 15 to 20 years. The related amortization expense is included in Other Expense (Income), Net. The Company assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of the goodwill. If these projected cash flows are less than the carrying amount of the goodwill, an impairment would be recognized, resulting in a write down of goodwill with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount of the goodwill and the undiscounted future cash flows before interest (see Note 26).

  (F) INTERNATIONAL CURRENCY

    The functional currency for most of the international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to Shareholders' Equity. Gains and losses on foreign currency transactions are included in Other Expense (Income), Net for the period in which the exchange rate changes.

    The Company enters into forward exchange contracts to hedge certain foreign currency denominated exposures and option contracts to hedge anticipated transactions denominated in foreign currency. Realized and unrealized gains and losses on these contracts are included in Other Expense (Income), Net. The discount or premium on an option or forward exchange contract is included in the measurement of the basis of the related foreign currency transaction when recorded.

  (G) INCOME TAXES

    The Company accounts for income taxes under the liability method whereby the effect of changes in corporate tax rates on deferred income taxes is recognized currently as an adjustment to income tax expense. The liability method also requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

                            RIVERWOOD HOLDING, INC.

  (H) REVENUE RECOGNITION

    The Company recognizes revenue when pervasive evidence of a sales arrangement exists, delivery has occurred, the price to the buyer is fixed and determinable, and the collectibility of the sales price is reasonably assured which is primarily when goods are shipped to customers. Revenues from packaging machinery use agreements received in advance are recognized on a straight-line basis over the term of the agreements. Customer returns and allowances have been provided for based on estimates.

  (I) SHIPPING AND HANDLING COSTS

    During 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." Previously, the Company recognized shipping and handling costs as a reduction to Net Sales. EITF 00-10 requires shipping and handling costs to be included in Cost of Sales. Accordingly, shipping and handling costs have been reclassified to Cost of Sales for all periods presented. Such costs totaled approximately $64.9 million in 2001, $63.7 million in 2000 and $62.0 million in 1999.

  (J) INSURANCE RESERVES

    It is the Company's policy to self-insure or fund a portion of certain expected losses related to group health benefits. Provisions for losses expected are recorded based on the Company's estimates, on an undiscounted basis, of the aggregate liabilities for known claims and estimated claims incurred but not reported.

  (K) ENVIRONMENTAL REMEDIATION RESERVES

    The Company records accruals for environmental obligations based on estimates developed in consultation with environmental consultants and legal counsel. Accruals for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not reduced for potential recoveries from insurance carriers. Costs of future expenditures are not discounted to their present value.

  (L) RECLASSIFICATION

    The Company has reclassified the presentation of certain prior period information to conform with the current presentation format.

  (M) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                            RIVERWOOD HOLDING, INC.

  (N) (LOSS) EARNINGS PER SHARE

    Basic (loss) earnings per common share is computed by dividing Net (Loss) Income by the weighted average number of common shares outstanding for the year. Diluted (loss) earnings per common share reflects the potential dilution that could occur if all outstanding employee stock options are exercised. For the years ended December 31, 2001 and 1999, employee stock options have not been considered in diluted (loss) earnings per common share calculations because they are anti-dilutive.

NOTE 3  RECEIVABLES

    The components of receivables at December 31 were as follows:

                                                                 2001          2000
                                                              -----------   -----------
                                                              (In thousands of dollars)
Trade.......................................................   $137,462      $136,192
Less, allowance.............................................      3,416         2,769
                                                               --------      --------
                                                                134,046       133,423
Other.......................................................      6,053         4,272
                                                               --------      --------
                                                               $140,099      $137,695
                                                               ========      ========

NOTE 4  FINANCIAL INSTRUMENTS

    The Company has financial instruments which include foreign currency option and forward exchange contracts and interest rate swap agreements. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The Company does not hold or issue such financial instruments for trading purposes.

    The Company enters into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of the forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. At December 31, 2001 and 2000, the Company had various foreign currency forward exchange contracts, with maturities ranging up to one year. When aggregated and measured in U.S. dollars at year-end exchange rates, the notional amount of these forward currency exchange contracts totaled approximately $20.0 million and $29.7 million at December 31, 2001 and 2000, respectively. Generally, unrealized gains and losses resulting from these contracts are recognized currently in operations and approximately offset corresponding unrealized gains and losses recognized on the hedged accounts receivable or accounts payable.

    During 2001 and 2000, the Company entered into option contracts and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of the option contracts and forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates. At December 31, 2001, no option contracts existed. At December 31, 2000, various option contracts existed, which expired on various dates through the year 2001. When measured in U.S. dollars at year-end

                            RIVERWOOD HOLDING, INC.

exchange rates, the year 2000 notional amount of the purchased option contracts totaled approximately $37.1 million. Gains and losses, if any, related to these contracts are recognized in income when the anticipated transaction affects income. As of December 31, 2001 and 2000, when aggregated and measured in U.S. dollars at year-end exchange rates, the notional amount of these forward exchange contracts totaled approximately nil and $33.4 million, respectively.

    The Company uses interest rate swap agreements to fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2001, the Company had interest rate swap agreements with a notional amount of $225 million, which expire on various dates through the year 2002, under which the Company will pay fixed rates of
4.75 percent to 6.53 percent and receive three-month LIBOR. At December 31, 2000, the Company had interest rate swap agreements with a notional amount of $200 million, which expire on various dates through the year 2002, under which the Company paid fixed rates of 6.53 percent to 6.92 percent and receive three-month LIBOR.

    The Company's customers are not concentrated in any specific geographic region, but are concentrated in certain industries. Customers of the Coated Board business segment include the beverage and packaged foods industries. Customers of the Containerboard business segment include integrated and non-integrated containerboard converters. During 2001, the Company had one customer who accounted for approximately 13 percent of the Company's net sales and another customer who accounted for approximately 11 percent of the Company's net sales. During 2000, the Company had two customers who each accounted for approximately 11 percent of the Company's net sales. During 1999, one customer accounted for approximately 11 percent of the Company's net sales. There were no significant accounts receivable from a single customer at December 31, 2001 or 2000. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

    The Company enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of December 31, 2001, the Company had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through December 31, 2002. The contract price and fair value of these natural gas contracts was approximately $22.3 million and $14.9 million, respectively. These contracts are not accounted for as derivative instruments under Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AS AMENDED BY SFAS NO. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, AND SFAS NO. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES ("SFAS No. 133"), as they qualify for the normal purchase exemption.

    The following methods and assumptions were used to estimate the fair value of each category of financial instrument for which it is practicable to estimate that value:

  NONTRADE RECEIVABLES AND SHORT TERM BORROWINGS

    The carrying amount of these instruments approximates fair value due to their short-term nature.

                            RIVERWOOD HOLDING, INC.

  LONG-TERM DEBT

    The fair value of long-term debt is based on quoted market prices.

  FORWARD EXCHANGE AND OPTION CONTRACTS

    The fair value of forward and option contracts is based on quoted market prices.

                            RIVERWOOD HOLDING, INC.

  INTEREST RATE SWAP AGREEMENTS

    The fair value of interest rate swap agreements is based on quoted market prices by counter parties.

    The carrying amounts and estimated fair value of the Company's financial instruments as of December 31 were as follows:

                                                  2001                      2000
                                         -----------------------   -----------------------
                                          Carrying       Fair       Carrying       Fair
                                          Amounts       Value       Amounts       Value
                                         ----------   ----------   ----------   ----------
                                                     (In thousands of dollars)
Nontrade receivables...................  $    6,053   $    6,053   $    4,272   $    4,272
Short-term borrowings..................  $   10,075   $   10,075   $   15,192   $   15,192
Long-term debt.........................  $1,524,824   $1,556,045   $1,517,597   $1,473,433
Currency forward exchange contracts....  $      212   $      212   $      686   $      686
Currency option contracts..............  $       --   $       --   $    1,027   $      528
Interest rate swap contracts...........  $   (5,389)  $   (5,389)  $       --   $   (1,094)

NOTE 5  INVENTORIES

    The major classes of inventories at December 31 were as follows:

                                                     2001          2000
                                                  -----------   -----------
                                                  (In thousands of dollars)
Finished goods..................................   $ 87,728      $ 88,101
Work-in progress................................     12,194         9,967
Raw materials...................................     45,656        40,374
Supplies........................................     35,727        37,530
                                                   --------      --------
                                                   $181,305      $175,972
                                                   ========      ========

    Inventories in the amount of $38.9 million and $37.7 million at December 31, 2001 and 2000, respectively, were valued using the first-in, first-out ("FIFO") or average cost method. The balance of the inventories was valued using the LIFO method. The shortage of FIFO values over amounts for financial reporting purposes (LIFO) was $5.9 million and $14.8 million at December 31, 2001 and 2000, respectively. During the years ended December 31, 2001, 2000 and 1999, the Company recognized a charge (credit) relating to LIFO valuation of $12.3 million, $(6.9) million, and $(4.9) million, respectively.

    In connection with the Merger, the Company adjusted its inventory balances to its estimated fair value which resulted in a write-up to inventory of approximately $13.6 million and is being charged to cost of sales when the March 27, 1996 LIFO base inventory layers are liquidated. There was no write-up of inventories charged to cost of sales during the three years in the period ended December 31, 2001. At December 31, 2001 and 2000, $11.5 million of the write-up remained in Inventory on the Consolidated Balance Sheets.

                            RIVERWOOD HOLDING, INC.

NOTE 6  INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES

    Investments are accounted for using the equity method of accounting. The most significant of these investments was Igaras, an integrated containerboard producer located in Brazil of which the Company owned 50 percent. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which the Company owned 50 percent. On October 3, 2000, the Company, along with its joint venture partner, Cia Suzano de Papel e Celulose, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. The Company recognized a gain of $70.9 million, in connection with the sale. On October 12, 2000, the Company purchased the remaining 50 percent of the newly formed company for $12.5 million.

    During 2001 and 2000, the Company received dividends from its equity investments other than Igaras totaling $0.6 million and $0.5 million, respectively, net of taxes of $0.1 million and $0.1 million, respectively.

    Effective January 1, 2001, the Company consolidated into its financial statements the accounts of Rengo Riverwood Packaging, Ltd. ("Rengo"), the Company's Japanese joint venture, since the Company has the ability to exercise control over Rengo's operating and financial policies. The consolidation of Rengo contributed approximately $47 million in Net Sales.

NOTE 7  ASSETS

    Other Assets included intangible assets at December 31, and consisted of the following:

                                                     2001          2000
                                                  -----------   -----------
                                                  (In thousands of dollars)
Patents, licenses and trademarks................   $ 67,148      $ 66,314
Less, accumulated amortization..................    (20,353)      (16,628)
                                                   --------      --------
                                                     46,795        49,686

Deferred debt issuance costs, net...............     32,385        29,713
Pension assets..................................     13,594        14,431
Capitalized spare parts.........................     23,303        21,717
Deferred design costs...........................      1,985         3,025
Other...........................................      8,388         7,301
                                                   --------      --------
                                                   $126,450      $125,873
                                                   ========      ========

                            RIVERWOOD HOLDING, INC.

NOTE 8  SHORT-TERM DEBT

    Short-Term Debt at December 31, consisted of the following:

                                                      2001       2000
                                                    --------   --------
                                                     (In thousands of
                                                         dollars)
Short-term borrowings.............................  $10,075    $15,192
Current portion of long-term debt.................    1,742        716
                                                    -------    -------
                                                    $11,817    $15,908
                                                    =======    =======

    Short-term borrowings are principally at the Company's international subsidiaries. The weighted average interest rate on Short-term borrowings as of December 31, 2001 and 2000 was 3.4 percent and 2.6 percent, respectively.

    In connection with the Merger, the Company called $125 million of Convertible Subordinated Notes, of which $0.2 million was not redeemed at December 31, 2001 and 2000, and is included in Current portion of long-term debt.

NOTE 9  COMPENSATION AND EMPLOYEE BENEFITS

    Accruals for future compensated employee absences, principally vacation, were $12.1 million and $11.4 million at December 31, 2001 and 2000, respectively, and were included in Compensation and Employee Benefits on the Consolidated Balance Sheets.

NOTE 10  LONG-TERM DEBT

    In connection with the Merger, the Company entered into a credit agreement that provided for senior secured credit facilities consisting of a term loan facility and a $400 million revolving credit facility. Such credit agreement, term loan facility and revolving facility, as in effect prior to the August 10, 2001 amendment and restatement discussed below, are referred to herein as the "Credit Agreement", the "Term Loan Facility" and the "Revolving Facility", respectively. In addition, Riverwood International Machinery, Inc., a wholly-owned subsidiary of Riverwood, entered into a credit agreement providing for a $140 million secured revolving credit facility (the "Machinery Facility") for the purpose of financing or refinancing packaging machinery. In connection with the Merger, the Company also completed an offering of $250 million aggregate principal amount of 10 1/4 percent Senior Notes due 2006 (the "1996 Senior Notes") and $400 million aggregate principal amount of 10 7/8 percent Senior Subordinated Notes due 2008 (the "1996 Senior Subordinated Notes" and together with the 1996 Senior Notes, the "1996 Notes").

    On July 28, 1997, the Company completed an offering of $250 million principal amount of 10 5/8 percent Senior Notes due 2007 (the "Initial Notes"). The net proceeds of this offering were applied to prepay certain revolving credit borrowings under the Revolving Facility (without any commitment reduction) and to refinance certain Tranche A term loans and other borrowings under the Credit Agreement. A registration statement under the Securities Act of 1933, as amended, registering senior notes of the Company identical in all material respects to the Initial Notes (the "Exchange Notes") offered in exchange for the Initial Notes became effective October 1, 1997. On November 3, 1997, the Company completed its

                            RIVERWOOD HOLDING, INC.

NOTE 10  LONG-TERM DEBT --(Continued)
exchange offer of the Initial Notes for the Exchange Notes. The Initial Notes and the Exchange Notes are referred to herein as the 1997 Notes.

    In connection with the sale of Igaras on October 3, 2000, the Company entered into Amendment No. 5 dated September 12, 2000, effective October 3, 2000, to the Credit Agreement. Pursuant to the amendment, the Company applied $120 million and $25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the Term Loan Facility, respectively. The Company recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000. The Company applied the remaining portion of the proceeds (approximately $48 million) to the Revolving Facility (without any commitment reduction). In connection with Amendment No. 5, the Company canceled its Machinery Facility. In addition, certain of the financial covenants included in the Credit Agreement were amended.

    On June 21, 2001, the Company completed an offering of $250 million principal amount of 10 5/8 percent Senior Notes due 2007 (the "Initial 2001 Notes"). The Initial 2001 Notes were sold at a price of 103 percent of par. The proceeds from this offering of approximately $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the Term Loan Facility. During the second quarter of 2001, the Company recorded a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans. In connection with this offering, on June 6, 2001, the Company entered into Amendment No. 6 to the Credit Agreement. The amendment modified certain financial and other covenants, including minimum EBITDA (as defined in the Credit Agreement) requirements, in the Credit Agreement to reflect recent financial results and market and operating conditions. A registration statement under the Securities Act registering senior notes of the Company identical in all material respects to the Initial 2001 Notes (the "Exchange 2001 Notes") offered in exchange for the Initial 2001 Notes became effective on August 27, 2001. On October 5, 2001, the Company completed its exchange offer of the Initial 2001 Notes for the Exchange 2001 Notes. The Initial 2001 Notes and the Exchange 2001 Notes are referred to herein as the 2001 Notes.

    On August 10, 2001, the Company entered into an amendment and restatement of the Credit Agreement (the "2001 Senior Secured Credit Agreement") with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million (the "2001 Facilities"), including a $335 million term loan facility (the "2001 Term Loan Facility") and a $300 million revolving credit facility (the "2001 Revolving Facility"). The proceeds of the initial borrowings under the 2001 Facilities of approximately $386.0 million, including $51.0 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the Term Loan Facility and the Revolving Facility and to pay approximately $12 million of the estimated $14 million of fees and expenses incurred in connection with the amendment and restatement of the Credit Agreement. During the third quarter of 2001, the Company recorded a non-cash, extraordinary charge to earnings of approximately $6.0 million, net of tax of nil, related to the write-off of the applicable remaining deferred debt issuance costs on the Term Loan Facility and the Revolving Facility.

    The 2001 Senior Secured Credit Agreement imposes restrictions on the Company's ability to make capital expenditures and both the 2001 Senior Secured Credit Agreement and the indentures governing the

                            RIVERWOOD HOLDING, INC.

NOTE 10  LONG-TERM DEBT --(Continued)
1996 Notes, the 1997 Notes and the 2001 Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, meet its capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants contained in the 2001 Senior Secured Credit Agreement, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Riverwood and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates. The covenants contained in the indentures governing the 1996 Notes, the 1997 Notes and the 2001 Notes also impose restrictions on the operation of the Company's business.

    The financial covenants in the 2001 Senior Secured Credit Agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

                                                           Consolidated        Consolidated
                                                         Debt to EBITDA(a)   Interest Expense
Test Period                                               Leverage Ratio          Ratio
-----------                                              -----------------   ----------------
September 30, 2001--December 30, 2002..................     5.85 to 1.00       1.75 to 1.00
December 31, 2002--December 30, 2003...................     5.50 to 1.00       2.00 to 1.00
December 31, 2003--December 30, 2004...................     5.00 to 1.00       2.10 to 1.00
December 31, 2004--December 30, 2005...................     4.70 to 1.00       2.25 to 1.00
December 31, 2005--December 30, 2006...................     4.40 to 1.00       2.25 to 1.00

---------

Note:

(a)  EBITDA as defined in the 2001 Senior Secured Credit Agreement

    At December 31, 2001, the Company was in compliance with the financial covenants in the 2001 Senior Secured Credit Agreement. The Company's ability to comply in future periods with the financial covenants in the 2001 Senior Secured Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company's control and will be substantially dependent on the selling prices for the Company's products, raw material and energy costs, and the Company's ability to successfully implement its overall business and profitability strategies. If a violation of any of the covenants occurred, the Company would attempt to get a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The 2001 Senior Secured Credit Agreement and the indentures governing the 1996 Notes, 1997 Notes and 2001 Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions.

                            RIVERWOOD HOLDING, INC.

NOTE 10  LONG-TERM DEBT --(Continued)

    At December 31, 2001, the Company and its U.S. and international subsidiaries had the following amounts available under revolving credit facilities:

                                                  Total       Total Amount
                                                 Amount      Outstanding at     Total Amount
                                                   of         December 31,      Available at
                                               Commitments        2001        December 31, 2001
                                               -----------   --------------   -----------------
                                                          (In thousands of dollars)
Revolving Facility...........................    $300,000         $35,429         $264,571
International Facilities.....................      14,581          10,015            4,566
                                                 --------         -------         --------
                                                 $314,581         $45,444         $269,137
                                                 ========         =======         ========

    The Company anticipates pursuing additional working capital financing for its foreign operations as necessary. The Company believes that cash generated from operations, together with amounts available under its 2001 Revolving Facility and other available financing sources, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs until the maturity of the 2001 Revolving Facility, although no assurance can be given in this regard. The Company's future financial and operating performance, ability to service or refinance its debt and ability to comply with the covenants and restrictions contained in its debt agreements, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control and will be substantially dependent on the selling prices for the Company's products, raw material and energy costs, and the Company's ability to successfully implement its overall business and profitability strategies.

                            RIVERWOOD HOLDING, INC.

NOTE 10  LONG-TERM DEBT --(Continued)
    Long-Term Debt at December 31 consisted of the following:

                                                                 2001          2000
                                                              -----------   -----------
                                                              (In thousands of dollars)
Senior Notes with interest payable semi-annually at 10.625
  percent, payable in 2007..................................  $  250,000    $  250,000
Senior Notes with interest payable semi-annually at 10.25
  percent, payable in 2006..................................     250,000       250,000
Senior Subordinated Notes with interest payable
  semi-annually at 10.875 percent, payable in 2008..........     400,000       400,000
Senior Secured Term Loan Facility with interest payable at
  various dates less than one year at floating rates (9.25
  percent to 10.25 percent at December 31, 2000)............          --       488,118
Senior Secured Term Loan Facility with interest payable at
  various dates less than one year at floating rates (4.85
  percent at December 31, 2001), payable through 2005.......     335,000            --
Senior Notes with interest payable semi-annually at 10.625
  percent, payable in 2007..................................     250,000            --
Senior Secured Revolving Facility with interest payable at
  various dates less than one year at floating rates (4.67
  percent to 6.5 percent at December 31, 2001) payable in
  2005......................................................      35,150            --
Senior Secured Revolving Facility with interest payable at
  various dates less than one year at floating rates (9.14
  percent to 10.5 percent at December 31, 2000).............          --       124,550
Senior Subordinated Notes with interest payable
  semi-annually at 11.25 percent, payable in 2002...........         804           804
Convertible Subordinated Notes with interest payable
  semi-annually at 6.75 percent, payable in 2002,
  convertible beginning March 27, 1996......................         209           209
Pollution control revenue bonds with interest payable
  semi-annually at 6.25 percent, payable through 2007.......       1,000         1,000
International Notes payable to banks with interest payable
  at various dates at interest rates of 7.79 percent to 10.0
  percent at December 31, 2001, payable through 2004........         533            99
Capitalized leases with interest payable of 3.6 percent,
  payable through 2005......................................       2,099         2,785
Other.......................................................          29            32
                                                              ----------    ----------
                                                               1,524,824     1,517,597
Less, current portion.......................................       1,742           716
                                                              ----------    ----------
                                                              $1,523,082    $1,516,881
                                                              ==========    ==========

                            RIVERWOOD HOLDING, INC.

NOTE 10  LONG-TERM DEBT --(Continued)
    The 2001 Term Loan Facility and the 2001 Revolving Facility were collateralized by substantially all of the net assets (including the capital stock of certain international subsidiaries) of the Company.

    Long-term debt maturities and expirations of funded long-term working capital commitments at December 31, 2001, were as follows:

                                                              (In thousands
                                                               of dollars)
                                                              -------------
2002........................................................   $    1,742
2003........................................................       75,769
2004........................................................       75,779
2005........................................................      220,506
2006........................................................      250,000
After 2006..................................................      901,028
                                                               ----------
                                                               $1,524,824
                                                               ==========

NOTE 11  REDEEMABLE COMMON STOCK

    During the nine months ended December 31, 1996, Holding completed an offering of Holding Common Stock to certain members of management and key employees of the Company. As of December 31, 1996, the Company had issued 111,900 shares of Holding Class A Common Stock to Management Investors at fair value for gross cash proceeds of $11.2 million. During 2000, the Company issued 5,000 shares of additional Redeemable Common Stock to Management Investors at fair value for gross cash proceeds of $0.6 million. The common stock held by Management Investors is mandatorily redeemable at fair market value as determined by the Executive Committee of the Board of Directors and in certain circumstances the Management Investors can require the Company to repurchase the Holding Class A Common Stock. These shares are classified as Redeemable Common Stock on the Consolidated Balance Sheets and are carried at their redemption value at December 31, 2001. Accordingly, during 2001 and 2000, the Company recorded a charge to Capital in Excess of Par Value of nil and $0.3 million, respectively, due to a change in the redemption value from the beginning of the year compared to the end of the year as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the Executive Committee of the Board of Directors. During 2001 and 2000, the Company repurchased 3,000 and 450 shares of Redeemable Common Stock at a weighted average price of $120.00 per share and $106.67 per share, respectively.

    In connection with the issuance of Redeemable Common Stock to Management Investors, the Company has guaranteed loans, with full recourse, from a bank to certain Management Investors totaling approximately $0.3 million and $0.7 million at December 31, 2001 and 2000, respectively.

NOTE 12  NON REDEEMABLE COMMON STOCK

    On March 27, 1996, Holding completed an offering of 7,000,000 shares of Class A Common Stock with a par value of $0.01 per share to certain institutional investors for $700 million. Total Class A Common

                            RIVERWOOD HOLDING, INC.

NOTE 12  NON REDEEMABLE COMMON STOCK --(Continued)
Stock authorized for issuance at December 31, 2001 was 9,000,000 shares, of which amount 7,067,180 shares were outstanding, including 67,180 shares issued to Management Investors as Redeemable Common Stock (see Note 11). Also on
March 27, 1996, Holding completed an offering of 500,000 shares of Class B Common Stock with a par value of $0.01 per share to an institutional investor for $50 million. Total Class B Common Stock, which is non-voting, authorized for issuance at December 31, 2001 was 3,000,000 shares, of which 500,000 shares were outstanding.

NOTE 13  STOCK INCENTIVE PLANS

    In 1996, the Company developed a Long-Term Incentive Plan (LTP) designed to provide certain key executives and management options to purchase shares of redeemable Class A Common Stock. Additionally, in 1999 the Company developed a Supplemental Long-Term Incentive Plan (SLTP) to provide additional options to certain key executives and management. The following table summarizes information pertaining to options outstanding and exercisable at December 31, 2001:

                                                        Granted                                 Exercisable
                                                        Weighted                                 Weighted
                                                        Average                                   Average
                                            Number      Exercise    Vesting        Number        Exercise
Plan                     Grant Date       Outstanding    Price     Reference   Exercisable(8)      Price
----                 -------------------  -----------   --------   ---------   --------------   -----------
LTP                  November 2000......      4,800     $   115          (1)         1,600        $  115
SLTP                 November 2000......      5,000         115          (2)         1,667           115
SLTP                 May-Dec, 1999......    180,500         100          (3)        81,929           100
LTP                  June-Dec, 1999.....     50,200         100          (4)        14,480           100
LTP                  August 1998........     22,500         100          (5)         9,600           100
LTP                  March 1997.........    225,000          75          (6)       172,833            75
LTP                  June 1996..........     57,410         100          (7)        50,660           100
                     -------------------    -------     -------     -------       --------        ------
                     Total..............    545,410     $ 89.96                   $332,769        $87.16
                     ===================    =======     =======                   ========        ======

---------

Notes:

(1) Options vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment.

(2) Options vest based upon a range of certain financial goals for two years. Each year, the vesting starts at 30% for achievement of a minimum financial target, and increases to a maximum of 50% per year, prorated on a straight-line basis for achievement of certain results above the minimum. Those options which do not vest in this period will vest, assuming the employee is still employed, nine years and six months following the date of grant.

(3) Options vest based upon a range of certain financial goals over the next three years. Each year, the vesting starts at 20% for achievement of a minimum financial target, and increases to a maximum of 33 1/3% per year, prorated on a straight-line basis for achievement of certain financial results above the minimum. Those options which do not vest in this three-year period, will vest, assuming the employee is still employed at the Company, on December 31, 2008.

                            RIVERWOOD HOLDING, INC.

NOTE 13  STOCK INCENTIVE PLANS (Continued)
(4) 35,600 of the options will vest in five equal annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment. The remaining 14,600 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(5) 15,000 of the options will vest in four annual installments, on each of the first four anniversaries of the date of grant, subject to continuous employment, and the remaining 7,500 options will vest based on achievement of certain financial goals or on February 19, 2008, whichever occurs first.

(6) 112,500 of these options will vest in five annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment, and the remaining 112,500 have accelerated vesting based on achievement of certain financial goals or on September 30, 2006, whichever occurs first.

(7) 50,660 of the options will vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment. The remaining 6,750 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(8) As of December 31, 2000 and 1999, there was exercisable options in the amount of 277,397 and 157,241, respectively.

    A summary of option activity during the three years ended December 31, 2001 is as follows:

                                                               Shares    Exercise Price
                                                              --------   --------------
Outstanding--December 31, 1998..............................  348,346       $  83.85
  Granted...................................................  237,300         100.00
  Exercised.................................................   (6,000)       (100.00)
  Canceled..................................................  (25,736)       (100.00)
                                                              -------       --------
Outstanding--December 31, 1999..............................  553,910       $  89.84
  Granted...................................................   13,000         115.00
  Exercised.................................................       --             --
  Canceled..................................................   (1,700)       (100.00)
                                                              -------       --------
Outstanding--December 31, 2000..............................  565,210       $  90.39
  Granted...................................................       --             --
  Exercised.................................................   (7,069)       (120.00)
  Canceled..................................................  (12,731)       (103.77)
                                                              -------       --------
Outstanding--December 31, 2001..............................  545,410       $  89.70
                                                              =======       ========

    The weighted average contractual life of the outstanding options at December 31, 2001, is 6 years. The Company applies APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related

                            RIVERWOOD HOLDING, INC.

NOTE 13  STOCK INCENTIVE PLANS (Continued)
Interpretations in accounting for the Stock Options. Accordingly, the Company recognizes compensation expense for Stock Options when the exercise price is less than the related fair value at the date of grant or when the performance criteria is met. During the years ended December 31, 2001, 2000 and 1999, the Company recognized compensation expense of $1.5 million, $1.8 million, and $0.7 million, respectively, related to Stock Options. The weighted average fair value of the stock options was estimated to be $30.91 per option on the date of grant for stock options granted in 2000, and $28.03 per option on the date of grant for stock options granted in 1999. The Company used the Black-Scholes option-pricing model to value the Stock Options with the following assumptions: dividend yield of zero, no volatility, risk-free interest rates ranging from
5.304 to 6.75 percent, a zero forfeiture rate and an expected life of 3 to 10 years.

    Had compensation expense for the Company's grants of stock options been determined in accordance with Statement of Financial Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," Net (Loss) Income and basic and diluted earnings per share would have been as follows:

                                                                   Year Ended December 31,
                                                             ------------------------------------
                                                                2001         2000         1999
                                                             ----------   ----------   ----------
                                                             (in millions, except per share data)
Pro forma Net (Loss) Income................................    $ (78.3)     $ 37.8       $ (57.0)
Pro forma Net (Loss) Income per common share
  Basic....................................................     (10.35)       5.00         (7.54)
  Diluted..................................................     (10.35)       4.92         (7.54)

NOTE 14  CURRENCY TRANSLATION ADJUSTMENT

    An analysis of changes in the Cumulative Currency Translation Adjustment included in Shareholders' Equity at December 31 was as follows:

                                                    2001       2000       1999
                                                  --------   --------   --------
                                                    (In thousands of dollars)
Cumulative currency translation adjustment at
  beginning of period...........................  $(29,051)  $(15,431)  $(15,493)
Currency translation adjustments................    (5,571)   (13,620)        62
                                                  --------   --------   --------
                                                  $(34,622)  $(29,051)  $(15,431)
                                                  ========   ========   ========

NOTE 15  CONTINGENCIES AND COMMITMENTS

    Total rental expense was approximately $10.4 million, $11.7 million, and $16.6 million for the years ended December 31, 2001, 2000, and 1999.

                            RIVERWOOD HOLDING, INC.

NOTE 15  CONTINGENCIES AND COMMITMENTS (Continued)
    At December 31, 2001, total commitments of the Company under long-term, non-cancelable contracts were as follows:

                                               Payment Due by Period
                           --------------------------------------------------------------
                           Less than
Contractual Obligations     1 year     1-3 years   4-5 years   After 5 years     Total
-----------------------    ---------   ---------   ---------   -------------   ----------
                                             (In thousands of dollars)
Long-Term Debt...........   $ 1,742    $151,548    $470,506       $901,028     $1,524,824
Operating Leases.........    13,821      17,975       2,588            946         35,330
Unconditional Purchase
  Obligations............    31,345      16,373      14,693         69,556        131,967
                            -------    --------    --------       --------     ----------
    Total Contractual
      Cash Obligations...   $46,908    $185,896    $487,787       $971,530     $1,692,121
                            =======    ========    ========       ========     ==========

    As of December 31, 2001, the Company had approximately 4,100 employees worldwide (excluding employees of joint ventures), approximately 3,000 of whom were members of unions and covered by collective bargaining agreements.

    The Company is committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs, which are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations.

                            RIVERWOOD HOLDING, INC.

NOTE 15  CONTINGENCIES AND COMMITMENTS (Continued)

    In 1998, the U.S. Environmental Protection Agency adopted regulations (generally referred to as the "cluster rules") that mandate more stringent controls on air and water discharges from the United States pulp and paper mills. The Company estimates that the capital spending that may be required to comply with the cluster rules could reach $55 million to be spent at its two U.S. paper mills over a seven-year period that began in 2000. The Company estimates that it has spent approximately one-third of that amount for such compliance.

    In late 1995, the Louisiana Department of Environmental Quality ("DEQ") notified the Predecessor of potential liability for the remediation of hazardous substances at a wood treatment site in Shreveport, Louisiana that the Predecessor or its predecessors previously operated, and at a former oil refinery site in Caddo Parish, Louisiana which is on land that the Company previously owned. In response to these notices, the Company has provided additional information concerning these sites and has commenced its own evaluation of any claims and remediation liabilities for which it may be responsible. Subsequent to receipt in May 1996 of a Special Demand Letter from DEQ to remediate the site in Shreveport, the Company performed a soil and groundwater investigation at the site pursuant to an agreement with DEQ. In August 2001, the Company entered into a Cooperative Agreement for Remedial Action with DEQ and the landowners of the site, as well as a Mutual Release and Settlement Agreement with the landowners. Under the Cooperative Agreement, the Company will develop the remedial design and carry out the specified remediation at the site. The Company has engaged a qualified contractor and expects completion of the work by the end of 2002. In September 1996, the Company received a Special Demand Letter from DEQ to remediate the site in Caddo Parish. The Company performed a waste inventory and treatability study at the site and subsequently met with DEQ in October 1999. On July 6, 2000, the Company and DEQ entered into a Settlement Agreement that describes in detail the remedial actions necessary for the Company to obtain full release of all future liability at this site. The Company has contracted with a vendor to perform the remedial actions as outlined in the Settlement Agreement and the work is currently proceeding. The Company no longer owns the site since transferring the property to another entity on October 22, 2000. The Company anticipates the remedial actions outlined in the Settlement Agreement will be completed during the second quarter of 2002 and, at that time, expects to be relieved of any future liability.

    The Company is involved in environmental remediation projects for certain properties currently or formerly owned or operated by the Company, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. The Company's costs incertain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. To address these contingent environmental costs, the Company has accrued reserves when such costs are probable and can be reasonably estimated. The Company believes that, based on current information and regulatory requirements, the accruals established by the Company for environmental expenditures are adequate. Based on current knowledge, to the extent that additional costs may be incurred that exceed the accrued reserves, such amounts are not expected to have a material impact on the results of operations, cash flows or financial condition of the Company, although no assurance can be given that significant costs will not be incurred in connection with clean-up activities at these properties, including the Shreveport and Caddo Parish sites referred to above.

                            RIVERWOOD HOLDING, INC.

NOTE 15  CONTINGENCIES AND COMMITMENTS (Continued)
    The Company is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company.

    The Company has been a plaintiff in actions against The MeadWestvaco Corporation, successor by merger to The Mead Corporation, and R.A. Jones claiming infringement of the Company's patents for its packaging machines. The patent in suit were found infringed but invalid by a jury in a trial against R.A. Jones in August 2001. This finding of invalidity has been appealed to the Court of Appeals for The Federal Circuit. The suit against MeadWestvaco was dismissed by mutual agreement pending the outcome of the appeal of the decision in the case against R.A. Jones.

    In connection with the Merger, the former majority owner of the Company agree to bear the cost of a Section 338(h)(10) election for U.S. federal tax purposes and for purposes of state taxes for which the former majority owner and the Company filed returns on a combined basis. The Company agreed to bear the cost of this election for the purposes of other state taxes ("stand-alone taxes"), including Louisiana income tax. During 1997, the Company paid $27.5 million in estimated Louisiana stand-alone taxes relating to the election. The Company's calculation of its Louisiana tax was based on state law in effect at the time of the Merger, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana Constitution, retroactive to 1993. After consultation with Louisiana tax counsel, the Company filed its Louisiana income tax return for the period ended March 27, 1996 in reliance on the Louisiana tax law in effect at the time of the Merger, without the payment of any additional tax due to the voiding of the 1993 amendment.

    The State of Louisiana completed its audit of the Company's tax return for the period ended March 27, 1996 and on May 9, 2000, the Company received a Notice of Proposed Tax Due for this period in the amount of $47.6 million in tax plus statutory interest. On October 12, 2001, the Company entered into a settlement agreement with the Louisiana Department of Revenue to pay
$29.5 million to the State of Louisiana to settle all Louisiana state income tax issues (tax and interest) related to the period ended March 27, 1996 and the nine month period ended December 31, 1996. As required by accounting principles generally accepted in the United States of America, the Company recorded the settlement as an increase to Goodwill, Net of Accumulated Amortization. The Company made this payment on October 25, 2001 using funds borrowed under its revolving credit facility. See Consolidated Statements of Cash Flows.

NOTE 16  PENSIONS

U.S. HOURLY AND SALARIED PENSION PLANS

    All of the Company's U.S. hourly union employees are participants in the Company's noncontributory defined benefit hourly plan (the "Hourly plan"). The pension expense of the Hourly plan is based primarily on years of service and the pension rate near retirement. The Company's U.S. salaried and non-union hourly employees are participants in the Company's noncontributory defined benefit plan that was established during 1992 (the "Salaried plan").

                            RIVERWOOD HOLDING, INC.

NOTE 16  PENSIONS (Continued)
    The Company's funding policies with respect to its U.S. pension plans are to contribute funds to trusts as necessary to at least meet the minimum funding requirements of the U.S. Internal Revenue Code. Plan assets are invested primarily in equities and fixed income securities.

  (A) PENSION EXPENSE

    The pension expense related to the Hourly plan and Salaried plan consisted of the following:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
Components of net periodic pension cost
  (credit):.............................
  Service cost..........................     $ 5,142        $ 4,806        $ 5,395
  Interest cost.........................      16,106         15,444         14,231
  Expected return on plan assets........     (21,019)       (22,101)       (20,454)
  Amortizations:
    Prior service cost..................       1,029          1,026          1,023
    Actuarial (gain)/loss...............         (10)        (2,039)            53
                                             -------        -------        -------
  Net periodic pension cost (credit)....     $ 1,248        $(2,864)       $   248
                                             =======        =======        =======

    Certain assumptions used in determining the pension expense related to the Hour plan and Salaried plan were as follows:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
Assumptions:
  Discount rate.........................      7.50%          7.50%          6.50%
  Rate of increase in future
    compensation levels.................      4.50%          4.50%          4.50%
Expected long-term rate of return on
  plan assets...........................      8.50%          8.50%          8.50%

                            RIVERWOOD HOLDING, INC.

NOTE 16  PENSIONS (Continued)
  (B) FUNDED STATUS

    The funded status of the Company's U.S. Hourly plan and Salaried plan as of December 31, were as follows:

                                                             2001          2000
                                                          -----------   -----------
                                                          (In thousands of dollars)
Change in benefit obligation:
  Benefit obligation at beginning of year...............   $220,881      $206,445
  Service cost..........................................      5,142         4,806
  Interest cost.........................................     16,106        15,444
  Actuarial (gain) loss.................................       (504)        6,085
  Amendments............................................        130         1,423
  Benefits paid.........................................    (13,511)      (13,322)
                                                           --------      --------
  Benefit obligation at end of year.....................   $228,244      $220,881
                                                           ========      ========
Change in plan assets:
  Fair value of plan assets at beginning of year........   $253,831      $266,455
  Actual return on plan assets..........................    (12,783)          670
  Employer contributions................................         29            28
  Benefits paid.........................................    (13,511)      (13,322)
                                                           --------      --------
  Fair value of plan assets at end of year..............   $227,566      $253,831
                                                           ========      ========
  Plan assets (less than) in excess of projected benefit
    obligation..........................................   $   (678)     $ 32,950
  Unrecognized net actuarial loss (gain)................      9,252       (24,055)
  Unrecognized prior service cost.......................      2,206         3,105
                                                           --------      --------
  Net amount recognized.................................   $ 10,780      $ 12,000
                                                           ========      ========
Amounts recognized in the Consolidated Balance Sheets
  consist of:
  Prepaid pension cost..................................   $ 13,601      $ 14,468
  Accrued pension liability.............................     (2,821)       (2,468)
                                                           --------      --------
  Net amount recognized.................................   $ 10,780      $ 12,000
                                                           ========      ========
Assumptions:
  Discount rate.........................................       7.50%         7.50%
  Rates of increase in future compensation levels.......       4.50%         4.50%

INTERNATIONAL PENSION PLANS

  (A) PENSION EXPENSE

    The international defined benefit pension plans are both noncontributory and contributory and are funded in accordance with applicable local laws. Assets of the funded plans are invested primarily in

                            RIVERWOOD HOLDING, INC.

NOTE 16  PENSIONS (Continued)
equities and fixed income securities. The pension or termination benefits are based primarily on years of service and the employees' compensation.

    The pension expense related to the international plans consisted of the following:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
Components of net periodic pension cost:
  Service cost..........................     $   431        $ 1,229        $1,647
  Interest cost.........................       5,210          4,697         4,788
  Expected return on plan assets........      (5,485)        (5,384)       (5,406)
  Amortizations:
    Actuarial loss......................       2,072             --         1,947
                                             -------        -------        ------
  Net periodic pension cost.............     $ 2,228        $   542        $2,976
                                             =======        =======        ======
Assumptions:
  Discount rate.........................        5.75%          5.50%         5.50%
  Rates of increase in future
    compensation levels.................        4.00%          4.00%         4.00%
  Expected long-term rate of return on
    plan assets.........................        6.00%          6.00%         6.50%

    Approximately 295 employees participate in a multi-employer pension plan that provides defined benefits to employees under certain union-employer organization agreements. Pension expense for this plan was $3.5 million, $4.0 million, and $4.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    Effective March 31, 2001, the Company's Defined Benefit Pension Plan in the U.K. (the "U.K. Plan") was curtailed. No curtailment gain was recorded as the unrecognized net loss of the U.K. Plan at March 31, 2001 exceeded any gain calculated as a result of the curtailment. Effective March 31, 2001, the Company began a defined contribution savings plan in the U.K. to replace the curtailed U.K. Plan.

                            RIVERWOOD HOLDING, INC.

NOTE 16  PENSIONS (Continued)
  (B) FUNDED STATUS

    The following table sets forth the funded status of the international pension plans as of December 31:

                                                             2001          2000
                                                          -----------   -----------
                                                          (In thousands of dollars)
Change in benefit obligation:
  Benefit obligation at beginning of year...............   $101,529      $ 93,887
  Service cost..........................................        431         1,229
  Interest cost.........................................      5,210         4,697
  Plan participants contributions.......................        173           536
  Amendments............................................         --            --
  Actuarial (gain) loss.................................     (6,431)        4,461
  Benefits paid.........................................     (4,358)       (3,281)
                                                           --------      --------
  Benefit obligation at end of year.....................   $ 96,554      $101,529
                                                           ========      ========
Change in plan assets:
  Fair value of plan assets at beginning of year........   $ 97,003      $ 96,784
  Actual return on plan assets..........................     (5,524)          490
  Employer contributions................................      2,382         2,474
  Plan participants contributions.......................        173           536
  Benefits paid.........................................     (4,358)       (3,281)
                                                           --------      --------
  Fair value of plan assets at end of year..............   $ 89,676      $ 97,003
                                                           ========      ========
  Plan assets less than projected benefit obligation....   $ (6,878)     $ (4,526)
  Unrecognized net actuarial loss.......................      8,099         5,909
                                                           --------      --------
  Net amount recognized.................................   $  1,221      $  1,383
                                                           ========      ========
Amounts recognized in the Consolidated Balance Sheets
  consist of:
  Prepaid pension cost..................................   $  1,221      $  1,383
  Accrued pension liability.............................         --            --
                                                           --------      --------
  Net amount recognized.................................   $  1,221      $  1,383
                                                           ========      ========
Assumptions:
  Discount rate.........................................       5.75%         5.50%
  Rates of increase in future compensation levels.......       4.00%         4.00%

    As of December 31, 2001 and 2000, accrued retirement contributions for the international pension plans included in Compensation and Employee Benefits on the Consolidated Balance Sheets were $1.4 million and $1.6 million, respectively.

                            RIVERWOOD HOLDING, INC.

NOTE 16  PENSIONS (Continued)
DEFINED CONTRIBUTION PLANS

    The Company provides defined contribution plans for eligible U.S. employees. Salaried employees may make contributions of up to 16 percent of their compensation (6 percent pretax and 10 percent after tax). The Company matches
3 percent and may match up to a total of 6 percent of the eligible compensation, depending on the Company's performance.

    Hourly employees may make contributions of up to 16 percent of their compensation (pretax and after tax percentages vary based on negotiated union contracts). The Company matches various percentages of the eligible compensation base on negotiated union contracts.

    Contributions to these plans for the years ended December 31, 2001, 2000,and 1999 were $2.5 million, $2.3 million, and $2.4 million, respectively.

    Accrued plan contributions included in Compensation and Employee Benefits on the Consolidated Balance Sheets were $0.1 million and $0.1 million at December 31, 2001 and 2000, respectively.

NOTE 17  OTHER POSTRETIREMENT BENEFITS

    The Company sponsors postretirement health care plans that provide medical and life insurance coverage to eligible salaried and hourly retired U.S. employees and their dependents. No postretirement medical benefits are offered to salaried employees who began employment after December 31, 1993.

    The other postretirement benefits expense consisted of the following:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
Service cost............................     $  272         $  255         $  291
  Interest cost.........................      1,669          1,645          1,663
  Amortizations:
    Prior service cost..................       (162)          (162)          (162)
    Actuarial loss......................        151            124            184
                                             ------         ------         ------
  Net periodic pension cost.............     $1,930         $1,862         $1,976
                                             ======         ======         ======
Assumptions:
  Discount rate.........................        7.5%           7.5%           6.5%
  Initial health care cost trend rate...        7.5%           5.5%           5.5%
  Ultimate health care cost trend
    rate*...............................        5.0%           4.5%           4.5%
  Ultimate year*........................       2006           2001           2001

---------

*   The salaried plan's cost was capped beginning in 1999.

                            RIVERWOOD HOLDING, INC.

NOTE 17  OTHER POSTRETIREMENT BENEFITS--(Continued)

    The accrued postretirement benefit obligation at December 31 was as follows:

                                                              2001          2000
                                                           -----------   -----------
                                                           (In thousands of dollars)
Change in benefit obligation:
  Benefit obligation at beginning of year................   $ 22,703      $ 24,242
  Service cost...........................................        272           255
  Interest cost..........................................      1,669         1,645
  Actuarial loss (gain)..................................      2,013          (564)
  Assumptions............................................         --           176
  Benefits paid..........................................     (3,717)       (3,051)
                                                            --------      --------
  Benefit obligation at end of year......................   $ 22,940      $ 22,703
                                                            ========      ========
  Fair value of plan assets at end of year...............         --            --
                                                            --------      --------
  Accumulated postretirement benefit obligation in excess
    of plan assets.......................................   $(22,940)     $(22,703)
  Unrecognized net actuarial loss........................      2,660           860
  Unrecognized prior service credit......................     (1,676)       (1,838)
                                                            --------      --------
    Total accrued postretirement benefit obligation......   $(21,956)     $(23,681)
                                                            ========      ========

Assumptions:
  Discount rate..........................................       7.50%         7.50%
  Initial health care cost trend rate....................       7.00%         7.50%
  Ultimate health care cost trend rate*..................       5.00%         5.00%
  Ultimate year*.........................................       2006          2006

                                               1 Percentage     1 Percentage
                                              Point Increase   Point Decrease
                                              --------------   --------------
Health care trend rate sensitivity:
  Effect on total of interest and service
    cost components.........................       $ 26              $ (24)
  Effect on year-end postretirement benefit
    obligation..............................       $234              $(211)

---------

*   The salaried plan's cost was capped beginning in 1999.

NOTE 18  FOREIGN CURRENCY MOVEMENT EFFECT

    Net international currency transaction (losses) gains included in determining Income from Operations for the years ended December 31, 2001, 2000 and 1999 were $(1.4) million, $(0.1) million and $1.2 million, respectively.

                            RIVERWOOD HOLDING, INC.

NOTE 19  INCOME TAXES

    The U.S. and international components of (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
U.S.....................................    $(78,540)       $30,274       $(53,190)
International...........................      18,626          9,778         (4,655)
                                            --------        -------       --------
(Loss) Income before Income Taxes and
  Equity in Net Earnings of
  Affiliates............................    $(59,914)       $40,052       $(57,845)
                                            ========        =======       ========

    The provisions for Income Tax Expense on (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
Current:
  U.S. Federal..........................     $   --         $  850         $   --
  U.S. State and Local..................      1,651           (768)         1,787
  International.........................      7,108          2,927          2,149
                                             ------         ------         ------
Total Current...........................      8,759          3,009          3,936
                                             ------         ------         ------
  Income Tax Expense....................     $8,759         $3,009         $3,936
                                             ======         ======         ======

    A reconciliation of Income Tax Expense on (Loss) Income before Extraordinary Item and Cumulative Effect of a Change in Accounting Principle including Equity in Net Earnings of Affiliates at the federal statutory rate of 35% compared with the Company's actual Income Tax Expense is as follows:

                                           Year Ended     Year Ended     Year Ended
                                          December 31,   December 31,   December 31,
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                                  (In thousands of dollars)
Income (benefit) tax at U.S. statutory
  rate..................................    $(20,970)      $ 15,193       $(17,757)
U.S. federal taxes--AMT.................          --            850             --
U.S. state and local tax (benefit)......       1,651           (768)         1,787
Limitation on use of U.S. net operating
  losses................................      27,490        (11,771)        16,128
International tax rate differences......         (47)        (1,637)         2,850
Foreign withholding tax.................         635          1,142            928
                                            --------       --------       --------
Income Tax Expense......................    $  8,759       $  3,009       $  3,936
                                            ========       ========       ========

                            RIVERWOOD HOLDING, INC.

NOTE 19  INCOME TAXES --(Continued)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, were as follows:

                                                            2001          2000
                                                         -----------   -----------
                                                         (In thousands of dollars)
Property, plant and equipment..........................   $(274,081)    $(263,786)
Other..................................................      (5,321)       (2,014)
                                                          ---------     ---------
  Gross deferred tax liabilities.......................   $(279,402)    $(265,800)
                                                          ---------     ---------
Net operating loss carryforwards.......................     498,795       426,469
Other..................................................      (5,538)        6,955
                                                          ---------     ---------
  Gross deferred tax assets............................     493,257       433,424
                                                          ---------     ---------
Valuation allowance....................................    (219,747)     (174,859)
                                                          ---------     ---------
  Net deferred tax liability...........................   $  (5,892)    $  (7,235)
                                                          =========     =========

    The Company has determined that, as of both December 31, 2001 and 2000, it is more likely than not that no net deferred tax assets will be realized. The valuation allowance of $219.7 million and $174.9 million at December 31, 2001 and 2000, respectively, is maintained on net deferred tax assets for which the Company has not determined that realization is more likely than not.

    The U.S. federal net operating loss carryforward amount totals
$1,136.4 million, and expires in 2012, 2013, 2019, 2020 and 2021 in the amounts of $85.0 million, $421.5 million, $295.0 million, $196.8 million and $138.1 million, respectively. International net operating loss carryforward amounts total $114.5 million of which $9.5 million expire through 2011 and $105.0 million have no expiration date.

    Undistributed earnings intended to be reinvested indefinitely by the international subsidiaries totaled approximately $42.0 million at December 31, 2001. No U.S. deferred income tax has been recorded on these undistributed earnings.

NOTE 20  EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

    On June 21, 2001, the Company completed an offering of $250 million principal amount of the Initial 2001 Notes, bearing interest at 10 5/8 percent.The net proceeds of this offering were applied to prepay a portion of the outstanding borrowings under the Term Loan Facility resulting in a non-cash, extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

    On August 10, 2001, the Company entered into the 2001 Senior Secured Credit Agreement. The proceeds of the initial borrowings under the 2001 Facilities of approximately $386.0 million, including $51.0 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the Term Loan Facility and the Revolving Facility and to pay approximately
$12 million of the estimated $14 million of fees and expenses incurred in connection with the amendment and restatement of the Credit Agreement. During the third quarter of 2001, the Company recorded a non-cash, extraordinary charge to

                            RIVERWOOD HOLDING, INC.

NOTE 20 EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT -- (Continued) earnings of approximately $6.0 million, net of tax of nil, related to the write-off of the applicable remaining deferred debt issuance costs on the Term Loan Facility and the Revolving Facility.

    On October 3, 2000, the Company completed the sale of its 50 percent investment in Igaras (see Note 6). The Company applied $120 million and
$25 million of the sale proceeds to its 2001 and 2002 term loan maturities under theTerm Loan Facility, respectively. The Company recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

NOTE 21  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    The Company is exposed to fluctuations in interest rates on its variablerate debt and fluctuations in foreign currency transaction cash flows. The Company actively monitors these fluctuations and uses derivative instruments from time to time to manage its exposure. In accordance with its risk management strategy, the Company uses derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. The Company does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified. The Company's use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings.

    On January 1, 2001, the Company adopted SFAS No. 133 which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No.133, the Company recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately $1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in the accompanying Consolidated Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2001.

    The following is a summary of the Company's derivative instruments as of December 31, 2001 and the accounting policies it employs for each:

    HEDGES OF ANTICIPATED CASH FLOWS

    The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements, foreign currency forward and option contracts which have been recorded as Accumulated Derivative Instruments Loss in the accompanying Condensed Consolidated Balance Sheet at December 31,

                            RIVERWOOD HOLDING, INC.

NOTE 21  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES --(Continued)
2001 and as Derivative Instruments Loss in the accompanying Consolidated Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2001.

                                                          (In thousands
                                                           of dollars)
                                                          -------------
SFAS No. 133 transition adjustment......................     $(1,094)
Reclassification to earnings............................         331
Current period decrease in fair value...................      (3,807)
                                                             -------
Balance at December 31, 2001............................     $(4,570)
                                                             =======

    During the year ended December 31, 2001, there was no ineffective portion related to the changes in fair value of the interest rate swap agreements, foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness. The balance of $4.6 million recorded in Accumulated Derivative Instruments Loss at December 31, 2001 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense and other income over the next twelve months through December 31, 2002 is approximately $5.4 million and $0.8 million, respectively. The actual amount that will be reclassified to future earnings over the next twelve months will vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during the fourth quarter of 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

    DERIVATIVES NOT DESIGNATED AS HEDGES

    The Company has foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

NOTE 22  SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and cash paid (received), net of refunds, for income and franchise taxes was as follows:

                                   Year Ended     Year Ended     Year Ended
                                  December 31,   December 31,   December 31,
                                      2001           2000           1999
                                  ------------   ------------   ------------
                                          (In thousands of dollars)
Interest........................    $145,752       $173,180       $169,623
                                    ========       ========       ========
Income and franchise taxes......    $ 32,483       $  5,780       $ (5,293)
                                    ========       ========       ========

    See Note 15 to the Consolidated Financial Statements.

                            RIVERWOOD HOLDING, INC.

NOTE 23  RESTRUCTURING ACTIVITIES

    In connection with the global restructuring program initiated in the fourth quarter of 1998, the Company began reducing its European workforce by approximately 300 employees and implemented other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately $0.8 million was used in December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

                                                                  Other
                                                    Severance   Exit Costs    Total
                                                    ---------   ----------   --------
                                                        (In thousands of dollars)
Balance at 12/31/98...............................    21,205       3,537      24,742
Charges against accrual in 1999...................   (11,527)       (791)    (12,318)
                                                     -------      ------     -------
Balance at 12/31/99...............................     9,678       2,746      12,424
Net charges against accrual in 2000...............    (6,669)     (2,499)     (9,168)
                                                     -------      ------     -------
Balance at 12/31/00...............................   $ 3,009      $  247     $ 3,256
Net charges against accrual in 2001...............    (3,009)       (247)     (3,256)
                                                     -------      ------     -------
Balance at 12/31/01...............................   $    --      $   --     $    --
                                                     =======      ======     =======

    During 2000, the Company substantially completed the restructuring plan and reduced the reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. The Company completed this program during 2001 resulting in a reduction of its European workforce related to the 1998 restructuring by approximately 250 employees.

NOTE 24  BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

    The Company reports its results in two business segments: Coated Board and Containerboard. These segments are evaluated by the chief operating decision maker based primarily on income from operations and EBITDA. The Coated Board business segment includes the production and sale of coated board for beverage carrierboard and folding cartons from its West Monroe, Louisiana and Macon, Georgia mills and from its mill in Sweden; carton converting facilities in the United States, Europe and Brazil; and the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The Containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

    The Company's four separate geographic areas are the United States, Central/South America, Europe and Asia-Pacific. The United States area includes paper mills, beverage and folding carton plants, and packaging machinery facilities. The Central/South America area includes beverage and folding carton operations. The Europe area includes a coated recycled paperboard mill, beverage and folding carton operations, and a packaging machinery facility. The Asia-Pacific area includes beverage and folding carton operations.

                            RIVERWOOD HOLDING, INC.

NOTE 24  BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION -- (Continued)

    Business segment information is as follows:

                                                        Year Ended     Year Ended     Year Ended
                                                       December 31,   December 31,   December 31,
                                                           2001           2000           1999
                                                       ------------   ------------   ------------
                                                               (In thousands of dollars)
NET SALES:
Coated board.........................................   $1,156,210     $1,065,813     $1,062,671
Containerboard.......................................       93,676        126,549        111,994
                                                        ----------     ----------     ----------
                                                        $1,249,886     $1,192,362     $1,174,665
                                                        ==========     ==========     ==========
INCOME FROM OPERATIONS:
Coated board.........................................   $  142,929     $  161,372     $  151,453
Containerboard.......................................      (19,366)         5,183        (10,235)
Corporate(A).........................................      (25,511)        53,934        (20,755)
                                                        ----------     ----------     ----------
                                                        $   98,052     $  220,489     $  120,463
                                                        ==========     ==========     ==========
EBITDA(F):
Coated board.........................................   $  280,410     $  286,039     $  269,509
Containerboard.......................................         (986)        20,518          7,000
Corporate and eliminations...........................      (11,190)        (6,523)        (3,034)
                                                        ----------     ----------     ----------
                                                        $  268,234     $  300,034     $  273,475
                                                        ==========     ==========     ==========
RECONCILIATION OF INCOME FROM
OPERATIONS TO EBITDA:
Income from operations...............................   $   98,052     $  220,489     $  120,463
Add: Depreciation and amortization...................      137,258        143,541        142,597
  Dividends from equity investments..................          710          5,083          4,515
  Other non-cash charges(E)..........................       32,214        (69,079)         5,900
                                                        ----------     ----------     ----------
EBITDA(F)............................................   $  268,234     $  300,034     $  273,475
                                                        ==========     ==========     ==========

CAPITAL EXPENDITURES:
Coated board.........................................   $   51,852     $   57,669     $   42,505
Containerboard.......................................        2,562          3,231          3,782
Corporate............................................        3,256          1,162         19,731
                                                        ----------     ----------     ----------
                                                        $   57,670     $   62,062     $   66,018
                                                        ==========     ==========     ==========
DEPRECIATION AND AMORTIZATION:
Coated board.........................................   $  115,868     $  123,893     $  120,991
Containerboard.......................................       13,787         17,252         18,068
Corporate............................................        7,603          2,396          3,538
                                                        ----------     ----------     ----------
                                                        $  137,258     $  143,541     $  142,597
                                                        ==========     ==========     ==========

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                                (In thousands of dollars)
IDENTIFIABLE ASSETS AT DECEMBER 31:
Coated board(B)..........................................  $1,759,787   $1,734,802   $1,824,297
Containerboard(B)........................................     191,598      287,335      293,852
Corporate(C).............................................     106,207       99,220      244,993
                                                           ----------   ----------   ----------
                                                           $2,057,592   $2,121,357   $2,363,142
                                                           ==========   ==========   ==========

                            RIVERWOOD HOLDING, INC.

NOTE 24 BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION -- (Continued) Business geographic area information is as follows:

                                                   Year Ended     Year Ended     Year Ended
                                                  December 31,   December 31,   December 31,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
                                                          (In thousands of dollars)
NET SALES:
United States...................................   $  939,985     $  974,868     $  966,006
Central/South America...........................       17,372         15,473          6,313
Europe..........................................      203,393        208,794        228,503
Asia Pacific....................................      188,309         97,357         80,522
Eliminations(D).................................      (99,173)      (104,130)      (106,679)
                                                   ----------     ----------     ----------
                                                   $1,249,886     $1,192,362     $1,174,665
                                                   ==========     ==========     ==========
INCOME FROM OPERATIONS:
United States...................................   $   67,947     $  195,074     $  131,070
Central/South America...........................       (4,023)          (925)        (1,954)
Europe..........................................       12,477         12,030         (2,779)
Asia Pacific....................................       17,199          7,668          4,707
Eliminations(D).................................        4,452          6,642        (10,581)
                                                   ----------     ----------     ----------
                                                   $   98,052     $  220,489     $  120,463
                                                   ==========     ==========     ==========

                                                       2001         2000         1999
                                                    ----------   ----------   ----------
                                                         (In thousands of dollars)
IDENTIFIABLE ASSETS AT DECEMBER 31:
United States.....................................  $1,709,686   $1,805,760   $1,904,349
Central/South America.............................      29,330       35,851       10,803
Europe............................................     147,050      142,502      165,799
Asia Pacific......................................      64,893       38,569       36,228
Corporate(C)......................................     106,207       99,220      244,993
Eliminations(D)...................................         426         (545)         970
                                                    ----------   ----------   ----------
                                                    $2,057,592   $2,121,357   $2,363,142
                                                    ==========   ==========   ==========

---------

Notes:

(A) Primarily consists of unallocated general corporate expenses and the gain on the sale of Igaras (see Note 6) in 2000.

(B) Certain mill assets are allocated based on production.

(C) Corporate assets are principally the equity investment in Igaras (up to the date of sale), (see Note 6), cash and equivalents, prepaid pension costs and other prepayments, deferred loan costs, deferred tax assets and a portion of property, plant and equipment.

(D) Represents primarily the elimination of intergeographic sales and profits from transactions between the Company's U.S., Europe, Asia-Pacific and Central/South America operations.

                            RIVERWOOD HOLDING, INC.

NOTE 24  BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION -- (Continued)
(E) Other non-cash charges include non-cash charges for LIFO accounting, pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(F) EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Consolidated Statements of Operations or cash flow data. This definition of EBITDA may not be comparable to other companies' definitions of EBITDA as it is calculated based on the definition of EBITDA and GAAP as defined in the 2001 Senior Secured Credit Agreement.

NOTE 25  RELATED PARTY TRANSACTIONS

    On November 18, 1999, the Company loaned $5.0 million to a principal employee in a non-interest bearing note due March 26, 2002. On December 19, 2001, the Company extended the maturity of the loan through March 26, 2007. At December 31, 2001 and 2000 this receivable was included in Other Assets on the Consolidated Balance Sheets.

    The Company receives certain management services provided by Clayton, Dubilier and Rice, Inc. ("CD&R"), an affiliate of an equity investor in the Company. Charges for such services, including reimbursement of expenses, totaled approximately $0.5 million, $0.6 million, and $0.6 million for the years ended December 31, 2001, 2000, and 1999, respectively, and were included in Selling, General and Administrative in the Consolidated Statements of Operations and Comprehensive (Loss) Income.

NOTE 26  NEW ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations", which is effective January 1, 2002. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company adopted SFAS No. 141 on January 1, 2002 and does not believe that the adoption will have a significant impact on its financial position and results of operations.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "GOODWILL AND OTHER INTANGIBLE ASSETS", which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional

                            RIVERWOOD HOLDING, INC.

NOTE 26 NEW ACCOUNTING PRONOUNCEMENTS --(Continued) goodwill impairment test six months from the date of adoption. The adoption of SFAS No. 142 will result in the discontinuation of amortization of goodwill recorded at December 31, 2001 of approximately $8 million annually. Intangible assets with a determinable life will continue to be amortized over that period. The Company will adopt SFAS No. 142 as of January 1, 2002 and does not believe that any impairment charges will result from the adoption.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS", which is effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, as well as eliminating the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company adopted SFAS No. 144 on January 1, 2002 and the adoption did not have a significant impact on its financial position and results of operations.

NOTE 27  (LOSS) EARNINGS PER SHARE

    The following table is a reconciliation of the numerators and denominators used in computing basic and diluted earnings per common share (in thousands, except per share data):

                                                        Year Ended     Year Ended     Year Ended
                                                       December 31,   December 31,   December 31,
                                                           2001           2000           1999
                                                       ------------   ------------   ------------
Net (Loss) Income (numerator)........................    $(77,896)      $38,282        $(54,671)
Shares (denominator).................................
Weighted average common shares outstanding...........       7,568         7,564           7,557
Common shares issuable upon exercise of stock options
  (treasury stock method)............................          --           121              --
Shares used in diluted computation...................       7,568         7,685           7,557

                                                                2001       2000       1999
                                                              --------   --------   --------
Basic (loss) earnings per share:
(Loss) earnings per share before extraordinary item and
  cumulative effect of a change in accounting principal.....  $ (9.07)    $ 5.34     $(7.23)
Extraordinary loss per share on early extinguishment of
  debt, net of tax of $0....................................    (1.15)     (0.28)        --
Cumulative effect per share of a change in accounting
  principle, net of tax of $0...............................    (0.07)        --         --
                                                              -------     ------     ------
Net (loss) income per share.................................  $(10.29)    $ 5.06     $(7.23)
                                                              =======     ======     ======

                                                                2001       2000       1999
                                                              --------   --------   --------
Diluted (loss) earnings per share:
(Loss) earnings per share before extraordinary item and
  cumulative effect of a change in accounting principal.....  $ (9.07)    $ 5.26     $(7.23)
Extraordinary loss per share on early extinguishment of
  debt, net of tax of $0....................................    (1.15)     (0.28)        --
Cumulative effect per share of a change in accounting
  principle, net of tax of $0...............................    (0.07)        --         --
                                                              -------     ------     ------
Net (loss) income per share.................................  $(10.29)    $ 4.98     $(7.23)
                                                              =======     ======     ======

                            RIVERWOOD HOLDING, INC.

NOTE 27  (LOSS) EARNINGS PER SHARE (Continued)
    Employee stock options were not included in the computation of diluted
(loss) earnings per share for the years ended December 31, 2001 and 1999 because they would have an antidilutive effect on the (loss) earnings per share. As of December 31, 2001, options to purchase 545,410 shares of common stock were outstanding with a weighted-average exercise price of $89.70 per share. As of December 31, 1999, options to purchase 553,910 shares of common stock were outstanding with a weighted-average exercise price of $89.84 per share.

NOTE 28  SUBSEQUENT EVENT

    On April 23, 2002, the Company borrowed $250 million pursuant to an amendment to its senior secured credit agreement and will apply the proceeds therefrom to redeem in full the 1996 senior notes, which is expected to occur on May 23, 2002. In addition, the Company borrowed approximately $12 million under its revolving credit facility to pay fees and expenses related to the refinancing transaction.

                            RIVERWOOD HOLDING, INC.
                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

    Results of operations for the four quarters of 2001 and 2000 are shown below:

                                                            (Loss) Income                    Net (loss) income
                                                 Income        Before                            per share
                          Net        Gross        From      Extraordinary        Net        -------------------
(Quarter)               Sales(F)     Profit    Operations       Item        (Loss) Income    Basic     Diluted
---------              ----------   --------   ----------   -------------   -------------   --------   --------
                                           (In thousands of dollars)
2001
First................  $  288,600   $ 50,719    $ 10,817      $(29,665)       $(30,164)     $  (3.99)  $  (3.99)
Second(A)............     340,873     73,172      36,918        (4,672)         (7,442)         (.98)      (.98)
Third(B).............     321,682     74,170      40,116        (1,828)         (7,782)        (1.03)     (1.03)
Fourth(C)............     298,731     49,766      10,201       (32,508)        (32,508)        (4.30)     (4.30)
                       ----------   --------    --------      --------        --------      --------   --------
  Total..............  $1,249,886   $247,827    $ 98,052      $(68,673)       $(77,896)     $ (10.29)  $ (10.29)
                       ==========   ========    ========      ========        ========      ========   ========
2000
First................  $  286,329   $ 58,301    $ 24,096      $(21,163)       $(21,163)     $  (2.80)  $  (2.80)
Second...............     321,725     72,933      43,349        (3,655)         (3,655)         (.48)      (.48)
Third................     293,826     66,147      37,543        (9,297)         (9,297)        (1.23)     (1.23)
Fourth(D)(E).........     290,482     71,130     115,501        74,514          72,397          9.57       9.42
                       ----------   --------    --------      --------        --------      --------   --------
  Total(G)...........  $1,192,362   $268,511    $220,489      $ 40,399        $ 38,282      $   5.06   $   4.98
                       ==========   ========    ========      ========        ========      ========   ========

----------

Notes:

(A) During the second quarter of 2001, the Company recorded an extraordinary charge to earnings of approximately $2.8 million, net of tax of nil, related to the write-off deferred debt issuance costs (see Note 20 in Notes to Consolidated Financial Statements).

(B) During the third quarter of 2001, the Company recorded an extraordinary charge to earnings of approximately $6.0 million, net of tax of nil, related to the write-off deferred debt issuance costs (see Note 20 in Notes to Consolidated Financial Statements).

(C) During the fourth quarter of 2001, the Company recorded a charge of $12.3 million related to LIFO inventory valuation. The net debit relating to LIFO inventory valuation for the year ended December 31, 2001, was $12.3 million (see Note 5 in Notes to Consolidated Financial Statements).

(D) During the fourth quarter of 2000, the Company recorded a credit of $6.9 million related to LIFO inventory valuation. The net credit relating to LIFO inventory valuation for the year ended December 31, 2000, was $6.9 million (see Note 5 in Notes to Consolidated Financial Statements).

(E) On October 3, 2000, the Company completed the sale of the jointly-held subsidiary Igaras and recognized a gain of approximately $70.9 million in accordance with the sale (see Note 6 in Notes to Consolidated Financial Statements). During the fourth quarter of 2000, the Company recorded an extraordinary charge to earnings of approximately $2.1 million, net of tax of nil, related to the write-off of the applicable portion of deferred debt issuance costs (see Note 20 in Notes to Consolidated Financial Statements).

(F) The Company has reclassified the presentation of Net Sales and Cost of Sales information to conform with the current presentation format and Emerging Issues Task Force 00-10, "Accounting for Shipping and Handling Fees and Costs". Shipping and handling costs totaled $15.0 million in the first quarter of 2001, $17.0 million in the second quarter of 2001, $16.4 million in the third quarter of 2001, $16.5 million in the fourth quarter of 2001, $16.1 million in the first quarter of 2000, $17.2 million in the second quarter of 2000, $15.3 million in the third quarter of 2000 and $15.1 million in the fourth quarter of 2000. See Note 2 in Notes to Consolidated Financial Statements.

(G) Net (loss) income per share for the year 2000 does not equal the sum of the 2000 quarterly (loss) income per share amounts because employee stock options were not included in the computation of diluted (loss) income per share for the first, second and third quarters because they would have had an antidilutive effect on the (loss) income per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                           Page
                                         --------
Prospectus Summary.....................      1
Risk Factors...........................     10
Forward-Looking Statements and Industry
  Data.................................     21
Use of Proceeds........................     22
Dividend Policy........................     22
Capitalization.........................     23
Dilution...............................     24
Selected Consolidated Financial and
  Other Data...........................     25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     28
Business...............................     50
Management.............................     67
Principal Stockholders.................     87
Certain Relationships and Related Party
  Transactions.........................     89
Description of Certain Indebtedness....     91
Description of Capital Stock...........     96
Shares Eligible For Future Sale........    102
Certain United States Federal Tax
  Considerations For Non-U.S.
  Holders..............................    104
Underwriting...........................    107
Legal Matters..........................    110
Experts................................    110
Where You Can Find More Information....    110
Index to Financial Statements..........    F-1

                            ------------------------

    Through and including              , 2002 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                        Shares

                            Riverwood Holding, Inc.

                                  Common Stock

                             ---------------------

                                     [Logo]

                             ---------------------

                          JOINT BOOK-RUNNING MANAGERS

                              Goldman, Sachs & Co.

                                 Morgan Stanley
                                ---------------

                            Deutsche Bank Securities

                                    JPMorgan

                              Salomon Smith Barney

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Riverwood Holding, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee....................................  $32,200.00
NASD filing fee.........................................   30,500.00
Printing and engraving costs............................
Legal fees and expenses.................................
Accounting fees and expenses............................
Transfer Agent and Registrar fees.......................
Miscellaneous expenses..................................
                                                          ----------
Total...................................................  $
                                                          ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Riverwood Holding, Inc.'s certificate of incorporation provides for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that Riverwood Holding, Inc.'s directors shall have no personal liability to

Riverwood Holding, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Riverwood Holding, Inc. or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

    Riverwood Holding, Inc.'s by-laws provides for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information relates to all securities issued or sold by Riverwood Holding, Inc. in the last three years and not registered under the Securities Act and does not reflect the stock split of Riverwood Holding, Inc.'s common stock to be completed prior to the closing of this offering. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Rule 701 promulgated under Section 3(b) of the Securities Act and Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

    On May 7, 1999, Riverwood Holding, Inc. issued stock options to an executive officer of Riverwood Holding, Inc. to purchase 75,000 shares of common stock at an exercise price of $100 per share.

    On June 11, 1999, Riverwood Holding, Inc. sold an aggregate of 19,850 shares of common stock to an executive officer and employees of Riverwood
Holding, Inc. for a purchase price of $100 per share.

    On June 30, 1999, Riverwood Holding, Inc. issued stock options to its executive officers and employees to purchase an aggregate of 99,833 shares of common stock at an exercise price of $100 per share.

    On June 30, 1999, Riverwood Holding, Inc. issued an aggregate of 18,577 incentive stock units to its executive officers and employees in consideration of their services.

    On August 3, 1999, Riverwood Holding, Inc. sold 4,000 shares of common stock to an employee of Riverwood Holding, Inc. for a purchase price of $100 per share.

    On December 1, 1999, Riverwood Holding, Inc. issued stock options to an executive officer of Riverwood Holding, Inc. to purchase 10,667 shares of common stock at an exercise price of $100 per share.

    On December 1, 1999, Riverwood Holding, Inc. issued 2,667 incentive stock units to an executive officer of Riverwood Holding, Inc. in consideration of his services.

    On March 21, 2000, Riverwood Holding, Inc. sold 1,000 shares of common stock to an executive officer of Riverwood Holding, Inc. for a purchase price of $100 per share.

    On November 6, 2000, Riverwood Holding, Inc. issued stock options to its employees to purchase 5,000 shares of common stock at an exercise price of $115 per share.

    On November 6, 2000, Riverwood Holding, Inc. issued an aggregate of 1,000 incentive stock units to its employees in consideration of their services.

    On November 6, 2000, Riverwood Holding, Inc. sold an aggregate of 4,000 shares of common stock to its employees for a purchase price of $100 per share.

    On March 30, 2001, Riverwood Holding, Inc. sold 1,000 shares of common stock to an executive officer of Riverwood Holding, Inc. for a purchase price of $100 per share.

    On April 30, 2001, Riverwood Holding, Inc. sold 2,000 shares of common stock to an executive officer of Riverwood Holding, Inc. for a purchase price of $100 per share.

    Between January 1, 2002 and January 31, 2002, Riverwood Holding, Inc. issued stock options to its executive officers and employees to purchase an aggregate of 642,153 shares of common stock at an exercise price of $120 per share.

    Between January 1, 2002 and January 31, 2002, Riverwood Holding, Inc. issued an aggregate of 16,200 restricted stock units to its executive officers and employees in consideration of their services.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.

    The following exhibits are included as exhibits to this Registration Statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied in the parenthetical thereafter. If no parenthetical appears after an exhibit, such exhibit is filed herewith unless otherwise indicated.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
          1.1              --      Form of Underwriting Agreement.(*)

          3.1              --      Amended and Restated Certificate of Incorporation of
                                   Riverwood Holding, Inc.(*)

          3.2              --      Amended and Restated By-Laws of Riverwood Holding, Inc.(*)

          4.1              --      Form of Certificate for the Common Stock, par value $0.01
                                   per share.(*)

          4.2              --      Form of Rights Agreement.(*)

          4.3              --      Amended and Restated Credit Agreement, dated as of August
                                   10, 2001, among Riverwood International Corporation, the
                                   several banks and other financial institutions from time to time parties thereto, Bankers Trust Company, as syndication agent, and The Chase Manhattan Bank, as administrative
                                   agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s
                                   Quarterly Report on Form 10-Q filed August 14, 2001
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

          4.4              --      Amendment No. 1 and Waiver, dated as of April 23, 2002,
                                   among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank (formerly known as The Chase
                                   Manhattan Bank), as administrative agent.(*)

          4.5              --      Indenture, dated March 27, 1996, among RIC Holding, Inc.,
                                   Riverwood Holding, Inc., CDRO Acquisition Corporation and
                                   Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International
                                   Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as
                                   Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form
                                   10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.

          4.6              --      Indenture, dated March 27, 1996, among RIC Holding, Inc.,
                                   Riverwood Holding, Inc., CDRO Acquisition Corporation and
                                   Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of
                                   Riverwood International Corporation, together with the First
                                   Supplemental Indenture and the Second Supplemental Indenture
                                   thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual
                                   Report on Form 10-K filed April 16, 1996 (Commission File
                                   No. 1-11113), and incorporated herein by reference.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
          4.7              --      Indenture, dated as of July 28, 1997, among Riverwood
                                   International Corporation, RIC Holding, Inc., Riverwood
                                   Holding, Inc. and State Street Bank and Trust Company, as
                                   trustee, relating to the 10 5/8% Senior Notes due 2007 of
                                   Riverwood International Corporation. Filed as Exhibit 4.1 to
                                   the Registration Statement on Form S-4 (Registration No.
                                   333-33499) of Riverwood International Corporation, Riverwood
                                   Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.

          4.8              --      Indenture, dated June 21, 2001, among Riverwood
                                   International Corporation, RIC Holding Inc., Riverwood
                                   Holding, Inc. and State Street Bank and Trust Company, as
                                   trustee, relating to the 10 5/8% Senior Notes due 2007 of
                                   Riverwood International Corporation. Filed as Exhibit 4.12
                                   to Registration Statement on Form S-4 (Registration No.
                                   333-67550) of Riverwood International Corporation, Riverwood
                                   Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.

          5.1              --      Opinion of Debevoise & Plimpton.(*)

         10.1              --      Wood Products Supply Agreement, dated as of October 18,
                                   1996, between Plum Creek Timber Company, L.P. and Riverwood
                                   International Corporation, including a list of omitted
                                   annexes and an undertaking of Riverwood Holding, Inc. to
                                   furnish supplementally a copy of any such omitted annex to the Securities and Exchange Commission upon request. Filed as Exhibit 2c to Riverwood Holding, Inc.'s Current Report on
                                   Form 8-K filed October 21, 1996 (Commission File No.
                                   1-11113), and incorporated herein by reference.

         10.2              --      Form of Management Stock Subscription Agreement between
                                   Riverwood Holding, Inc. and the purchasers named therein.
                                   Filed as Exhibit 10.4 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.3              --      Form of Management Stock Option Agreement between Riverwood
                                   Holding, Inc. and the grantees named therein. Filed as
                                   Exhibit 10.5 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.4              --      Form of Registration and Participation Agreement among
                                   Riverwood Holding, Inc. and certain stockholders of
                                   Riverwood Holding, Inc. Filed as Exhibit 10.7 to
                                   Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

         10.5              --      Form of Riverwood Holding, Inc. Stock Incentive Plan. Filed
                                   as Exhibit 10.10 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.6              --      Form of Stockholders Agreement between Riverwood Holding,
                                   Inc. and the stockholders of Riverwood Holding, Inc. named therein. Filed as Exhibit 10.11 to Registration Statement on
                                   Form S-1 (Registration No. 33-80475) of Riverwood Holding,
                                   Inc. under the Securities Act of 1933, as amended, and
                                   incorporated herein by reference.

         10.7              --      Form of Indemnification Agreement among Riverwood Holding,
                                   Inc., RIC Holding, Inc., Riverwood International
                                   Corporation, Clayton, Dubilier & Rice, Inc. and Clayton,
                                   Dubilier & Rice Fund V Limited Partnership. Filed as Exhibit
                                   10.8 to Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

         10.8              --      Form of Consulting Agreement among Riverwood Holding, Inc.,
                                   RIC Holding, Inc., Riverwood International Corporation and
                                   Clayton, Dubilier & Rice, Inc. Filed as Exhibit 10.12 to
                                   Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
         10.9              --      Management Stock Option Agreement, dated as of March 31,
                                   1997, between Riverwood Holding, Inc. and Stephen M.
                                   Humphrey. Filed as Exhibit 10.2 to Riverwood Holding Inc.'s
                                   Quarterly Report on Form 10-Q filed May 9, 1997 (Commission
                                   File No. 1-11113), and incorporated herein by reference.

        10.10              --      Employment Agreement, dated as of July 14, 1997, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Thomas M. Gannon. Filed as Exhibit 10.13 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 5,
                                   1999 (Commission File No. 1-11113), and incorporated herein by reference.

        10.11              --      Management Stock Option Agreement, dated as of August 19,
                                   1998, between Riverwood Holding, Inc. and Thomas M. Gannon.
                                   Filed as Exhibit 10.14 to Riverwood Holding, Inc.'s Annual
                                   Report on Form 10-K filed March 5, 1999 (Commission File No.
                                   1-11113), and incorporated herein by reference.

        10.12              --      Form of Riverwood Holding, Inc. Supplemental Long-Term
                                   Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding,
                                   Inc.'s Annual Report on Form 10-K filed March 17, 2000
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

        10.13              --      Employment Agreement, dated as of September 1, 1998, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 17,
                                   2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.14              --      Employment Agreement, dated as of November 1, 1998, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 17,
                                   2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.15              --      Agreement, dated as of November 18, 1999, between Riverwood
                                   Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit
                                   10.18 to Riverwood Holding, Inc.'s Annual Report on Form
                                   10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.16              --      Amended and Restated Employment Agreement, dated January 1,
                                   2002, among Riverwood International Corporation, Riverwood
                                   Holding, Inc. and Stephen M. Humphrey.*

        10.17              --      Riverwood Holding, Inc. 2002 Management Incentive Plan.*

        10.18              --      Amendment No. 1, dated as of December 19, 2001, between
                                   Stephen M. Humphrey and Riverwood International Corporation,
                                   to the Promissory Note, dated November 18, 1999, by
                                   Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 11,
                                   2002 (Commission File No. 1-11113), and incorporated herein by reference.

        10.19              --      Promissory Note, dated as of November 18, 1999, by Stephen
                                   M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding,
                                   Inc.'s Annual Report on Form 10-K filed March 17, 2000
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

         21.1              --      List of subsidiaries. Filed as Exhibit 21 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 8,
                                   2001 (Commission File No. 1-11113), and incorporated herein by reference.

         23.1              --      Consent of Deloitte & Touche LLP.

         23.2              --      Consent of Debevoise & Plimpton.(*)

         24.1              --      Power of Attorney. Included on the signature page hereof.

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULE.

                            RIVERWOOD HOLDING, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                           (In thousands of dollars)

                                                  Balance    (Credits) Charges                 Balance
                                                 Beginning     to Costs and      Deductions    at End
(Classification)                                 of Period       Expenses           (a)       of Period
----------------                                 ---------   -----------------   ----------   ---------
Year ended December 31, 2001:
Allowances Reducing the Assets in the Balance
  Sheet:
  Doubtful accounts receivable.................  $  2,769         $  2,286         $(1,639)   $  3,416
  Deferred tax assets..........................   174,859           44,888              --     219,747
                                                 --------         --------         -------    --------
    Total......................................  $177,628         $ 47,174         $(1,639)   $223,163
                                                 ========         ========         =======    ========
Year ended December 31, 2000:
Allowances Reducing the Assets in the Balance
  Sheet:
  Doubtful accounts receivable.................  $  4,474         $    404         $(2,109)   $  2,769
  Deferred tax assets..........................   214,911          (40,052)             --     174,859
                                                 --------         --------         -------    --------
    Total......................................  $219,385         $(39,648)        $(2,109)   $177,628
                                                 --------         --------         -------    --------
Year ended December 31, 1999:
Allowances Reducing the Assets in the Balance
  Sheet:
  Doubtful accounts receivable.................  $  2,132         $  3,148         $  (806)   $  4,474
  Deferred tax assets..........................   175,612           39,299              --     214,911
                                                 --------         --------         -------    --------
    Total......................................  $177,744         $ 42,447         $  (806)   $219,385
                                                 ========         ========         =======    ========

------------------------

NOTE:
(a) The reductions in the allowance for doubtful accounts receivable relate principally to charges for which reserves were provided, net of recoveries.

ITEM 17. UNDERTAKINGS

    The registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 3, 2002.

                                                       RIVERWOOD HOLDING, INC.

                                                       BY:   /S/ STEPHEN M. HUMPHREY
                                                             -------------------------------------
                                                                    Stephen M. Humphrey
                                                             Name:
                                                                    PRESIDENT AND CHIEF EXECUTIVE
                                                                    OFFICER
                                                             TITLE:

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Humphrey, Edward W. Stroetz, Jr. and Thomas M. Gannon, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in connection therewith, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 /s/ B. CHARLES AMES
     -------------------------------------------       Chairman of the Board of       May 3, 2002
                   B. Charles Ames                       Directors

                                                       President, Chief Executive
               /s/ STEPHEN M. HUMPHREY                   Officer and Director
     -------------------------------------------         (Principal Executive         May 3, 2002
                 Stephen M. Humphrey                     Officer)

                                                       Senior Vice President and
                /s/ DANIEL J. BLOUNT                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and     May 3, 2002
                  Daniel J. Blount                       Accounting Officer)

                 /s/ KEVIN J. CONWAY
     -------------------------------------------       Director                       May 3, 2002
                   Kevin J. Conway

              /s/ LEON J. HENDRIX, JR.
     -------------------------------------------       Director                       May 3, 2002
                Leon J. Hendrix, Jr.

                 /s/ HUBBARD C. HOWE
     -------------------------------------------       Director                       May 3, 2002
                   Hubbard C. Howe

                /s/ ALBERTO CRIBIORE
     -------------------------------------------       Director                       May 3, 2002
                  Alberto Cribiore

                /s/ BRIAN J. RICHMAND
     -------------------------------------------       Director                       May 3, 2002
                  Brian J. Richmand

               /s/ LAWRENCE C. TUCKER
     -------------------------------------------       Director                       May 3, 2002
                 Lawrence C. Tucker

                /s/ SAMUEL M. MENCOFF
     -------------------------------------------       Director                       May 3, 2002
                  Samuel M. Mencoff

                 /s/ G. ANDREA BOTTA
     -------------------------------------------       Director                       May 3, 2002
                   G. Andrea Botta

                /s/ GIANLUIGI GABETTI
     -------------------------------------------       Director                       May 3, 2002
                  Gianluigi Gabetti

                                 Exhibit Index

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
          1.1
                           --      Form of Underwriting Agreement.(*)

          3.1
                           --      Amended and Restated Certificate of Incorporation of
                                   Riverwood Holding, Inc.(*)

          3.2
                           --      Amended and Restated By-Laws of Riverwood Holding, Inc.(*)

          4.1
                           --      Form of Certificate for the Common Stock, par value $0.01
                                   per share.(*)

          4.2
                           --      Form of Rights Agreement.(*)

          4.3
                           --      Amended and Restated Credit Agreement, dated as of August
                                   10, 2001, among Riverwood International Corporation, the
                                   several banks and other financial institutions from time to time parties thereto, Bankers Trust Company, as syndication agent, and The Chase Manhattan Bank, as administrative
                                   agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s
                                   Quarterly Report on Form 10-Q filed August 14, 2001
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

          4.4
                           --      Amendment No. 1 and Waiver, dated as of April 23, 2002,
                                   among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank (formerly known as The Chase
                                   Manhattan Bank), as administrative agent.(*)

          4.5
                           --      Indenture, dated March 27, 1996, among RIC Holding, Inc.,
                                   Riverwood Holding, Inc., CDRO Acquisition Corporation and
                                   Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International
                                   Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as
                                   Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form
                                   10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.

          4.6
                           --      Indenture, dated March 27, 1996, among RIC Holding, Inc.,
                                   Riverwood Holding, Inc., CDRO Acquisition Corporation and
                                   Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of
                                   Riverwood International Corporation, together with the First
                                   Supplemental Indenture and the Second Supplemental Indenture
                                   thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual
                                   Report on Form 10-K filed April 16, 1996 (Commission File
                                   No. 1-11113), and incorporated herein by reference.

          4.7
                           --      Indenture, dated as of July 28, 1997, among Riverwood
                                   International Corporation, RIC Holding, Inc., Riverwood
                                   Holding, Inc. and State Street Bank and Trust Company, as
                                   trustee, relating to the 10 5/8% Senior Notes due 2007 of
                                   Riverwood International Corporation. Filed as Exhibit 4.1 to
                                   the Registration Statement on Form S-4 (Registration No.
                                   333-33499) of Riverwood International Corporation, Riverwood
                                   Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
          4.8
                           --      Indenture, dated June 21, 2001, among Riverwood
                                   International Corporation, RIC Holding Inc., Riverwood
                                   Holding, Inc. and State Street Bank and Trust Company, as
                                   trustee, relating to the 10 5/8% Senior Notes due 2007 of
                                   Riverwood International Corporation. Filed as Exhibit 4.12
                                   to Registration Statement on Form S-4 (Registration No.
                                   333-67550) of Riverwood International Corporation, Riverwood
                                   Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.

          5.1
                           --      Opinion of Debevoise & Plimpton.(*)

         10.1
                           --      Wood Products Supply Agreement, dated as of October 18,
                                   1996, between Plum Creek Timber Company, L.P. and Riverwood
                                   International Corporation, including a list of omitted
                                   annexes and an undertaking of Riverwood Holding, Inc. to
                                   furnish supplementally a copy of any such omitted annex to the Securities and Exchange Commission upon request. Filed as Exhibit 2c to Riverwood Holding, Inc.'s Current Report on
                                   Form 8-K filed October 21, 1996 (Commission File No.
                                   1-11113), and incorporated herein by reference.

         10.2
                           --      Form of Management Stock Subscription Agreement between
                                   Riverwood Holding, Inc. and the purchasers named therein.
                                   Filed as Exhibit 10.4 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.3
                           --      Form of Management Stock Option Agreement between Riverwood
                                   Holding, Inc. and the grantees named therein. Filed as
                                   Exhibit 10.5 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.4
                           --      Form of Registration and Participation Agreement among
                                   Riverwood Holding, Inc. and certain stockholders of
                                   Riverwood Holding, Inc. Filed as Exhibit 10.7 to
                                   Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

         10.5
                           --      Form of Riverwood Holding, Inc. Stock Incentive Plan. Filed
                                   as Exhibit 10.10 to Registration Statement on Form S-1
                                   (Registration No. 33-80475) of Riverwood Holding, Inc. under the Securities Act of 1933, as amended, and incorporated
                                   herein by reference.

         10.6
                           --      Form of Stockholders Agreement between Riverwood Holding,
                                   Inc. and the stockholders of Riverwood Holding, Inc. named therein. Filed as Exhibit 10.11 to Registration Statement on
                                   Form S-1 (Registration No. 33-80475) of Riverwood Holding,
                                   Inc. under the Securities Act of 1933, as amended, and
                                   incorporated herein by reference.

         10.7
                           --      Form of Indemnification Agreement among Riverwood Holding,
                                   Inc., RIC Holding, Inc., Riverwood International
                                   Corporation, Clayton, Dubilier & Rice, Inc. and Clayton,
                                   Dubilier & Rice Fund V Limited Partnership. Filed as Exhibit
                                   10.8 to Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
         10.8
                           --      Form of Consulting Agreement among Riverwood Holding, Inc.,
                                   RIC Holding, Inc., Riverwood International Corporation and
                                   Clayton, Dubilier & Rice, Inc. Filed as Exhibit 10.12 to
                                   Registration Statement on Form S-1 (Registration No.
                                   33-80475) of Riverwood Holding, Inc. under the Securities
                                   Act of 1933, as amended, and incorporated herein by
                                   reference.

         10.9
                           --      Management Stock Option Agreement, dated as of March 31,
                                   1997, between Riverwood Holding, Inc. and Stephen M.
                                   Humphrey. Filed as Exhibit 10.2 to Riverwood Holding Inc.'s
                                   Quarterly Report on Form 10-Q filed May 9, 1997 (Commission
                                   File No. 1-11113), and incorporated herein by reference.

        10.10
                           --      Employment Agreement, dated as of July 14, 1997, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Thomas M. Gannon. Filed as Exhibit 10.13 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 5,
                                   1999 (Commission File No. 1-11113), and incorporated herein by reference.

        10.11
                           --      Management Stock Option Agreement, dated as of August 19,
                                   1998, between Riverwood Holding, Inc. and Thomas M. Gannon.
                                   Filed as Exhibit 10.14 to Riverwood Holding, Inc.'s Annual
                                   Report on Form 10-K filed March 5, 1999 (Commission File No.
                                   1-11113), and incorporated herein by reference.

        10.12
                           --      Form of Riverwood Holding, Inc. Supplemental Long-Term
                                   Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding,
                                   Inc.'s Annual Report on Form 10-K filed March 17, 2000
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

        10.13
                           --      Employment Agreement, dated as of September 1, 1998, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 17,
                                   2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.14
                           --      Employment Agreement, dated as of November 1, 1998, among
                                   Riverwood International Corporation, Riverwood Holding, Inc.
                                   and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 17,
                                   2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.15
                           --      Agreement, dated as of November 18, 1999, between Riverwood
                                   Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit
                                   10.18 to Riverwood Holding, Inc.'s Annual Report on Form
                                   10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.

        10.16
                           --      Amended and Restated Employment Agreement, dated January 1,
                                   2002, among Riverwood International Corporation, Riverwood
                                   Holding, Inc. and Stephen M. Humphrey.*

        10.17
                           --      Riverwood Holding, Inc. 2002 Management Incentive Plan.*

        10.18
                           --      Amendment No. 1, dated as of December 19, 2001, between
                                   Stephen M. Humphrey and Riverwood International Corporation,
                                   to the Promissory Note, dated November 18, 1999, by
                                   Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 11,
                                   2002 (Commission File No. 1-11113), and incorporated herein by reference.

Exhibit
Number                                                     Description
-------                            ------------------------------------------------------------
        10.19
                           --      Promissory Note, dated as of November 18, 1999, by Stephen
                                   M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding,
                                   Inc.'s Annual Report on Form 10-K filed March 17, 2000
                                   (Commission File No. 1-11113), and incorporated herein by
                                   reference.

         21.1
                           --      List of subsidiaries. Filed as Exhibit 21 to Riverwood
                                   Holding, Inc.'s Annual Report on Form 10-K filed March 8,
                                   2001 (Commission File No. 1-11113), and incorporated herein by reference.

         23.1
                           --      Consent of Deloitte & Touche LLP.

         23.2
                           --      Consent of Debevoise & Plimpton.(*)

         24.1
                           --      Power of Attorney. Included on the signature page hereof.

------------------------

*   To be filed by amendment.